Exhibit 10.7

CREDIT AGREEMENT

among

MARLIN MIDSTREAM PARTNERS, LP,

MARLIN MIDSTREAM, LLC,

and

MARLIN LOGISTICS, LLC,

as Co-Borrowers,

SOCIÉTÉ GÉNÉRALE,

as Administrative Agent, an Issuing Bank, Swing Line Bank and a Bank,

and

SG AMERICAS SECURITIES, LLC,

as Sole Lead Arranger and Sole Bookrunner,

and

THE OTHER FINANCIAL INSTITUTIONS WHICH

MAY BECOME PARTIES HERETO

Dated as of July 31, 2013

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

(continued)

Schedules:

1.01	Existing Letters of Credit
2.01	Commitments
6.15	Organization Structure
6.19	Material Contracts
6.21	Deposit Accounts, Securities Accounts and Brokerage Accounts
7.10	Permitted Indebtedness and Liens
7.18	Location of Inventory
10.02	Addresses for Notices

Annexes

A	Security Schedule

Exhibits:

A-1	Notice of Borrowing

A-2	Notice of Conversion / Continuation

B-1	Form of Revolving Note

B-2	Form of Swing Line Note

C	Form of Compliance Certificate

D	Certificate of Responsible Officer

E	Form of Commitment Increase Agreement

F	Form of New Bank Agreement

G	Form of Assignment and Assumption

-v-

CREDIT AGREEMENT

THIS CREDIT AGREEMENT (this “Agreement”) is dated as of July 31, 2013, among MARLIN MIDSTREAM PARTNERS, LP (“MMP”), a Delaware limited partnership, MARLIN MIDSTREAM, LLC (“Midstream”), a Texas limited liability company, MARLIN LOGISTICS, LLC (“Logistics”), a Texas limited liability company, (jointly, severally and together, the “Co-Borrowers,” and each individually, a “Co-Borrower”), SOCIÉTÉ GÉNÉRALE, as Agent, Issuing Bank, Swing Line Bank and a Bank, SG AMERICAS SECURITIES, LLC, as Sole Lead Arranger and Sole Bookrunner, and each other financial institution which may become a party hereto (collectively, the “Banks”).

In consideration of the mutual agreements, provisions and covenants contained herein, the parties agree as follows:

ARTICLE 1

DEFINITIONS

1.01 Certain Defined Terms. The following terms have the following meanings:

“Acceptable Counterparty” means a counterparty to a Swap Contract that at the time of entering into such Swap Contract is either (a) a Swap Bank or (b) a Person whose senior unsecured long-term debt obligations (or the senior unsecured long-term debt obligations of a guarantor of such Person’s obligations under the applicable Swap Contract, if applicable) are rated A- or higher by S&P and A3 or higher by Moody’s.

“Additional Debt” means Indebtedness for borrowed money other than Indebtedness described in Section 7.13.

“Adjusted Consolidated EBITDA” means Consolidated EBITDA for the most recent twelve (12) month period plus (a) amounts reasonably determined by the Agent in its sole discretion to take into account on a pro forma basis projects in progress of MMP and/or its Subsidiaries during such twelve-month period in an aggregate amount not to exceed the lesser of (i) 30% of Consolidated EBITDA for such period and (ii) $10,000,000.00, unless approved in advance by the Majority Banks, plus (b) amounts reasonably determined by the Agent in its sole discretion to take into account on a pro forma basis acquisitions made by MMP and/or its Subsidiaries during such twelve-month period minus (c) amounts reasonably determined by the Agent in its sole discretion to take into account on a pro forma basis dispositions made by MMP and/or its Subsidiaries during such twelve-month period, plus (d) amounts reasonably determined by the Agent in its sole discretion to take into account on a pro forma basis any contracts entered into by MMP and its subsidiaries during such twelve-month period of calculation, not to exceed an amount equal to ninety percent (90%) of a trailing twelve month run rate credit for such contracts, as though such contracts had been entered into on the first day of such period and plus or minus (e) such adjustments for any non-recurring income and expense as reasonably determined by the Agent in its sole discretion.

“Adjusted Consolidated Interest Expense” means (a) on any date of determination prior to the last day of the fourth full fiscal quarter ending after the Closing Date, Consolidated Interest Expense during the period from the Closing Date through such date of determination multiplied by the number of days during the period from the Closing Date through the last day of the fourth full fiscal quarter ending after the Closing Date divided by the number of days during the period from the Closing Date through such date of determination and (b) thereafter, Consolidated Interest Expense for the four fiscal quarter period then ending.

“Affiliate” means, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the other Person, whether through the ownership of voting securities, by contract, or otherwise.

“Affiliate Obligation” means indebtedness owing by an Affiliate of a Loan Party (which is not a Loan Party itself) to a Loan Party, provided (a) such Affiliate is engaged in a line of business similar to the lines of business carried on by the Loan Parties or in other business activities in the energy business related to such lines of business, and (b) a first priority security interest has been granted by such Loan Party to Agent in the amounts owed by the Affiliate in a manner satisfactory to Agent.

“Agent” means Société Générale in its capacity as administrative agent for the Banks hereunder, and any successor agent arising under Section 9.09.

“Agent Parties” has the meaning specified in Subsection 10.02(f).

“Agent-Related Persons” means Société Générale and any successor agent arising under Section 9.09, together with their respective Affiliates and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

“Agent’s Payment Office” means the address for payments set forth on Schedule 10.02 hereto in relation to Agent, or such other address as Agent may from time to time specify.

“Agreement” means this Credit Agreement.

“Anti-Terrorism Law” means any law relating to terrorism or money laundering, including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56.

“Applicable Margin” means the following percentages per annum, based upon, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness as of such date to (b) Adjusted Consolidated EBITDA determined as of the last day of the most recently ended fiscal quarter prior to or on the date of determination:

Pricing Level	Consolidated Funded Indebtedness to Adjusted Consolidated EBITDA	Eurodollar Rate Loans	Base Rate Loans
1	Greater than or equal to 3.00 to 1.00	3.75%	2.75%

2	Less than 3.00 to 1.00 but greater than or equal to 2.50 to 1.00	3.50%	2.50%
3	Less than 2.50 to 1.00 but greater than or equal to 2.25 to 1.00	3.25%	2.25%
4	Less than 2.25 to 1.00	3.00%	2.00%

For the purposes of the foregoing paragraph, Consolidated Funded Indebtedness and Adjusted Consolidated EBITDA shall be determined based upon the Co-Borrowers’ most recent Consolidated financial statements delivered pursuant to Section 7.01(b), and each change in the Applicable Margin resulting from a change in the ratio of Consolidated Funded Indebtedness to Adjusted Consolidated EBITDA shall be effective for each fiscal quarter on the Business Day following the date of delivery to the Agent of such Consolidated financial statements; provided, that if such Consolidated financial statements are not timely delivered to Agent within ten (10) days subsequent to the date when due, the pricing level shall be deemed to be in level 1.

“Assignment and Assumption” has the meaning specified in Subsection 10.08(a).

“Attorney Costs” means and includes all fees and disbursements of any law firm or other external counsel, the allocated cost of internal legal services and all disbursements of internal counsel.

“Bank Blocked Accounts” means the MMP Bank Blocked Account, the Midstream Bank Blocked Account, the Logistics Bank Blocked Account, the G&P Bank Blocked Account and the Turkey Creek Bank Blocked Account.

“Banks” means Société Générale and any other financial institution that may become a party to this Agreement. References to the “Banks” shall include the Issuing Banks and the Swing Line Bank; for purposes of clarification only, to the extent that the Issuing Banks or the Swing Line Bank, as applicable, may have any rights or obligations in addition to those of the Banks due to its status as an Issuing Bank or the Swing Line Bank, as applicable, its status as such will be specifically referenced.

“Bankruptcy Code” means the Federal Bankruptcy Reform Act of 1978, as amended (11 U.S.C. § 101, et seq.).

“Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus  1/2 of 1% and (c) the Eurodollar Rate for a one month maturity on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.0%; provided that, for the avoidance of doubt, for purposes of calculating the “Base Rate”, (x) “Prime Rate” shall mean, for any day, a rate per annum that is equal to the corporate base rate of interest established by the Agent prior to the delivery of the relevant borrowing notice (the Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually available) and (y) the Eurodollar Rate for any day shall be based on the rate appearing on Reuters Screen LIBOR 01

Page (or on any successor or substitute page of such page as determined by the Agent) at approximately 11:00 a.m. London time on such day. Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Eurodollar Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Eurodollar Rate, respectively.

“Base Rate Loan” means any Loan bearing interest based upon the Base Rate.

“Benefit Plan” means any employee benefit plan as defined in Section 3(3) of ERISA (whether governed by the laws of the United States or otherwise) to which any Loan Party incurs or otherwise has any obligation or liability, contingent or otherwise.

“Blocked Account Agreements” means the deposit account control agreements, three party agreements, and other similar agreements listed on the Security Schedule.

“Borrower Materials” has the meaning specified in Subsection 10.02(e).

“Borrowing” means a borrowing hereunder consisting of Loans made to one or more of the Co-Borrowers by the Banks or the Swing Line Bank, as applicable, under Article II.

“Borrowing Date” means any date on which a Borrowing occurs under Section 2.04.

“Building” has the meaning specified in Section 5.01.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close; and if such day relates to a Borrowing or continuation of, a payment or prepayment of principal of or interest on, or a conversion of or into, or the Interest Period for, a Eurodollar Loan or a notice by the Co-Borrowers with respect to any such Borrowing or continuation, payment, prepayment, conversion or Interest Period, any day which is also a day on which dealings in dollar deposits are carried out in the London interbank market.

“Capital Lease” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.

“Capital Lease Obligation” means, with respect to any Person and a Capital Lease, the amount of the obligation of such Person as the lessee under such Capital Lease which would, in accordance with GAAP, appear as a liability on a balance sheet of such Person as of the date of any determination thereof.

“Cash Collateral” means currency issued by the United States and Marketable Securities which have been Cash Collateralized for the benefit of the Secured Parties.

“Cash Collateralize” means to pledge and deposit with or deliver to the Agent, for the benefit of the Secured Parties, Cash Collateral as collateral for the Obligations pursuant to documentation in form and substance satisfactory to the Agent. The Co-Borrowers hereby grant the Agent, for the benefit of the Secured Parties, a security interest in all Cash Collateral and deposit account balances.

“CEA Swap Obligation” means, with respect to any Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Close-Out Amount” shall have the meaning ascribed to it in the Intercreditor Agreement.

“Closing Date” means the date on which all conditions precedent set forth in Section 5.02 are satisfied or waived by the Banks.

“Co-Borrowers” means, together, MMP, Midstream and Logistics. Any of the individual Co-Borrowers may be generically referred to as “Co-Borrower”.

“Code” means the Internal Revenue Code of 1986, and regulations promulgated thereunder.

“Collateral” means all assets of the Loan Parties including, without limitation, all accounts, equipment, chattel paper, inventory, Product in transit, the Bank Blocked Accounts, instruments, investment property, contract rights, general intangibles, fixed assets, and real estate, whether presently existing or hereafter acquired or created and the proceeds thereof.

“Commitment” means as to each Bank, its Revolving Commitment.

“Commitment Increase Agreement” means a Commitment Increase Agreement, substantially in the form of Exhibit E, among the Co-Borrowers, the Agent and a Revolving Bank, pursuant to which such Revolving Bank agrees to increase its Revolving Commitment as described in Section 2.02 of this Agreement.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Compliance Certificate” means a certificate, in the form attached hereto as Exhibit C, or any other form acceptable to the Agent.

“Consolidated” refers to the consolidation of any Person, in accordance with GAAP, with its properly Consolidated Subsidiaries. References herein to a Person’s Consolidated financial statements, financial position, financial condition, liabilities, etc., refer to the Consolidated financial statements, financial position, financial condition, liabilities, etc., of such Person and its properly Consolidated Subsidiaries.

“Consolidated EBITDA” means the sum of Consolidated Net Income for the most recent twelve (12) month period, plus (a) the following to the extent included in calculating such Consolidated Net Income: (i) Consolidated Interest Expense for such period, (ii) all income taxes (including any franchise taxes to the extent based upon net income) for such period, (iii) all depreciation and amortization (including amortization of intangible assets, debt issue costs and amortization under ASC Rule 718), (iv) customary non-capitalized expenses incurred in connection with the closing of the IPO, the closing of the Initial Drop Down and the closing of the Loan Documents and the initial Credit Extension thereunder and (v) other non-cash charges (including any provision for the reduction in the carrying value of assets recorded in accordance with GAAP, but excluding any non-cash charges that constitute an accrual of or reserve for future cash charges) for such period and minus (b) the following to the extent included in calculating such Consolidated Net Income: (i) all income tax credits for such period, and (ii) all non-cash items of income (other than account receivables and similar items arising from the normal course of business and reflected as income under accrual methods of accounting consistent with past practices) for such period.

“Consolidated Funded Indebtedness” means, as of any date, all Indebtedness under this Agreement and the other Loan Documents.

“Consolidated Interest Expense” means, for any period, the sum (without duplication) of the following (in each case, eliminating all offsetting debits and credits between the Co-Borrowers and their Subsidiaries and all other items required to be eliminated in the course of the preparation of Consolidated financial statements of MMP and its Subsidiaries in accordance with GAAP): all interest, commitment fees and letter of credit fees in respect of Indebtedness of the Co-Borrowers or any of their Subsidiaries (including imputed interest on Capital Lease Obligations) which are incurred during such period, whether accrued or expensed in such period, it being understood and agreed that underwriting fees, structuring fees, arrangement fees, upfront fees, fronting fees, other fees similar to the foregoing and any costs and expenses incurred in the termination of Midstream’s existing Interest Rate Contracts with Société Générale and its Affiliates on or about the Closing Date shall not be deemed to be commitment fees nor included in the calculation of Consolidated Interest Expense.

“Consolidated Net Income” means, for any period, without duplication, MMP’s and its Consolidated Subsidiaries’ gross revenues for such period, including any cash dividends or distributions actually received from any other Person during such period, minus MMP’s and its Subsidiaries’ expenses and other proper charges against income (including taxes on income to the extent imposed), determined on a Consolidated basis in accordance with GAAP consistently applied after eliminating earnings or losses attributable to outstanding minority interests and excluding the net earnings of any Person other than a Subsidiary in which MMP or any of its Subsidiaries has an ownership interest, plus amounts reasonably determined by the Agent in its sole discretion to take into account on a pro forma basis minimum volume commitment agreements entered into by MMP and/or its Subsidiaries containing shortfall payment provisions where the actual payment of such shortfall payment occurs subsequent to the period in question but is attributable to the period in question, so long as such shortfall payment is paid when due and is not subject to any material dispute. Consolidated Net Income shall be calculated without inclusion of (i) any gain or loss from the disposition of assets, (ii) any extraordinary gains or losses, or (iii) any non-cash gains or losses resulting from mark to market activity as a result of the implementation of ASC 815.

“Controlling Percentage” means, with respect to any Person, the percentage of the outstanding voting Equity Interests (including any options, warrants or similar rights to purchase such Equity Interests) of such Person having ordinary voting power which gives the direct or indirect holder of such Equity Interests the power to elect a majority of the board of directors (or other applicable governing body), or directors holding a majority of the votes of the board of directors (or other applicable governing body) of such Person.

“Conversion/Continuation Date” means any date on which, under Section 2.05, the Co-Borrowers (a) convert Loans of one Type to another Type, or (b) continue such Loans as Loans of the same Type, but with a new Interest Period.

“Credit Extension” means and includes (a) the making of any Loans hereunder, and (b) the Issuance of any Letters of Credit hereunder.

“Credit Policy” means the credit risk management policy of the Co-Borrowers, as such policy may be amended from time to time pursuant to Section 7.25.

“Cure Period” has the meaning specified in Subsection 7.09(c).

“Default” means any event or circumstance which, with the giving of notice, the lapse of time, or both, would (if not cured or otherwise remedied during such time) constitute an Event of Default.

“Default Period” means with respect to any Bank, the period during which such Bank is a Defaulting Bank.

“Default Rate” has the meaning specified in Section 2.10(a).

“Defaulting Bank” means any Bank, as reasonably determined by the Agent, the Issuing Banks or the Swing Line Bank, that has (a) failed to fund any portion of Loans or participations in any Letter of Credit or Swing Line Loan within two (2) Business Days of the date required to be funded by it hereunder, unless such Bank notifies the Agent and the Co-Borrowers in writing that such failure is the result of such Bank’s reasonable determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing), (b) notified the Co-Borrowers, the Agent, any Issuing Bank, the Swing Line Bank or any Bank in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under any other agreement in which it commits to extend credit (unless such writing or public statement relates to such Bank’s obligation to fund a Loan hereunder and states that such position is based on such Bank’s reasonable determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) failed, within two (2) Business Days after a request by the Agent, an Issuing Bank or the Swing Line Bank to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans and participations in then outstanding Letters of Credit and Swing Line Loans, (d) otherwise failed to pay over to the Agent, any Issuing Bank, the Swing Line Bank or any other Bank any other amount required to be paid by it hereunder within two (2) Business Days of the date when due, or (e) become or is insolvent or has a parent company that has become or is insolvent or become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, including the Federal Deposit Insurance

Corporation or any other state or federal regulatory authority acting in such a capacity, or has taken any action in furtherance of, or has indicated its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or has indicated its consent to, approval of or acquiescence in any such proceeding or appointment. With respect to any Bank that is a “Defaulting Bank” pursuant to clauses (a), (c) or (d) above, upon (i) such “Defaulting Bank” paying all amounts owed to the applicable Bank(s), Issuing Banks, the Swing Line Bank or the Agent pursuant to the terms hereof, as reasonably determined by such Bank(s), Issuing Banks, the Swing Line Bank and the Agent, as applicable, and (ii) the approval of the Co-Borrowers, Issuing Banks, the Swing Line Bank and Agent, such “Defaulting Bank” shall cease to be a “Defaulting Bank”.

“Disposition” or “Dispose” means the sale, transfer, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Documentary Letter of Credit” means a Letter of Credit which is intended at the time of Issuance to be drawn upon and excludes Standby Letters of Credit.

“Dollars,” “dollars” and “$” each mean lawful money of the United States.

“Effective Amount” means (i) with respect to any Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any Borrowings and prepayments or repayments of Loans occurring on such date; and (ii) with respect to any outstanding L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any Issuances of Letters of Credit occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including changes as a result of expiration or cancellation, any reimbursements of outstanding unpaid drawings under any Letters of Credit and any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.08 (subject to such consents, if any, as may be required under Section 10.08(a)).

“Enforcement Action” shall mean, collectively, or individually, any of the following: (a) to demand, sue for, take or receive from or on behalf of any Co-Borrower or Guarantor of any of the Obligations, by set-off or in any other manner, the whole or any part of any moneys which may now or hereafter be owing by any Co-Borrower or Guarantor with respect to the Obligations, (b) to initiate or participate with others in any suit, action or proceeding against any Co-Borrower or Guarantor to (i) enforce payment of or to collect the whole or any part of the Obligations, or (ii) commence judicial enforcement of any of the rights and remedies under the Loan Documents or applicable law with respect to the Obligations, (c) to accelerate any of the Obligations, or (d) to participate in any Insolvency Proceeding against, or with respect to any of the assets of, any Co-Borrower or Guarantor instituted by any creditor or taking any action to institute, or joinder with other creditors of any Co-Borrower or Guarantor for the purpose of instituting any Insolvency Proceeding against any Co-Borrower or Guarantor or of any portion of the assets of any Co-Borrower or Guarantor; and such term shall include the exercise remedies provided for in Section 8.02.

“Equity Cure Contribution” means a capital contribution by the Sponsor or its Affiliates (other than MMP and its Subsidiaries) permitted by the applicable organizational documents of MMP for purpose of curing a Default or Event of Default which, without such contribution, would occur as a result of a failure to comply with Section 7.09(a) or (b).

“Equity Interest” means, with respect to any Person, the shares of capital stock of (or other ownership or profit interests in) such Person, the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interest in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and any of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or non-voting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“Equity Investment” means the purchase or other acquisition by a Co-Borrower of any Equity Interest in another Person engaged in a line of business similar to the lines of business carried on by the Co-Borrowers or in other business activities in the energy business related to such lines of business.

“ERISA” means the Employee Retirement Income Security Act of 1974, and regulations promulgated thereunder.

“ERISA Affiliate” means, collectively, any Loan Party, and any Person under common control, or treated as a single employer, with any Loan Party, within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“ERISA Event” means any of the following: (a) a reportable event described in Section 4043 of ERISA (other than those events with respect to which the 30-day notice requirement has been duly waived under the applicable regulations) with respect to a Title IV Plan, (b) the withdrawal of any ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA, (c) the complete or partial withdrawal of any ERISA Affiliate from any Multiemployer Plan, (d) with respect to any Multiemployer Plan, the filing of a notice of reorganization, insolvency or termination (or treatment of a plan amendment as termination) under Section 4041A of ERISA, (e) the filing of a notice of intent to terminate a Title IV Plan (or treatment of a plan amendment as termination) under Section 4041(c) of ERISA, (f) the institution of proceedings to terminate a Title IV Plan or Multiemployer Plan by the PBGC, (g) the failure to make any required contribution to any Title IV Plan or Multiemployer Plan when due, (h) the imposition of a lien under Section 430 of the Code or Section 303 or 4068 of ERISA on any property (or rights to property, whether real or personal) of any ERISA Affiliate, and (i) any other event or condition that might reasonably be expected to constitute grounds under

Section 4042 of ERISA for a distress or involuntary termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan or for the imposition of any liability upon any ERISA Affiliate under Title IV of ERISA other than for PBGC premiums due but not delinquent.

“Eurocurrency Liabilities” has the meaning specified in Section 4.06.

“Eurodollar Rate” means for any Interest Period with respect to any Eurodollar Rate Loan, the rate per annum determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on Reuters Reference LIBOR 01 (or otherwise on such screen) at approximately, with respect to any Notice of Borrowing or Notice of Conversion/Continuation (as applicable), 11:00 am (London time) two (2) Business Days prior to the first day of such Interest Period. In the event that such rate does not appear or shall cease to be available from Reuters Reference LIBOR 01, then the Eurodollar Rate shall be determined from such financial reporting service or other information as shall be mutually acceptable to Agent and the Co-Borrowers that reflects an average British Bankers Association (or the successor thereto if the British Bankers Association is no longer making a Eurodollar Rate available) Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period.

“Eurodollar Rate Loan” means a Loan that bears interest at a rate based on the Eurodollar Rate.

“Event of Default” means any of the events or circumstances specified in Section 8.01.

“Excess Sales Proceeds” means Net Cash Proceeds from a Disposition which, within 180 days after the date of receipt of such Net Cash Proceeds, have not been applied or committed to the purchase of Product or capital assets used by a Co-Borrower in its present line of business.

“Excluded Equity Issuance” means (a) an issuance of Equity Interests to management, employees or consultants of a Loan Party under any employee stock option or stock purchase plan or other employee benefits plan or other similar agreements in existence from time to time, (b) an issuance of Equity Interests by a Loan Party to another Loan Party and (c) any issuance of Equity Interests the proceeds of which are utilized to make capital expenditures permitted by Section 7.24 or Permitted Acquisitions and, in each case, consummated within 90 days after such issuance of Equity Interests.

“Excluded Swap Obligation” means, with respect to any Loan Party, any CEA Swap Obligation if, and to the extent that, all or a portion of the guarantee of such Loan Party of, or the grant by such Loan Party of a security interest to secure, such CEA Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guarantee of such Loan Party or the grant of such security interest becomes effective with respect to such CEA Swap Obligation. If a CEA Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such CEA Swap Obligation that is attributable to swaps for which such guarantee or security interest is or becomes illegal.

“Existing Credit Agreement” means that certain Sixth Amended and Restated Credit Agreement dated as of December 17, 2012, among Spark Energy, L.P., a Texas limited partnership, Spark Energy Gas, LP, a Texas limited partnership, Marlin Products and Crude, L.P., a Texas limited partnership, Spark Energy Holdings, LLC, a Texas limited liability company, Midstream, G&P, and Spark Energy Ventures, LLC, a Texas limited liability company, Société Générale, as agent, issuing bank and a bank, SG Americas Securities, LLC, as sole lead arranger and sole bookrunner, Natixis New York Branch, as syndication agent, Compass Bank, Credit Agricole Corporate and Investment Bank, and Cooperatieve Centrale Raiffeisen-Boerenleenbank B.A., “Rabobank Nederland,” New York Branch, as co-documentation agents, and each other financial institution party thereto.

“Existing Letters of Credit” means all Letters of Credit issued for the account of Midstream which are outstanding as of the date hereof under the Existing Credit Agreement and listed on Schedule 1.01.

“Extraordinary Receipts” means gross proceeds received by any Co-Borrower relating to (a) insurance in respect of casualty to property that such Co-Borrower has determined (which determination must be made with reasonable promptness following such casualty) will not be applied to the repair or replacement thereof, (b) payments pursuant to any indemnity agreement, to the extent not utilized in connection with the cause or action for which such indemnity was granted or (c) pension reversions; provided that in no event shall such Extraordinary Receipts include Net Cash Proceeds.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“FDIC” means the Federal Deposit Insurance Corporation, and any Governmental Authority succeeding to any of its principal functions.

“Federal Funds Rate” means, for any day, the rate set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Bank of New York (including any such successor, “H.15(519)” on the preceding Business Day opposite the caption “Federal Funds (Effective)”; or, if for any relevant day such rate is not so published on any such preceding Business Day, the rate for such day will be the arithmetic mean as determined by the Agent of the rates for the last transaction in overnight Federal Funds arranged prior to 9:00 a.m. (New York City time) on that day by each of three leading brokers of Federal Funds transactions in New York City selected by the Agent.

“Foreign Bank” has the meaning specified in Section 9.10.

“FRB” means the Board of Governors of the Federal Reserve System, and any Governmental Authority succeeding to any of its principal functions.

“Further Taxes” means any and all present or future taxes, levies, assessments, imports, duties, deductions, fees, withholdings or similar charges (including, without limitation, net income taxes and franchise taxes), and all liabilities with respect thereto, imposed by any jurisdiction on account of amounts payable or paid pursuant to Section 4.01.

“G&P” means Marlin G&P I, LLC, a Texas limited liability company.

“G&P Bank Blocked Account” means G&P’s account nos. 0030329817, 0030329791, and 0030329833 maintained with Cadence Bank or an account with a depositary institution acceptable to Agent into which collections from G&P’s accounts will be deposited pursuant to Section 7.08.

“GAAP” means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination, consistently applied.

“General Partner” means Marlin Midstream GP, LLC, a Delaware limited liability company.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guarantors” means G&P, Turkey Creek, Murvaul Gas Gathering, LLC and each other Subsidiary of a Co-Borrower (other than a Co-Borrower).

“Guaranty Agreement” means (i) that certain Guaranty Agreement made by G&P in favor of the Agent for the ratable benefit of the Secured Parties, (ii) that certain Guaranty Agreement made by Turkey Creek in favor of the Agent for the ratable benefit of the Secured Parties, (iii) that certain Guaranty Agreement made by Murvaul Gas Gathering, LLC in favor of Agent for the ratable benefit of the Secured Parties and (iv) any other guaranty agreement executed from time to time by any Person in favor of the Agent in respect of any or all of the Obligations, as each may be amended, restated, supplemented or otherwise modified from time to time.

“Honor Date” has the meaning specified in Subsection 3.03(b).

“Increase Effective Date” has the meaning specified in Subsection 2.02(b).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c) net obligations of such Person under any Swap Contract;

(d) all obligations of such Person to pay the deferred purchase price of property or services (other than (i) trade accounts payable in the ordinary course of business that are not paid for more than 90 days after the date on which such trade account payable was due, and (ii) obligations that are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by any Co-Borrower);

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) Capital Lease Obligations and Synthetic Lease Obligations;

(g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any equity interest in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and

(h) all Guaranties of such Person in respect of any of the foregoing, but only to the extent that any such Guaranty does not guaranty the payment of amounts owed or which may be owed by a Co-Borrower or is not otherwise included as Indebtedness of a Co-Borrower.

For all purposes hereof, the Indebtedness of any Person shall (i) include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless, and to the extent that, such Indebtedness is expressly made non-recourse to such Person, and (ii) exclude any loans from an insurance company or an insurance premium finance company to finance all or any portion of the premium on any insurance policy maintained by any Co-Borrower or any of its Subsidiaries, but only to the extent consistent with past practice. The amount of any Capital Lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Indebtedness attributable in respect thereof as of such date. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.

“Initial Drop Down” means (a) the contribution of all of the Equity Interests of the Initial Drop Down Entities by the Sponsor and its Affiliates to MMP pursuant to the Initial Drop Down Documents in exchange for (i) common units of MMP, (ii) subordinated units of MMP and (iii) incentive distribution rights, (b) the repayment in full and termination of the Revolving Line (as defined in the Existing Credit Agreement) and the Term Loans (as defined in the Existing Credit Agreement), (c) the distribution of all of the Equity Interests of Logistics by Midstream to MMP and (d) the other transactions to occur contemporaneously therewith on the Closing Date pursuant to the Initial Drop Down Documents.

“Initial Drop Down Documents” means (a) that certain Contribution, Conveyance and Assumption Agreement, dated as of July 31, 2013 among MMP, the General Partner, Marlin IDR Holdings, LLC, a Delaware limited liability company, Midstream, Logistics, the Sponsor, NuDevco Partners Holdings, NuDevco Midstream, Spark Energy Ventures, LLC, a Delaware limited liability company and W. Keith Maxwell III, in substantially the same form as the applicable exhibit attached to the Registration Statement, (b) that certain Cash Warranty Deed to be dated on or about the Closing Date by Midstream in favor of NuDevco Midstream, in substantially the same form as the draft provided to the Agent prior to the date hereof, (c) that certain Assignment and Bill of Sale to be dated on or about the Closing Date between Midstream, as assignor, and NuDevco Midstream, as assignee, in substantially the same form as the draft provided to the Agent prior to the date hereof, (d) that certain Assignment, Conveyance, Deed and Bill of Sale to be dated on or about the Closing Date between Midstream, as assignor, and NuDevco Midstream, as assignee, in substantially the same form as the draft provided to the Agent prior to the date hereof, (e) that certain Assignment to be dated on or about the Closing Date between Midstream, as assignor, and NuDevco Midstream, as assignee, in substantially the same form as the draft provided to the Agent prior to the date hereof, (f) that certain Contribution Agreement dated on or about July 23, 2013 between the Sponsor and W. Keith Maxwell III, in substantially the same form as the draft provided to the Agent prior to the date hereof, (g) that certain Contribution Agreement dated on or about July 23, 2013 among the Sponsor and NuDevco Partners Holdings, in substantially the same form as the draft provided to the Agent prior to the date hereof, (h) that certain Contribution, Conveyance and Assumption Agreement to be dated on or about the Closing Date among the Sponsor, NuDevco Partners Holdings and W. Keith Maxwell III, in substantially the same form as the draft provided to the Agent prior to the date hereof, (i) that certain Assignment of Contracts to be dated on or about the Closing Date by Midstream in favor of Associated Energy Services, LP, a Texas limited partnership, in substantially the same form as the draft provided to the Agent prior to the date hereof, (j) that certain Assignment, Assumption and Release Agreement to be dated on or about the Closing Date among Midstream, NuDevco Midstream and Spark Energy Gas, LP, a Texas limited partnership, in substantially the same form as the draft provided to the Agent prior to the date hereof, and (k) that certain Termination Agreement to be dated on or about the Closing Date between Midstream and Spark Energy Gas, LP, a Texas limited partnership, in substantially the same form as the draft provided to the Agent prior to the date hereof.

“Initial Drop Down Entities” means Midstream, Logistics and the Guarantors.

“Insolvency Proceeding” means with respect to any Person (a) any case, action or proceeding with respect to such Person before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors, or other similar arrangements in respect of its creditors generally or any substantial portion of its creditors; undertaken under U.S. Federal, state or foreign law, including the Bankruptcy Code.

“Intercreditor Agreement” means the Intercreditor Agreement dated as of July 31, 2013 among the Banks relating to the sharing of Collateral with and among the Swap Banks, as amended from time to time.

“Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan except if the Interest Period for such Loan is longer than 90 days, then the 90th day after such Loan is made; and (b) as to any Base Rate Loan, the later of (i) the 5th Business Day of each fiscal quarter, or (ii) the date of payment shown on the billing delivered to the Co-Borrowers by the Agent, but in no event later than the Revolving Maturity Date.

“Interest Period” means, as to any Eurodollar Rate Loan, the period commencing on the Borrowing Date of such Loan or on the Conversion/Continuation Date on which the Loan is converted into or continued as a Eurodollar Rate Loan, and ending on the date that is one or two weeks or one, two, three or six months thereafter, as selected by the Co-Borrowers, in the Notice of Borrowing or Notice of Conversion/Continuation as the ending date thereof; provided, however, that:

(a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Rate Loan, such Business Day falls in another calendar month, in which case such Interest Period shall end on the preceding Business Day;

(b) any Interest Period pertaining to a Eurodollar Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c) no Interest Period shall extend beyond the Revolving Maturity Date.

“Interest Rate Contract” means any agreement entered into with any Swap Bank, whether or not in writing, relating to any single transaction that is an interest rate protection agreement, interest rate future, interest rate option, interest rate swap, interest rate cap, collar or other interest rate hedge arrangement. No Interest Rate Contract will be executed hereunder unless it is subject to the applicable ISDA Master Agreement or its equivalent (i.e., long-form confirmations).

“IPO” means the initial public offering of MMP’s common units representing limited partner interests.

“IRS” means the Internal Revenue Service, and any Governmental Authority succeeding to any of its principal functions under the Code.

“Issuance Date” means the date on which any Letter of Credit is actually Issued hereunder.

“Issue” means, with respect to any Letter of Credit, to issue or to extend the expiry of, or to renew or increase the amount of, such Letter of Credit; and the terms “Issued,” “Issuing” and “Issuance” have corresponding meanings.

“Issuing Bank Sub-Limit” means, with respect to each Issuing Bank, the limit set opposite such Issuing Bank under the heading “Sub-Limit” in the table below or such other amount as may be agreed to in writing by the Co-Borrowers, the Agent and the applicable Issuing Bank:

Issuing Bank	Sub-Limit
Société Générale	$30,000,000.00

“Issuing Bank” means Société Générale and any of its Affiliates and any other Bank or any Affiliate of any Bank that has requested and has received Agent’s consent to Issue Letters of Credit hereunder, in such Bank’s or Affiliate’s capacity as an issuer of one or more Letters of Credit hereunder.

“L/C Advance” means each Bank’s participation in any L/C Borrowing or Reducing L/C Borrowing in accordance with its Pro Rata Share (or, if a Defaulting Bank exists, and without limitation to the obligations of such Defaulting Bank under this Agreement, with respect to each Non-Defaulting Bank, its Pro Rata Adjusted Advance Share, if applicable) with respect to Letters of Credit Issued prior to the Conversion to Reduced Funding Banks Date and the Approving Banks’ participation in any L/C Borrowing or Reducing L/C Borrowing in accordance with its Pro Rata Share (or, if a Defaulting Bank exists, and without limitation to the obligations of such Defaulting Bank under this Agreement, with respect to each Non-Defaulting Bank, its Pro Rata Adjusted Advance Share, if applicable) with respect to all Letters of Credit Issued thereafter.

“L/C Amendment Application” means an application form for amendment of outstanding Standby or Documentary Letters of Credit as shall at any time be in use at the Issuing Bank, as the Issuing Bank shall request.

“L/C Application” means an application form for Issuances of Standby or Documentary Letters of Credit as shall at any time be in use at the Issuing Bank, as the Issuing Bank shall request.

“L/C Borrowing” means an extension of credit under the Revolving Line resulting from either a drawing under any Letter of Credit or a Reducing L/C Borrowing, which extension of credit shall not have been reimbursed on the date when made nor converted into a Borrowing of Revolving Loans under Section 3.03.

“L/C Issuance” means the Issuance of a Letter of Credit under the Revolving Line.

“L/C Obligations” means at any time the sum of (a) the aggregate undrawn amount of all Letters of Credit then outstanding, plus (b) the amount of all unreimbursed drawings under all Letters of Credit, which will constitute an L/C Borrowing until reimbursed or converted into a Borrowing of Revolving Loans.

“L/C-Related Documents” means the Letters of Credit, the L/C Applications, the L/C Amendment Applications and any other document relating to any Letter of Credit, including, but not limited to, any of the Issuing Bank’s standard form documents for letter of credit issuances.

“L/C Sub-limit Caps” means the following sub-limit caps upon L/C Obligations under particular types of Letters of Credit Issued under the Revolving Line as follows:

(a) Documentary and Standby Letters of Credit issued for the purpose of financing the purchase of Product and financing natural gas gathering, treating and processing and crude oil logistics activities and Performance Standby Letters of Credit, in each case with terms of up to 90 days - $20,000,000.00.

(b) Documentary and Standby Letters of Credit issued for the purpose of financing the purchase of Product and financing natural gas gathering, treating and processing and crude oil logistics activities and Performance Standby Letters of Credit, in each case with terms of greater than 90 days and up to 365 days - $10,000,000.

Provided that any Letters of Credit that do not match the terms stated above due to the inclusion of an automatic renewal provision shall be permitted as long as the maximum number of days required for notice of non-renewal is ninety (90) days for Performance Standby Letters of Credit, and sixty (60) days for all other types of Letters of Credit. If Revolving Commitments are increased pursuant to Section 2.02, the L/C Sub-limit Cap set forth in subpart (a) above shall be increased pro-rata based on the amount of any increase in the Revolving Commitments under Section 2.02 in excess of $50,000,000 in the aggregate, but shall not exceed $30,000,000 and the L/C Sub-limit Cap set forth in subpart (b) above shall be increased pro-rata based on the amount of any increase in the Revolving Commitments under Section 2.02 in excess of $50,000,000 in the aggregate, but shall not exceed $15,000,000. Such increases to be notified to the Co-Borrowers and the Banks pursuant to Section 2.02(c).

“Letters of Credit” means (a) any letters of credit (whether Standby Letters of Credit or Documentary Letters of Credit) issued by the Issuing Bank under the Revolving Line pursuant to Article III, and (b) any Reducing Letters of Credit.

“Letters of Credit Fee Rate” means the following percentages per annum, based upon, as of any date of determination, the ratio of (i) Consolidated Funded Indebtedness as of such date to (ii) Adjusted Consolidated EBITDA:

Pricing Level	Consolidated Funded Indebtedness to Adjusted Consolidated EBITDA	Letters of Credit described in clauses (a) under L/C Sub- limit Caps	Letters of Credit described in clause (b) under L/C Sub- limit Caps
1	Greater than or equal to 3.00 to 1.0	2.75%	3.00%
2	Less than 3.00 to 1.0 but greater than or equal to 2.50 to 1.0	2.50%	2.75%
3	Less than 2.50 to 1.0 but greater than or equal to 2.25 to 1.0	2.25%	2.50%
4	Less than 2.25 to 1.0	2.00%	2.25%

For the purposes of the foregoing, Consolidated Funded Indebtedness and Adjusted Consolidated EBITDA shall be determined based upon the Co-Borrowers’ most recent Consolidated financial statements delivered pursuant to Section 7.01(b), and each change in the Letter of Credit Fee Rate resulting from a change in the ratio of Consolidated Funded Indebtedness to Adjusted Consolidated EBITDA shall be effective for each fiscal quarter on the Business Day following the date of delivery to the Agent of such Consolidated financial statements; provided that if such Consolidated financial statements are not timely delivered to Agent within ten (10) days subsequent to the date when due, the pricing level shall be deemed to be in level 1.

“Leverage Adjustment Period” means a period determined by the Agent in its sole discretion, but not to exceed four (4) consecutive calendar months commencing on the first day of the month during which MMP or any of its Consolidated Subsidiaries consummates any Permitted Acquisition in which the total consideration (including the adjustment of purchase price or similar adjustments) therefor exceeds $5,000,000 (whether such total consideration is paid in cash, by the assumption of Indebtedness of the Person or assets so acquired, or otherwise) and ending on a date determined by the Agent in its sole discretion, which shall be no later than the last day of the fourth (4th) calendar month following such date.

“Lien” means any security interest, mortgage, deed of trust, pledge, hypothecation, assignment, charge or other encumbrance, lien (statutory or otherwise) or preferential arrangement of any kind or nature whatsoever in respect of any property (including those created by, arising under or evidenced by any conditional sale or other title retention agreement, the interest of a lessor under a capital lease, any financing lease having substantially the same economic effect as any of the foregoing, or the filing of any financing statement naming any Co-Borrower as debtor, under the Uniform Commercial Code or any comparable law).

“Loan” means (a) an extension of credit by the Banks to the Co-Borrowers under Article II or Article III in the form of a Revolving Loan or an L/C Advance and (b) any Swing Line Loan.

“Loan Documents” means this Agreement, the Notes, the Guaranty Agreement, the Security Documents, the Intercreditor Agreement, the L/C-Related Documents, each Subordination Agreement, if and when in effect, and all other documents delivered to the Banks in connection herewith, each as amended, modified or restated from time to time.

“Loan Party” means each Co-Borrower and each Guarantor.

“Logistics Bank Blocked Account” means Logistics’ account no. 6701358749 maintained with Compass Bank or an account with a depositary institution acceptable to Agent into which collections from Logistics’ accounts will be deposited pursuant to Section 7.08.

“Majority Banks” means, as of any date of determination, Banks having more than 50% of Commitments or, if the Commitment of each Bank to make Loans and the obligation of the Issuing Bank to Issue Letters of Credit have been terminated pursuant to Section 8.02, Banks holding in the aggregate more than 50% of the Effective Amount of all Loans and L/C Obligations (with the aggregate amount of each Bank’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Bank for purposes of this definition).

“Margin Stock” means “margin stock” as such term is defined in Regulation T, U or X of the FRB.

“Marketable Securities” means (a) certificates of deposit issued by any bank with a Fitch rating of A or better, (b) commercial paper rated P-1, A-1 or F-1, (c) bankers acceptances rated Prime, or (d) U.S. Government obligations with tenors of 90 days or less.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, condition (financial or otherwise) or prospects of the Loan Parties taken as a whole, (b) a material impairment of the ability of any Loan Parties or the Loan Parties to perform under any Loan Document and to avoid any Event of Default, or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Co-Borrower or the Co-Borrowers or any Guarantor of any Loan Document or the rights and remedies of the Agent, Issuing Bank, Swing Line Bank or the Banks thereunder.

“Material Contracts” means each agreement listed on Schedule 6.19.

“Midstream” means Marlin Midstream, LLC, a Texas limited liability company.

“Midstream Bank Blocked Account” means Midstream’s account no. 23159538 maintained with Compass Bank or an account with a depositary institution acceptable to Agent into which collections from Midstream’s accounts will be deposited pursuant to Section 7.08.

“MMP Bank Blocked Account” means MMP’s account no. 6710463830 maintained with Compass Bank or an account with a depositary institution acceptable to Agent into which collections from MMP’s accounts will be deposited pursuant to Section 7.08.

“Moody’s” means Moody’s Investors Service, Inc., or its successor.

“Multiemployer Plan” means any multiemployer plan, as defined in Section 400l(a)(3) of ERISA, to which any ERISA Affiliate incurs or otherwise has any obligation or liability, contingent or otherwise.

“Net Cash Proceeds” means the remainder of (a) the gross cash proceeds received by any Co-Borrower or any of its Subsidiaries from (i) a Disposition, or (ii) the issuance of Additional Debt or Equity Interests, as applicable, less (b) underwriter discounts and commissions, investment banking fees, legal, accounting and other professional fees and expenses, and other usual and customary transaction costs, in each case only to the extent paid or payable by a Co-Borrower or any of its Subsidiaries in cash and related to such Disposition, Additional Debt issuance or Equity Interests issuance, as applicable.

“New Bank Agreement” means a New Bank Agreement, substantially in the form of Exhibit F, among the Co-Borrowers, the Agent, and a new financial institution making a Revolving Commitment pursuant to Section 2.02 of this Agreement.

“Non Defaulting Bank” means, at any time, each Bank that is not a Defaulting Bank at such time.

“Notes” means the Revolving Notes and the Swing Line Note.

“Notice of Borrowing” means a request by the Co-Borrowers to the Agent for either a Borrowing of Loans or an L/C Issuance, each such notice to be in the appropriate form attached hereto as Exhibit A-1 or in any other form acceptable to the Agent.

“Notice of Conversion/Continuation” means a notice in substantially the form of Exhibit A-2.

“NuDevco Midstream” means NuDevco Midstream Development, LLC, a Texas limited liability company.

“NuDevco Partners Holdings” means NuDevco Partners Holdings, LLC, a Texas limited liability company.

“Obligations” means (a) all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, including, but not limited to, the obligation to reimburse

L/C Obligations to an Issuing Bank, due or to become due, now existing or hereafter arising and, including without limitation, Revolving Obligations, L/C Obligations and interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof or any proceeding under any debtor relief laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding, and (b) all indebtedness, liabilities and obligations owing by Loan Party to any Swap Bank under a Swap Contract, whether due or to become due, absolute or contingent, or now existing or hereafter arising, including Swap Contracts in effect on the Closing Date (as such Swap Contracts may be amended from time to time); provided that (i) when any Swap Bank assigns or otherwise transfers any interest held by it under any Swap Contract to any other Person pursuant to the terms of such agreement, the obligations thereunder shall constitute Swap Obligations only if such assignee or transferee is also then a Bank or an Affiliate of a Bank and a party to the Intercreditor Agreement and (ii) if a Swap Bank ceases to be a Bank or an Affiliate of a Bank hereunder, obligations owing to such Swap Bank shall be included as Swap Obligations only to the extent such obligations arise from transactions under such individual Swap Contracts (and not the master agreement between such parties) entered into prior to the time such Swap Bank ceases to be a Bank or an Affiliate of a Bank hereunder, without giving effect to any extension, increases, or modifications thereof which are made after such Swap Bank ceases to be a Bank or an Affiliate of a Bank hereunder; provided further that, “Obligations” shall exclude any Excluded Swap Obligations. For purposes of determining the amount of the Loan Parties’ Swap Obligations, the amount of such Swap Obligation shall be an amount equal to the Close-Out Amount with respect to any Swap Contract.

“OFAC” means the U.S. Treasury Department Office of Foreign Assets Control.

“Originating Bank” has the meaning specified in Subsection 10.08(d).

“Other Taxes” means any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Loan Documents.

“Participant” has the meaning specified in Subsection 10.08(d).

“Participant Register” has the meaning specified in Subsection 10.08(d).

“Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of MMP, substantially in the form attached as Appendix A to the Prospectus to be entered into at or prior to the closing of the IPO.

“Patriot Act” has the meaning specified in Section 10.21.

“PBGC” means the Pension Benefit Guaranty Corporation and any successor thereto.

“Performance Standby Letters of Credit” means Standby Letters of Credit securing performance obligations, transportation obligations, swap obligations or other obligations of the Co-Borrowers owing to pipeline companies.

“Permitted Acquisitions” means the acquisition of (x) more than 50% of the voting Equity Interest in another Person, (y) any business, division or enterprise, or all or substantially all of the assets of another Person or (z) any other assets of any Person (excluding Equity Interests) with an aggregate fair market value (as reasonably determined by the Co-Borrowers) in excess of $1,000,000, provided (a) such acquisition is consistent with the lines of business presently conducted by the Co-Borrowers or in other business activities in the energy business related to such lines of business, (b) before and immediately after giving effect to such acquisition no Default or Event of Default shall have occurred and be continuing, (c) before and immediately after giving effect to such acquisition, the Co-Borrowers shall be in pro forma compliance with the financial covenants in Section 7.09, (d) the purchase price for any such acquisition does not exceed $10,000,000.00 without the prior written consent of the Agent or $20,000,000.00 without the prior written consent of the Majority Banks, (e) (i) in the case of an acquisition of Equity Interests, the acquisition is structured so that the acquired Person becomes a Subsidiary of a Co-Borrower, and the Co-Borrowers comply with Section 7.23 with respect to such Person and (ii) in the case of an acquisition of assets, such acquisition is structured so that a Loan Party acquires such assets and (f) after giving effect to such acquisition, the Co-Borrowers reasonably anticipate that at least 90% of the gross income of MMP and its Subsidiaries for each taxable year of MMP and its Subsidiaries will consist of “qualifying income” under Section 7704 of the Code.

“Permitted Liens” has the meaning specified in Section 7.10.

“Person” means an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture or Governmental Authority; provided that “Person” shall not include a “deemed” partnership under applicable law resulting from mere ownership of an undivided ownership interest in an asset.

“Platform” has the meaning specified in Subsection 10.02(e).

“Pledge Agreement” means each pledge agreement listed on the Security Schedule and each other pledge agreement executed from time to time by any Person in favor of the Agent in respect of any or all of the Obligations, as each may be amended, restated, supplemented or otherwise modified from time to time.

“Pro Rata Share” means, as to any Bank at any time, the percentage equivalent (expressed as a decimal, rounded to the ninth decimal place) at such time of such Bank’s Revolving Percentage.

“Product” means natural gas, crude oil, natural gas liquids, and petroleum products.

“Prospectus” means the latest prospectus included in the Registration Statement or filed with the SEC pursuant to Rule 424(b) under the Securities Act prior to the date hereof.

“Public Bank” has the meaning specified in Subsection 10.02(e).

“Qualified ECP Guarantor” means, in respect of any CEA Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant guarantee or grant of the relevant security interest becomes effective with respect to such CEA Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Reducing Letters of Credit” means any standby letters of credit that (a) are Issued by the Issuing Bank under the Revolving Line pursuant to Article III and (b) specifically provide that the amount available for drawing under such letters of credit will be reduced, automatically and without any further amendment or endorsement to such letters of credit, by the amount of any payment or payments made to the beneficiary of such letter of credit by the Co-Borrowers if (x) Co-Borrowers furnish evidence reasonably acceptable to Agent that such payment or payments have been made, or (y) such payment or payments (i) are made through the Issuing Bank and (ii) reference such Reducing Letters of Credit by the Letter of Credit numbers thereof, notwithstanding the fact that such payment or payments are not made pursuant to conforming and proper draws under such letter of credit.

“Reducing L/C Borrowing” means any extension of credit by the Revolving Banks under the Revolving Line for the purpose of funding any payment or payments made to the beneficiary of a Reducing Letter of Credit by the Co-Borrowers if such payment or payments (i) are made through the Issuing Bank, (ii) reference the Reducing Letter of Credit by the letter of credit number thereof, and (iii) are not made pursuant to a conforming and proper draw under such Reducing Letter of Credit.

“Register” has the meaning specified in Section 10.07(b).

“Registration Statement” means that Registration Statement on Form S-1 (File No. 333-189645) filed by MMP with the SEC, as amended on or prior to the date hereof, and as such Registration Statement may be subsequently amended with the consent of the Agent.

“Requirement of Law” means, as to any Person, any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or of a Governmental Authority, in each case applicable to or binding upon the Person or any of its property or to which the Person or any of its property is subject but excluding any such determination of an arbitrator or Governmental Authority that is being appealed or is being validly challenged in good faith by such Person.

“Responsible Officer” means the officers of the Loan Parties listed on the Responsible Officer List provided by the Loan Parties to the Agent from time to time.

“Responsible Officer List” means the list of Responsible Officers provided by the Co-Borrowers to the Agent from time to time.

“Revolving Availability Period” means the period from and including the Closing Date to the earliest of (a) the Revolving Maturity Date, (b) the date of termination of all Revolving Commitments pursuant to Section 2.08, and (c) the date of termination of the commitment of each Revolving Bank to make Revolving Loans and of the obligation of the Issuing Bank to Issue Letters of Credit pursuant to Section 8.02.

“Revolving Banks” means any Bank who maintains a Revolving Commitment or has outstanding Revolving Loans and participations in respect of L/C Obligations.

“Revolving Borrowing” means a Borrowing or continuation or conversion of loans consisting of simultaneous Revolving Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by the Banks pursuant to Section 2.01(a).

“Revolving Commitment” means, as to each Bank, its obligation to (a) make Revolving Loans pursuant to Section 2.01(a), and (b) purchase participations in L/C Obligations and Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth as its “Revolving Commitment” opposite such Bank’s name on Schedule 2.01 (subject to increase as provided in Section 2.02) or in the Assignment and Assumption pursuant to which such Bank becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Revolving Line” means the line of credit provided hereunder for the purposes set forth in Section 7.07. As of the Closing Date, the Revolving Line is $50,000,000.00, subject to increase pursuant to Section 2.02.

“Revolving Loans” shall have the meaning set forth in Section 2.01(a).

“Revolving Maturity Date” means July 31, 2017.

“Revolving Note” means a promissory note made by the Co-Borrowers in favor of a Revolving Bank evidencing Revolving Loans made by such Revolving Bank, substantially in the form of Exhibit B-1.

“Revolving Obligations” means all indebtedness, liabilities and obligations from time to time owing by the Co-Borrowers to any Revolving Bank, and Issuing Bank or the Swing Line Bank under or pursuant to any Loan Document or otherwise with respect to any Revolving Loan, Swing Line Loan or Letter of Credit, including those in respect of L/C Obligations, or under or pursuant to any guaranty of such indebtedness, liabilities and obligations, or under or pursuant to any Security Document which secures the payment and performance of such indebtedness, liabilities and obligations, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Co-Borrower or any Affiliate thereof of any proceeding under any debtor relief laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. “Revolving Obligation” means any part of the Revolving Obligations.

“Revolving Percentage” means, with respect to any Bank at any time, the percentage (carried out to the ninth decimal place) of the aggregate Revolving Commitments represented by such Bank’s Revolving Commitment at such time. If the commitment of each Bank to make Loans has been terminated pursuant to Section 8.02 or if the aggregate Revolving Commitments have expired, then the Revolving Percentage of each Bank shall be determined based on the Revolving Percentage of such Bank most recently in effect, giving effect to any subsequent assignments. The initial Revolving Percentage of each Bank is set forth as its “Revolving Percentage” opposite the name of such Bank on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Bank becomes a party hereto, as applicable.

“Revolving Pro Rata Adjusted Percentage” means, at any time that one or more Banks qualifies as a Defaulting Bank hereunder, with respect to each Non-Defaulting Bank, the percentage equivalent (expressed as a decimal, rounded to the ninth decimal place) at such time of such Bank’s Revolving Commitment divided by the aggregate Revolving Commitments (excluding the Revolving Commitments of all Defaulting Banks); provided that the application of the Revolving Pro Rata Adjusted Percentage shall in no event result in a Non-Defaulting Bank being obligated to extend credit in an amount in excess of its Revolving Commitment, and no adjustment to a Non-Defaulting Bank’s Revolving Commitment shall arise from such Non-Defaulting Bank’s agreement herein to fund in accordance with its Revolving Pro Rata Adjusted Percentage.

“Risk Management Policy” means the energy commodity risk management policy of Co-Borrowers, as such policy may be amended from time to time pursuant to Section 7.25.

“S&P” means Standard & Poor’s Ratings Services (a division of The McGraw Hill Companies), or its successor.

“Secured Parties” means the Agent, each Issuing Bank, each Bank and each Swap Bank.

“SEC” means the Securities and Exchange Commission.

“Security Agreement” means that certain Security Agreement among the Co-Borrowers, the Guarantors and Société Générale, as Agent, dated as of July 31, 2013, for the ratable benefit of the Banks and the Swap Banks, as amended, restated, supplemented or otherwise modified from time to time.

“Security Documents” means the instruments listed in the Security Schedule and all other security agreements, deeds of trust, mortgages, chattel mortgages, pledges, assignments, deposit instruments, guarantees, financing statements, continuation statements, extension agreements and other agreements or instruments now, heretofore, or hereafter delivered by any Co-Borrower to the Agent for the ratable benefit of the Banks and the Swap Banks in connection with this Agreement or any transaction contemplated hereby to secure the payment of any part of the Obligations or the performance of any Co-Borrower’s other duties and obligations under the Loan Documents.

“Security Schedule” means Annex A hereto.

“Sharing Event” shall have the meaning ascribed to it in the Intercreditor Agreement.

“Sponsor” means NuDevco Partners, LLC, a Texas limited liability company.

“Standby Letter of Credit” means a Letter of Credit which is not intended at the time Issued to be drawn upon.

“Subordinated Debt” means indebtedness of the Co-Borrowers which has been reported to the Banks and which has been subordinated to the Obligations pursuant to a Subordination Agreement.

“Subordination Agreement” means a subordination agreement, in form and substance acceptable to the Agent and the Majority Banks, among the Co-Borrowers, the owner and holder of the Subordinated Debt and the Agent.

“Subsidiary” of a Person means any corporation, association, partnership, joint venture or other business entity of which more than 50% of the voting stock or other equity interests (in the case of Persons other than corporations), is owned or controlled directly or indirectly by the Person, or one or more of the Subsidiaries of the Person, or a combination thereof. Unless the context otherwise clearly requires, references herein to a “Subsidiary” refer to a Subsidiary of any of the Co-Borrowers.

“Swap Banks” means any Person that, at the time it enters into a Swap Contract with a Co-Borrower permitted under Article 7, is a Bank or an Affiliate of a Bank and is a party to the Intercreditor Agreement, in its capacity as a party to such Swap Contract.

“Swap Contract” means any agreement entered into with any Swap Bank, whether or not in writing, relating to any single transaction that is a rate swap, a basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap or option, bond, note or bill option, forward foreign exchange transaction, cap, collar or floor transaction, currency swap, cross-currency rate swap, currency option or any other similar transaction (including any transaction involving physical delivery and any option to enter into any of the foregoing) or any combination of the foregoing and, unless the context clearly requires, any master agreement relating to or governing any or all of the foregoing. No Swap Contract will be executed hereunder unless it is subject to the applicable ISDA Master Agreement or its equivalent (i.e., long-form confirmations). For the avoidance of doubt, the term “Swap Contract” shall include Interest Rate Contracts.

“Swap Obligations” means the obligations referred to in clause (b) of the definition of Obligations.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Bank or any Affiliate of a Bank).

“Swing Line Bank” means Société Générale in its capacity as provider of Swing Line Loans, or any successor Swing Line Bank appointed in accordance with Section 10.07(c).

“Swing Line Loan” has the meaning specified in Section 2.01(b).

“Swing Line Maturity Date” shall mean, for any Swing Line Loan, the earlier of (a) the date on which such Swing Line Loan is scheduled to be repaid, which shall be the earliest of (i) the fifth (5th) Business Day after such Swing Line Loan was made, and (ii) the Revolving Maturity Date and (b) the date demand for payment is made by the Swing Line Bank.

“Swing Line Note” means a promissory note made by the Co-Borrowers in favor of the Swing Line Bank evidencing Swing Line Loans, substantially in the form of Exhibit B-2.

“Swing Line Sublimit” means $5,000,000.00.

“Synthetic Lease Obligation” means the monetary obligation of a Person under a so-called synthetic, off-balance sheet or tax retention lease.

“Taxes” means any and all present or future taxes, levies, assessments, imposts, duties, deductions, fees, withholdings or similar charges, and all liabilities with respect thereto, excluding, in the case of a Bank, taxes imposed on or measured by its net income by the jurisdiction (or any political subdivision thereof) under the laws of which the Bank is organized or maintains a lending office.

“Title IV Plan” means a pension plan subject to Title IV of ERISA, other than a Multiemployer Plan, to which any ERISA Affiliate incurs or otherwise has any obligation or liability, contingent or otherwise.

“Total Available Revolving Commitments” means, at any time, the aggregate Revolving Commitments of all Banks minus the aggregate Revolving Commitments of all Defaulting Banks at such time.

“Turkey Creek” means Turkey Creek Pipeline, LLC, a Texas limited liability company.

“Turkey Creek Bank Blocked Account” means Turkey Creek’s account no. 23159635 maintained with Compass Bank or an account with a depositary institution acceptable to Agent into which collections from Turkey Creek’s accounts will be deposited pursuant to Section 7.08.

“Type” means either a Base Rate Loan or a Eurodollar Rate Loan.

“United States” and “U.S.” each means the United States of America.

“Withdrawal Liability” means, at any time, any liability incurred (whether or not assessed) by any ERISA Affiliate and not yet satisfied or paid in full at such time with respect to any Multiemployer Plan pursuant to Section 4201 of ERISA.

1.02 Other Interpretive Provisions.

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) The words “hereof,” “herein,” “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement; and Subsection, Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(c)(i) The term “documents” includes any and all instruments, documents, agreements, certificates, indentures, notices and other writings, however, evidenced.

(ii) The term “including” is not limiting and means “including without limitation.”

(iii) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding,” and the word “through” means “to and including.”

(d) Unless otherwise expressly provided herein, (i) references to agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document, and (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting the statute or regulation.

(e) The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

(f) This Agreement and other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their terms but only for the specific purposes for which they apply.

(g) This Agreement and the other Loan Documents are the result of negotiations among and have been reviewed by counsel to the Banks and the Co-Borrowers, and are the products of all parties. Accordingly, they shall not be construed against any of the parties merely because of such parties’ involvement in their preparation.

1.03 Accounting Principles.

(a) Unless the context otherwise clearly requires, all accounting terms not expressly defined herein shall be construed, and all financial computations required under this Agreement shall be made in accordance with GAAP consistently applied.

(b) References herein to “fiscal year” and “fiscal quarter” refer to such fiscal periods of each of the Co-Borrowers.

(c) If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either a Co-Borrower or the Majority Banks shall so request, the Agent, the Banks and the Co-Borrowers shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Majority Banks); provided that, until so amended, (A) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (B) the Co-Borrowers shall provide to the Agent and the Banks financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Without limiting the foregoing, leases shall continue to be classified and accounted for on a basis consistent with that reflected in the financial statements referred to in Section 6.11(a) for all purposes of this Agreement, notwithstanding any change in GAAP relating thereto, unless the parties hereto shall enter into a mutually acceptable amendment addressing such changes, as provided for above.

ARTICLE 2

THE CREDITS

2.01 Loans.

(a) Revolving Loans. Subject to the terms and conditions set forth herein, each Revolving Bank severally agrees to make loans (each such loan, a “Revolving Loan”) to the Co-Borrowers from time to time, on any Business Day during the Revolving Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Bank’s Revolving Commitment; provided, however, that after giving effect to any Revolving Borrowing:

(i) the aggregate amount of Revolving Loans and Swing Line Loans plus the Effective Amount of all L/C Obligations shall not exceed the aggregate Revolving Commitments, or, if a Defaulting Bank exists hereunder, the Total Available Revolving Commitments; and

(ii) the Effective Amount of Revolving Loans of any Bank, plus such Bank’s Revolving Percentage of the Effective Amount of all outstanding Swing Line Loans, plus such Bank’s Revolving Percentage of the Effective Amount of all L/C Obligations shall not exceed such Bank’s Revolving Commitment.

Within the limits of each Bank’s Revolving Commitment, and subject to the other terms and conditions hereof, the Co-Borrowers’ ability to obtain Revolving Loans shall be fully revolving, and accordingly the Co-Borrowers may borrow under this Section 2.01(a), prepay under Section 2.06, and re-borrow under this Section 2.01(a). Revolving Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

(b) Swing Line Loans. Subject to the terms and conditions set forth herein, the Swing Line Bank may, in its sole discretion on an UNCOMMITTED AND ABSOLUTELY DISCRETIONARY basis, and without any obligation to do so, on the terms and subject to the conditions hereinafter set forth, consider making Loans from time to time to the Co-Borrowers under the Revolving Line (each such loan, a “Swing Line Loan”) on any Business Day during the period from the Closing Date to the Revolving Maturity Date, in an aggregate principal amount at any time outstanding that will not exceed the Swing Line Sublimit; provided that after giving effect to the making of any such Swing Line Loan, the aggregate outstanding amount of

Swing Line Loans and Revolving Loans and Swing Line Loans plus the Effective Amount of all L/C Obligations shall not exceed the aggregate Revolving Commitments, or, if a Defaulting Bank exists hereunder, the Total Available Revolving Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Co-Borrowers may borrow, repay, prepay and reborrow Swing Line Loans under this Section 2.01(b).

(i) To request a Swing Line Loan, the applicable Co-Borrower shall notify the Agent and the Swing Line Bank of such request by telephone (confirmed by telecopy), not later than 4:00 p.m. (New York City time) on the day of a proposed Swing Line Loan. Each such telephonic borrowing request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Agent and the Swing Line Bank of a written Notice of Borrowing (Swing Line Loans). If no date of issuance for such Swing Line Loan is specified, then the date of issuance of such Swing Line Loan shall be assumed to be the date of the Notice of Borrowing (Swing Line Loans). If no maturity date for such Swing Line Loan is specified, then the maturity date for such Swing Line Loan shall be assumed to be the fifth (5th) Business Day following the date of the of Borrowing.

(ii) If, for any reason a Swing Line Loan is not repaid on its related Swing Line Maturity Date, the Agent may, on or after the immediately following Business Day, effect repayment of the unpaid amount of such Swing Line Loan as follows:

(1) Without any request therefor from the Co-Borrowers, the Agent may make a Revolving Loan to the Co-Borrowers on behalf of the Banks, the proceeds of which shall be applied to repay all or a portion of the unpaid amount of such Swing Line Loan. Upon making such Revolving Loan, the Agent will send notice thereof to the Co-Borrower and the Banks, whereupon the Banks (including the Swing Line Bank to the extent that it is also a Bank) shall fund their respective Pro Rata Shares of such Revolving Loan without offset, deduction or counterclaim.

(2) Notwithstanding any other provisions of this Agreement to the contrary, to the extent that all or any portion of such Revolving Loan may not be (A) made by the Agent because any of the conditions precedent to the making of a Revolving Loan pursuant to Section 5.02 could not be fulfilled as of the date such Loan would otherwise have been made or (B) legally made by the Agent to the Co-Borrowers for any other reason (including the bankruptcy or insolvency of any Co-Borrower), each Bank severally, unconditionally and irrevocably agrees that it shall, without regard to the occurrence of any Default or Event of Default, purchase a participating interest in such Swing Line Loans in an amount equal to such Bank’s Pro Rata Share of such Swing Line Loan. Each such Bank will immediately transfer to the Agent, in immediately available funds, the amount of its participation, and the proceeds of such participation shall be distributed by the Agent to the Swing Line Bank, to such extent as will reduce the amount of the participating interest retained by the Swing Line Bank in its Swing Line Loans. In the event any Bank fails to make available to the Swing Line Bank the amount of such Bank’s participation as provided in this Section 2.01(b)(ii)(2), the Swing Line Bank shall be entitled to recover such amount on demand from such Bank together with interest at the at a rate per annum equal to the Federal Funds Rate in effect from time to time during such period.

(iii) Each Bank’s obligation to purchase participating interests pursuant to Section 2.01(b)(ii)(2) hereof shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any set-off, counterclaim, recoupment, defense or other right which such Bank or any Co-Borrower may have against the Swing Line Bank, any Co-Borrower or any other Person, as the case may be, for any reason whatsoever; (ii) the occurrence or continuance of a Default or Event of Default; (iii) any adverse change in the condition (financial or otherwise) of any Co-Borrower or any of its Subsidiaries; (iv) any breach of this Agreement by the Co-Borrowers or any Bank; or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(iv) Each of the conditions precedent set forth in Section 5.02 hereof shall be fully applicable to any Swing Line Loans except to the extent expressly stated to the contrary in this Section 2.01(b).

(v) Notwithstanding anything to the contrary in this Agreement or in the other Loan Documents, (A) the Swing Line Loans shall rank pari passu with all other senior debt of the Co-Borrowers and shall be secured by the Collateral, and (B) unless and until each Swing Line Loan is funded by payment from the Banks to the Agent, any and all payments by a Co-Borrower in respect of any Swing Line Loan shall be made to the Agent solely for the benefit of the Swing Line Bank.

2.02 Increase in Revolving Commitments.

(a) Subject to the conditions set forth in clauses (b) and (c) of this Section 2.02, MMP may request that the amount of the aggregate Revolving Commitments be increased one or more times, in each case in a minimum amount of $5,000,000.00 or in integral multiples of $5,000,000.00 in excess thereof; provided that the aggregate Revolving Commitments after any such increase may not exceed $150,000,000.

(b) Each such increase shall be effective only upon the following conditions being satisfied: (i) the Agent, the Swing Line Bank and each Issuing Bank shall have approved such increase, each such approval not to be unreasonably withheld or delayed, (ii) no Default or Event of Default has occurred and is continuing at the time thereof or would be caused thereby, (iii) either the Banks having Revolving Commitments hereunder at the time the increase is requested agree to increase their Revolving Commitments in the amount of the requested increase or other financial institutions agree to make a Revolving Commitment in the amount of the difference between the amount of the increase requested by the Co-Borrowers and the amount by which the Banks having Revolving Commitments hereunder at the time the increase is requested are increasing their Revolving Commitments, (iv) such Banks and other financial institutions, if any, shall have executed and delivered to the Agent a Commitment Increase Agreement or a New Bank Agreement, as applicable, and (v) the Co-Borrowers shall have delivered such evidence of authority for the increase (including without limitation, certified resolutions of the applicable managers and/or members of the Co-Borrowers authorizing such increase) as the Agent may reasonably request.

(c) Each financing institution to be added to this Agreement as described in Section 2.02(b)(iii) above shall execute and deliver to the Agent a New Bank Agreement, pursuant to which it becomes a party to this Agreement. Each Bank agreeing to increase its Revolving Commitment as described in Section 2.02(b)(iii) shall execute and deliver to the Agent a Commitment Increase Agreement pursuant to which it increases its Revolving Commitment hereunder. In addition, a Responsible Officer shall execute and deliver to the Agent, for each Bank being added to this Agreement, a Note payable to such new Bank in the principal amount of the Revolving Commitment of such Bank, and for each Bank increasing its Revolving Commitment, a replacement Note payable to such Bank, in the principal amount of the increased Revolving Commitment of such Bank. Each such Note shall be dated the effective date of the pertinent New Bank Agreement or Commitment Increase Agreement. In the event a replacement Note is issued to a Bank, such Bank shall mark the original note as “REPLACED” and shall return such original Note to the Co-Borrowers. Upon execution and delivery to the Agent of the Note and the execution by the Agent of the relevant New Bank Agreement or Commitment Increase Agreement, as the case may be, such new financing institution shall constitute a “Bank” hereunder with a Revolving Commitment as specified therein, or such existing Bank’s Revolving Commitment shall increase as specified therein, as the case may be, and the Agent shall notify MMP and all Banks of such addition or increase, and the final allocations thereof, and provide a revised Schedule 2.01 reflecting such additions or increase together with a schedule showing the revised L/C Sub-limit Caps.

(d) Notwithstanding anything to the contrary in this Section 2.02, the Banks having Revolving Commitments hereunder at the time any such increase is requested shall have the first right, but shall not be obligated, to participate in such increase by agreeing to increase their respective Revolving Commitments by their Revolving Percentage to the extent of such increase. The Agent shall not, and shall not be obligated to, permit any financial institutions that do not have, at that time, Revolving Commitments hereunder to make commitments for portions of the requested increase not assumed by the Banks having Revolving Commitments hereunder until each of such Banks have agreed to increase their Revolving Commitments or declined to do so. To facilitate the Banks’ right of first refusal, MMP shall, by written notice to the Agent (which shall promptly deliver a copy to each Bank) given not less than 30 days prior to the requested effective date of the increase in Revolving Commitments (the “Increase Effective Date”), request that the Banks increase their Revolving Commitments. Each Bank shall, by notice to MMP and the Agent given not later than 15 days following receipt of MMP’s request, advise MMP whether or not it will increase its Revolving Commitments as of the Increase Effective Date. Any Bank that has not so advised MMP and the Agent by such day shall be deemed to have declined to agree to such increase in its Revolving Commitment. The decision to increase its Revolving Commitment hereunder shall be at the sole discretion of each Bank.

2.03 Loan Accounts. The Loans and Letters of Credit issued hereunder may be evidenced by Notes and loan accounts. Each Bank or the Swing Line Bank, as applicable, may endorse on the schedules annexed to its Note the date, amount and maturity of each Loan made by it and the amount of each payment of principal made by the Co-Borrowers with respect thereto. Each Bank and the Swing Line Bank is irrevocably authorized by the Co-Borrowers to endorse its Note and records and such Bank’s or the Swing Line Bank’s, as applicable, records shall be conclusive absent manifest error; provided, however, that the failure of any Bank or the Swing Line Bank to make, or an error in making, a notation thereon with respect to any Loan shall not limit or otherwise affect the Obligations of the Co-Borrowers hereunder or under such Note to such Bank or the Swing Line Bank, as applicable.

2.04 Procedure for Borrowing.

(a) Each Borrowing of Loans consisting only of Base Rate Loans shall be made upon the Co-Borrowers’ irrevocable written notice delivered to the Agent in the form of a Notice of Borrowing, which notice must be received by Agent prior to 1:00 p.m. (New York City time) on the Borrowing Date specifying the amount of the Borrowing. Each Borrowing of Loans that includes any Eurodollar Rate Loans shall be made upon the Co-Borrowers’ irrevocable written notice delivered to the Agent in the form of a Notice of Borrowing (which notice must be received by Agent prior to 1:00 p.m. (New York City time) three (3) Business Days prior to the requested Borrowing Date), specifying the amount of the Borrowing. Each such Notice of Borrowing shall be by electronic transfer or facsimile, confirmed immediately in an original writing and shall specify (i) the Type of Loan requested and (ii) the Co-Borrower(s) for whom such Loan is requested. Each requested Eurodollar Rate Loan must be in a principal amount of at least $1,000,000.00 and any multiple of $500,000.00 in excess thereof.

(b) Following receipt of a Notice of Borrowing requesting Revolving Loans, the Agent shall promptly notify each Revolving Bank of the amount of its Revolving Percentage of such requested Revolving Loans.

(c) Each Bank will make the amount of its Pro Rata Share of such Borrowing available to Agent for the account of the Co-Borrowers at Agent’s Payment Office by 3:00 p.m. (New York City time) on the Borrowing Date requested by the Co-Borrowers in funds immediately available to Agent. The proceeds of all such Loans will then be made available to the Co-Borrowers by the Agent by crediting the Bank Blocked Account designated by MMP with the aggregate of the amounts made available to the Agent by the Banks and in like funds as received by the Agent.

2.05 Conversion and Continuation Elections.

(a) The Co-Borrowers may, upon irrevocable written notice to Agent in accordance with Subsection 2.05(b):

(i) elect, as of any Business Day, in the case of Base Rate Loans, or as of the last day of the applicable Interest Period, in the case of any Eurodollar Rate Loan, to convert any such Loans into Loans of any other Type (provided, however, the principal amount of each Eurodollar Rate Loan must be at least $1,000,000.00); or

(ii) elect, as of the last day of the applicable Interest Period, to continue any Loans having Interest Periods expiring on such day (provided, however, the principal amount of each Eurodollar Rate Loan must be at least $1,000,000.00);

provided, however, that if at any time the aggregate amount of Eurodollar Rate Loans in respect of any Borrowing is reduced, by payment, prepayment, or conversion of part thereof, to a principal amount that is less than $1,000,000.00, such Eurodollar Rate Loans shall automatically convert into Base Rate Loans, and on and after such date the right of the Co-Borrowers to continue such Loans as, and convert such Loans into, Eurodollar Rate Loans shall terminate.

(b) The Co-Borrowers shall deliver a Notice of Conversion/Continuation to be received by Agent not later than 1:00 p.m. (New York City time) on the Conversion/Continuation Date if the Loans are to be converted into Base Rate Loans; and three (3) Business Day in advance of the Conversion/Continuation Date, if the Loans are to be converted into or continued as Eurodollar Rate Loans, specifying:

(i) the proposed Conversion/Continuation Date;

(ii) the aggregate amount of Loans to be converted or continued;

(iii) the Type of Loans resulting from the proposed conversion or continuation; and

(iv) other than in the case of conversions into Base Rate Loans, the duration of the requested Interest Period.

(c) If upon the expiration of any Interest Period applicable to Eurodollar Rate Loans, the Co-Borrowers have failed to timely select a new Interest Period to be applicable to its Eurodollar Rate Loans, or if any Default or Event of Default then exists, the Co-Borrowers shall be deemed to have elected to convert such Eurodollar Rate Loans into Base Rate Loans effective as of the expiration date of such Interest Period.

(d) Agent will promptly notify each Bank of its receipt of a Notice of Conversion/Continuation, or, if no timely notice is provided by the Co-Borrowers, Agent will promptly notify each Bank of the details of any automatic conversion. All conversions and continuations shall be made ratably according to the respective outstanding principal amounts of the Loans, with respect to which the notice was given, held by each Bank. Agent will promptly notify, in writing, each Bank of the amount of such Bank’s applicable percentage of that Conversion/Continuation.

(e) Unless the Majority Banks otherwise agree, during the existence of a Default or Event of Default, the Co-Borrowers may not elect to have a Revolving Loan converted into or continued as a Eurodollar Rate Loan.

(f) After giving effect to any Borrowing, conversion or continuation of Loans, there may not be more than ten (10) Interest Periods in effect.

2.06 Optional Prepayments. The Co-Borrowers may, at any time or from time to time, upon the Co-Borrowers’ irrevocable written notice to Agent received prior to 12:00 p.m. noon (New York City time) on the date of prepayment, prepay Loans in whole or in part, without premium or penalty. Each such notice shall specify whether such prepayment relates to Revolving Loans or Swing Line Loans. The Agent will promptly notify each Bank of its receipt of any such prepayment, and of such Bank’s applicable percentage of such prepayment (which share may be affected by the allocation rules set forth in Section 2.16 with respect to Defaulting Banks).

2.07 Mandatory Prepayments of Loans.

(a) If on any date the sum of the Effective Amount of all Revolving Loans then outstanding plus the Effective Amount of all Swing Line Loans then outstanding plus the Effective Amount of all L/C Obligations exceeds the aggregate Revolving Commitments, the Co-Borrowers shall immediately, and without notice or demand, (1) prepay the outstanding principal amount of the Revolving Loans, Swing Line Loans and L/C Borrowings by an amount equal to the applicable excess, such payments to be applied first to outstanding L/C Borrowings, second to outstanding Swing Line Loans and third to outstanding Revolving Loans, and (2) after the Revolving Loans, Swing Line Loans and L/C Borrowings have been paid in full, Cash Collateralize on such date any remaining amount of such excess pursuant to subsection (b).

(b) If on any date the Effective Amount of all L/C Obligations exceeds the aggregate of Revolving Commitments, or any L/C Obligations relating to a type of Letter of Credit described herein exceeds the applicable L/C Sub-limit Cap, the Co-Borrowers shall Cash Collateralize on such date the outstanding Letters of Credit, or the outstanding type of Letters of Credit, as the case may be, in an amount equal to such excess, and thirty (30) days prior to the Revolving Maturity Date, Co-Borrowers shall Cash Collateralize all then outstanding Letters of Credit in an amount equal to one hundred five percent (105%) of the Effective Amount of all L/C Obligations related to such Letters of Credit. If on any date after giving effect to any Cash Collateralization made on such date pursuant to the preceding sentence, the Effective Amount of all Revolving Loans and Swing Line Loans then outstanding plus the Effective Amount of all L/C Obligations exceeds the aggregate of the Revolving Commitments, the Co-Borrowers shall immediately, and without notice or demand, prepay the outstanding principal amount of the Revolving Loans, Swing Line Loans and L/C Borrowings by an amount equal to the applicable excess, such payments to be applied first to outstanding L/C Borrowings, second to outstanding Swing Line Loans and third to outstanding Revolving Loans. Any cash deposited as cash collateral or portion thereof, shall be returned to Co-Borrowers as soon as reasonably practicable after notice to Agent of the expiration, termination or satisfaction of the Letters of Credit in sufficient amounts such that the Effective Amount of all Revolving Loans and Swing Line Loans then outstanding plus the Effective Amount of all L/C Obligations does not exceed the aggregate of Revolving Commitments.

(c) Any Net Cash Proceeds that are Excess Sale Proceeds from the Disposition by the Co-Borrowers or any of their Subsidiaries of any property or assets (other than Dispositions permitted by Section 7.19) shall be immediately applied as a mandatory prepayment of the Loans. With respect to any such Disposition, upon receipt of Net Cash Proceeds by a Co-Borrower and until application or commitment thereof as provided in the definition of “Excess Sales Proceeds,” such Co-Borrower shall maintain such Net Cash Proceeds in a Bank Blocked Account.

(d) Any Extraordinary Receipts shall be immediately applied as a mandatory prepayment on the Loans; provided, however, that prepayments under this Section 2.07(d) shall not be required until the aggregate amount of unapplied Extraordinary Receipts exceeds $10,000,000.00.

(e) Immediately upon the consummation by any Co-Borrower or any of their Subsidiaries of any issuance of Additional Debt (but without waiving the requirements of the Agent and/or any Bank’s consent to any such issuance in violation of any Loan Document), the Co-Borrowers shall make a mandatory prepayment on the Loans in an amount equal to the Net Cash Proceeds from any such issuance.

(f) Immediately upon the consummation by any Co-Borrower or any of their Subsidiaries of any issuance of Equity Interests or receipt of any cash equity contribution on account of existing Equity Interests (in each case, other than any Excluded Equity Issuance), the Co-Borrowers shall make a mandatory prepayment on the Loans in an amount equal to the Net Cash Proceeds from any such issuance.

(g) Each prepayment under Section 2.07(c), (d), (e) and (f) shall be applied to repay the Effective Amount of the Revolving Loans, the Swing Line Loans and the L/C Borrowings, such payments to be applied first to outstanding L/C Borrowings, second to outstanding Swing Line Loans and third to outstanding Revolving Loans (without permanent reduction of the aggregate Revolving Commitments). Such payments of the Revolving Loans shall be made to the Revolving Banks on a pro rata basis.

2.08 Termination or Reduction of Commitments. The Co-Borrowers may, upon notice to the Agent by MMP, terminate the aggregate Revolving Commitments, or from time to time permanently reduce the aggregate Revolving Commitments; provided that (i) any such notice shall be received by the Agent not later than noon five (5) Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $5,000,000.00 or any whole multiple of $1,000,000.00 in excess thereof, and (iii) the Co-Borrowers may not terminate or reduce the aggregate Revolving Commitments if, after giving effect thereto, a mandatory prepayment would be required under Section 2.07(a). The Agent will promptly notify the Banks of any such termination or reduction of the aggregate Revolving Commitments. Any reduction of the aggregate Revolving Commitments shall be applied to the Revolving Commitment of each Revolving Bank according to its Revolving Percentage. All fees accrued until the effective date of any termination of the aggregate Revolving Commitments and all other amounts payable shall be paid on the effective date of such termination.

2.09 Repayment.

(a) The Co-Borrowers shall repay one hundred percent (100%) of the Effective Amount of the Revolving Loans on the Revolving Maturity Date.

(b) The Co-Borrowers shall repay each Swing Line Loan on the Swing Line Maturity Date related to such Swing Line Loan.

2.10 Interest.

(a) Each Loan (except for (i) a Revolving Loan made as a result of a drawing under a Letter of Credit or a Reducing L/C Borrowing or (ii) a Swing Line Loan) shall bear interest on the outstanding principal amount thereof from the applicable Borrowing Date at a floating rate per annum equal to the Base Rate plus the Applicable Margin at all times such Loan is a Base Rate Loan or at the Eurodollar Rate plus the Applicable Margin at all times such Loan is an Eurodollar Rate Loan. Each Revolving Loan made as a result of a drawing under a Letter of Credit or a Reducing L/C Borrowing shall bear interest on the outstanding principal amount thereof from the date funded at a floating rate per annum equal to the Base Rate plus the Applicable Margin until such Loan has been outstanding for more than two (2) Business Days and, thereafter, shall bear interest on the outstanding principal amount thereof at a floating rate per annum equal to the Base Rate plus the Applicable Margin, plus two percent (2.0%) per annum (the “Default Rate”). Each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the date funded at a floating rate per annum equal to the Base Rate plus the Applicable Margin.

(b) Interest on each Loan shall be paid in arrears on each Interest Payment Date.

(c) Notwithstanding subsection (a) of this Section, if any amount of principal of or interest on any Loan, or any other amount payable hereunder or under any other Loan Document is not paid in full when due (whether at stated maturity, by acceleration, demand or otherwise), the Co-Borrowers agree to pay interest on such unpaid principal or other amount, from the date such amount becomes due until the date such amount is paid in full, and after as well as before any entry of judgment thereon to the extent permitted by law, payable on demand, at a fluctuating rate per annum equal to the Default Rate.

(d) Anything herein to the contrary notwithstanding, the Obligations of the Co-Borrowers to the Banks hereunder shall be subject to the limitation that payment of interest shall not be required for any period for which interest is computed hereunder, to the extent (but only to the extent) that contracting for or receiving such payment by the Banks would be contrary to the provisions of any law applicable to the Banks limiting the highest rate of interest that may be lawfully contracted for, charged or received by the Banks, and in such event the Co-Borrowers shall pay the Banks interest at the highest rate permitted by applicable law.

(e) Regardless of any provision contained in the Notes or in any of the Loan Documents, the Banks shall never be deemed to have contracted for or be entitled to receive, collect or apply as interest under the Notes or any Loan Document, or otherwise, any amount in excess of the maximum rate of interest permitted to be charged under applicable law, and, in the event that the Banks ever receive, collect or apply as interest any such excess, such amount which would be excessive interest shall be applied to the reduction of the unpaid principal balance of the Notes, and, if the principal balance of the Notes is paid in full, any remaining excess shall forthwith be paid to the Co-Borrowers. In determining whether or not the interest paid or payable under any specific contingency exceeds the highest lawful rate, the Co-Borrowers and the Banks shall, to the maximum extent permitted under applicable law, (i) characterize any non-principal payment as an expense, fee, or premium, rather than as interest, (ii) exclude voluntary prepayments and the effect thereof, and (iii) spread the total amount of interest throughout the entire contemplated term of such Notes so that the interest rate is uniform throughout such term; provided, however, that if all Obligations under the Notes and all Loan Documents are performed in full prior to the end of the full contemplated term thereof, and if the interest received for the actual term thereof exceeds the maximum lawful rate, the Banks shall refund to the Co-Borrowers the amount of such excess, or credit the amount of such excess against the aggregate unpaid principal balance of the Banks’ Notes at the time in question.

2.11 Non-Utilization Fees. The Co-Borrowers shall pay to the Agent for the account of each Revolving Bank in accordance with its Revolving Percentage, a non-utilization fee equal to 0.50% per annum times the actual daily amount by which (a) the aggregate Revolving Commitments exceed (b) the sum of (i) the aggregate outstanding principal amount of Revolving Loans at such date after giving effect to any Borrowings and prepayments or repayments thereof occurring on such date, and (ii) the aggregate amount of all outstanding L/C Obligations on such date (whether or not the Revolving Banks are participating therein) after giving effect to any Letter of Credit Issuance occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date; provided that for any day that a Bank is a Defaulting Bank hereunder, its Revolving Commitments shall be deemed to be, solely for purposes of this Section 2.11, zero. The non-utilization fees shall accrue at all times during the Revolving Availability Period, including at any time during which one or more of the conditions in Article V are not met, and shall be due and payable quarterly in arrears within fifteen (15) days of the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the Revolving Maturity Date. The non-utilization fees shall be calculated quarterly in arrears.

2.12 Computation of Fees and Interest.

(a) All computations in respect of interest at the Prime Rate shall be made on the basis of a 365/366-day year. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more interest being paid than if computed on the basis of a 365/366-day year). Interest and fees shall accrue during each period during which interest or such fees are computed from the first day thereof through the last day thereof.

(b) Each determination of an interest rate by the Agent shall be conclusive and binding on the Co-Borrowers.

2.13 Payments by the Co-Borrowers.

(a) All payments to be made by the Co-Borrowers shall be made without set-off, recoupment or counterclaim. Except as otherwise expressly provided herein, all payments by the Co-Borrowers shall be made to the Agent for the account of the Banks at Agent’s Payment Office, and shall be made in dollars and in immediately available funds, no later than 1:00 p.m. (New York City time) on the date specified herein. Agent will promptly distribute to each Bank its Pro Rata Share (or after the occurrence of a Sharing Event, an amount determined pursuant to the Intercreditor Agreement) of such payment in like funds as received. Any payment received by Agent later than 1:00 p.m. (New York City time) shall be deemed to have been received on the following Business Day and any applicable interest or fee shall continue to accrue. If and to the extent the Co-Borrowers make a payment in full to Agent no later than 1:00 p.m. (New York City time) on any Business Day and Agent does not distribute to each Bank its Pro Rata Share of such payment in like funds as received on the same Business Day, Agent shall pay to each Bank on demand interest on such amount as should have been distributed to such Bank at the Federal Funds Rate for each day from the date such payment was received until the date such amount is distributed.

(i) For any payment received by the Agent from or on behalf of the Co-Borrowers in respect of Obligations that are then due and payable (and prepayments pursuant to Section 2.06), the Agent will promptly distribute such amounts in like funds to each Bank, its Pro Rata Share of the Revolving Loans except that any amount otherwise payable to a Defaulting Bank shall be distributed in the manner described in Section 2.16(g).

(ii) For any payment received from or on behalf of the Co-Borrowers by the Agent on or after the occurrence of a Sharing Event, the Agent will promptly distribute such payment in accordance with Section 2.01 of the Intercreditor Agreement.

(b) Subject to the provisions set forth in the definition of “Interest Period” herein, whenever any payment is due on a day other than a Business Day, such payment shall be made on the following Business Day, and such extension of time shall in such case be included in the computation of interest or fees, as the case may be.

(c) Unless Agent receives notice from the Co-Borrowers prior to the date on which any payment is due to the Banks that the Co-Borrowers will not make such payment in full as and when required, Agent may assume that the Co-Borrowers have made such payment in full to Agent on such date in immediately available funds and Agent may (but shall not be so required), in reliance upon such assumption, distribute to each Bank on such due date an amount equal to the amount then due such Bank. If and to the extent the Co-Borrowers have not made such payment in full to Agent, each Bank shall repay to Agent on demand such amount distributed to such Bank, together with interest thereon at the Federal Funds Rate for each day from the date such amount is distributed to such Bank until the date repaid.

2.14 Payments by the Banks to Agent. If and to the extent any Bank shall not have made its full amount available to Agent in immediately available funds and Agent in such circumstances has made available to the Co-Borrowers such amount, that Bank shall on the Business Day following such Borrowing Date make such amount available to Agent, together with interest at the Federal Funds Rate for each day during such period. A notice of Agent submitted to any Bank with respect to amounts owing under this Section 2.14 shall be conclusive, absent manifest error. If such amount is so made available, such payment to Agent shall constitute such Bank’s Loan on the date of Borrowing for all purposes of this Agreement. If such amount is not made available to Agent on the Business Day following the Borrowing Date, Agent will notify the Co-Borrowers of such failure to fund and, upon demand by Agent, the Co-Borrowers shall pay such amount to Agent for Agent’s account, together with interest thereon for each day elapsed since the date of such Borrowing, at a rate per annum equal to the interest rate applicable at the time to the Loans comprising such Borrowing.

2.15 Sharing of Payments, Etc. If, other than as expressly provided elsewhere herein, any Bank shall obtain on account of the Loans made by it any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) in excess of its Pro Rata Share (or after the occurrence of a Sharing Event, an amount determined pursuant to the Intercreditor Agreement), such Bank shall immediately (a) notify Agent of such fact, and (b) purchase from the other Banks such participations in the Loans made by them as shall be necessary to cause such purchasing Bank to share the excess payment pro rata with each of them; except that with respect to any Bank that is a Defaulting Bank by virtue of such Bank failing to fund its Pro Rata Share or Revolving Pro Rata Adjusted Percentage of any Revolving Loan, L/C Borrowing or Swing Line Loan, such Defaulting Bank’s pro rata share of the excess payment shall be allocated to the Bank (or the Banks, pro rata) that funded such Defaulting Bank’s Pro Rata Share or Revolving Pro Rata Adjusted Percentage; provided, however, that if all or any portion of such excess payment is thereafter recovered from the purchasing Bank, such purchase shall to that extent be rescinded and each other Bank shall repay to the purchasing Bank the purchase price paid therefor, together with an amount equal to such paying Bank’s ratable share (according to the proportion of (i) the amount of such paying Bank’s required repayment to (ii) the total amount so recovered from the purchasing Bank) of any interest or other amount paid or payable by the purchasing Bank in respect of the total amount so recovered. The Co-Borrowers agree that any Bank so purchasing a participation from another Bank may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off, but subject to Section 10.09) with respect to such participation as fully as if such Bank were the direct creditor of the Co-Borrowers in the amount of such participation. Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section and will in each case notify the Banks following any such purchases or repayments.

2.16 Defaulting Bank. Notwithstanding any other provision in this Agreement to the contrary, if at any time a Bank becomes a Defaulting Bank, the following provisions shall apply so long as any Bank is a Defaulting Bank:

(a) Until such time as the Defaulting Bank ceases to be a Bank under this Agreement, it will retain its Revolving Commitment and will remain subject to all of its obligations as a Bank hereunder, although it will be presumed that such Defaulting Bank will fail to satisfy any funding obligation and, accordingly, all other Banks hereby agree to fund L/C Borrowings and participate in Swing Line Loans in accordance with the terms hereof and their respective Revolving Pro Rata Adjusted Percentage.

(b) The Fees under Section 2.11 shall cease to accrue on that portion of such Defaulting Bank’s Revolving Commitment that remains unfunded or which has not been included in any L/C Obligations;

(c) A Defaulting Bank may cease to be a Defaulting Bank as specified in the definition thereof.

(d) At any time during a Default Period, Agent may and upon the direction of the Majority Banks shall, upon three (3) Business Days prior notice to the applicable Defaulting Bank (so long as such Default Period remains in effect at the end of such notice period), require such Defaulting Bank to assign all right, title and interest that it may have in all Loans and any other Obligations of the Co-Borrowers under this Agreement and the Loan Documents to another Bank (if another Bank will consent to purchase such right, title and interest) or an Eligible Assignee in accordance with Section 10.07 of this Agreement, if such Eligible Assignee can be found by the Co-Borrowers, for a purchase price equal to 100% of the principal amount of such Loans and any other Obligations plus the amount of any interest and fees accrued and owing to such Defaulting Bank as of the date of such assignment.

(e) with respect to any L/C Obligation or Swing Line Loan that exists at the time a Bank becomes a Defaulting Bank or thereafter:

(i) all or any part of such Defaulting Bank’s Pro Rata Share of the L/C Obligations and Swing Line Loans shall be reallocated among the Non-Defaulting Banks in accordance with their respective Revolving Pro Rata Adjusted Percentage but only to the extent (x) the sum of all of the Effective Amounts of the Non-Defaulting Banks plus such Defaulting Bank’s Pro Rata Share of the L/C Obligations and the outstanding Swing Line Loans does not exceed the Total Available Revolving Commitment, (y) any Non-Defaulting Bank’s Effective Amount plus such Non-Defaulting Bank’s Revolving Pro Rata Adjusted Percentage of such Defaulting Bank’s Revolving Pro Rata Percentage of the L/C Obligations and outstanding Swing Line Loans does not exceed such Non-Defaulting Bank’s Revolving Commitment and (z) the conditions set forth in Section 5.02 of this Agreement are satisfied at such time;

(ii) if the reallocation described in clause (i) above cannot, or can only partially be effected, then the Co-Borrowers shall within two (2) Business Days following notice by the Agent Cash Collateralize such Defaulting Bank’s Pro Rata Share of the L/C Obligations and Swing Line Loans (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the terms of this Agreement, including without limitation Section 3.07, for so long as such L/C Obligation or Swing Line Loan, as applicable, is outstanding;

(iii) if the Co-Borrowers Cash Collateralize any portion of such Defaulting Bank’s Pro Rata Share of the L/C Obligations pursuant to this Section 2.16(e) and Section 3.07 then the Co-Borrowers shall not be required to pay any fees for the pro rata benefit of such Defaulting Bank pursuant to Section 3.08 with respect to such Defaulting Bank’s Pro Rata Share of the L/C Obligations during the period such Defaulting Bank’s Pro Rata Share of the L/C Obligations is Cash Collateralized; and

(iv) if any Defaulting Bank’s Pro Rata Share of the L/C Obligations is neither cash collateralized nor reallocated pursuant to Section 2.16(e)(i), then, without prejudice to any rights or remedies of the Letter of Credit Issuer or any Bank hereunder, all letter of credit fees payable under this Agreement with respect to such Defaulting Bank’s Pro Rata Share of the L/C Obligations shall be payable to the Issuing Banks until such Pro Rata Share of the L/C Obligations is Cash Collateralized, reallocated, or repaid in full.

(f) So long as any Bank is a Defaulting Bank, the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit and the Swing Line Bank shall not be required to fund any Swing Line Loans, unless it is satisfied that the related exposure will be 100% covered by the Revolving Commitment of the Non-Defaulting Banks and/or cash collateral will be provided by Defaulting Bank or the Co-Borrowers in accordance with Section 3.07, if so required, and participating interests in any such newly issued or increased Letter of Credit or Swing Line Loan, as applicable, shall be allocated among the Non-Defaulting Banks in a manner consistent with Section 3.03 (and the Defaulting Banks shall not participate therein).

(g) Any amount payable to such Defaulting Bank hereunder (whether on account of principal, interest, fees or otherwise) shall, in lieu of being distributed to such Defaulting Bank, be retained by the Agent in a segregated account and subject to any applicable requirements of law, be applied (i) first, to the payment of any amounts owing by such Defaulting Bank to the Agent hereunder, (ii) second, to the payment of any amounts owing by such Defaulting Bank to the Issuing Banks and the Swing Line Bank hereunder, (iii) third, to the funding of cash collateralization of any participating interest in any Letter of Credit or Swing Line Loan in respect of which such Defaulting Bank has failed to fund its portion thereof as required by this Agreement, as determined by the Agent, the Issuing Bank or the Swing Line Bank with the amount so funded reducing the amount the Co-Borrowers were required to Cash Collateralize pursuant to Section 2.16(e)(ii), (iv) fourth, if so determined by the Agent, the Issuing Bank, the Swing Line Bank and the Co-Borrowers, held in such account as cash collateral for future funding obligations of any Defaulting Bank under this Agreement, (v) fifth, pro rata, to the payment of any amounts owing to the Co-Borrowers or the Banks as a result of any judgment of a court of competent jurisdiction obtained by the Co-Borrowers or any Bank against such Defaulting Bank as a result of such Defaulting Bank’s breach of its obligations under this Agreement and (vi) sixth, to such Defaulting Bank or as otherwise directed by a court of competent jurisdiction, provided that if such payment is a prepayment of the principal amount of any Loans or reimbursement obligations in respect of L/C Advances or Swing Line Loans which a Defaulting Bank has funded in accordance with its participation obligations, such payment shall be applied solely to prepay the Loans of, and reimbursement obligations owed to, all non-Defaulting Banks pro rata prior to being applied to the prepayment of any Loans, or reimbursement obligations owed to, any Defaulting Bank.

(h) In the event that the Agent, the Co-Borrowers, the Issuing Bank and the Swing Line Bank each agree that a Defaulting Bank has adequately remedied all matters that caused such Bank to be a Defaulting Bank, then the Pro Rata Share of the L/C Obligations and Swing Line Loans of the Banks shall be readjusted to reflect the inclusion of such Bank’s Revolving Commitment and on such date such Bank shall purchase at par such of the Loans of the other Banks as the Agent shall determine may be necessary in order for such Bank to hold such Loans in accordance with its Pro Rata Share as though it were not a Defaulting Bank.

(i) No Swap Contract entered into by a Swap Bank shall benefit from the security package provided by the Security Documents, if at the time such Swap Contract was entered, such Swap Bank (or its Affiliate) was a Defaulting Bank.

(j) Notwithstanding anything to the contrary herein, the Revolving Commitment of such Defaulting Bank shall not be included for purposes of determining the “Majority Banks”.

ARTICLE 3

THE LETTERS OF CREDIT

3.01 The Letter of Credit Lines.

(a) Each Issuing Bank agrees, (A) from time to time on any Business Day during the period from the Closing Date to the Revolving Maturity Date, to Issue Letters of Credit for the account of the Co-Borrowers or any Guarantor under the Revolving Line and to amend or renew Letters of Credit previously Issued by it, in accordance with Subsections 3.02(c) and 3.02(d), and (B) to honor drafts under the Letters of Credit. Each of the Revolving Banks will be deemed to have approved such Issuance, amendment or renewal, and shall participate in Letters of Credit Issued for the account of the Co-Borrowers and the Guarantors. Subject to the other terms and conditions hereof, the Co-Borrowers’ ability to request that an Issuing Bank Issue Letters of Credit shall be fully revolving, and, accordingly, the Co-Borrowers may, during the foregoing period, request that Issuing Bank Issue Letters of Credit to replace Letters of Credit which have expired or which have been drawn upon and reimbursed. The parties hereto agree that effective as of the Closing Date, the Existing Letters of Credit shall be deemed to have been issued and maintained under, and to be governed by the terms and conditions of, this Agreement and shall constitute a portion of the L/C Obligations.

(b) No Issuing Bank shall Issue any Letter of Credit unless Agent shall have received notice of the request for Issuance of such Letter of Credit and Agent shall have consented to the Issuance of such Letter of Credit, such consent not to be unreasonably withheld, conditioned or delayed. Additionally, no Issuing Bank shall Issue any Letter of Credit if:

(i) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Bank from Issuing such Letter of Credit, or any Requirement of Law applicable to such Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Bank shall prohibit, or request that such Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Bank is not otherwise compensated hereunder) not in effect on the date hereof, or shall impose upon such Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the date hereof and which such Issuing Bank in good faith deems material to it;

(ii) such Issuing Bank has received written notice from the Agent or the Co-Borrowers, on or prior to the Business Day prior to the requested date of Issuance of such Letter of Credit, that one or more of the applicable conditions contained in Article V is not then satisfied;

(iii) the expiry date of any requested Letter of Credit is after the earlier to occur of (A) the expiry date of the applicable L/C Sub-limit Cap for such Letter of Credit or (B) 365 days after the Revolving Maturity Date, unless all the Revolving Banks have approved such expiry date in writing;

(iv) the expiry date of any such requested Letter of Credit is prior to the maturity date of any financial obligation to be supported by the requested Letter of Credit;

(v) such requested Letter of Credit is not in form and substance acceptable to such Issuing Bank, or the Issuance of such requested Letter of Credit shall violate any applicable policies of Issuing Bank;

(vi) such Letter of Credit is for the purpose of supporting the Issuance of any letter of credit by any other Person other than another Co-Borrower;

(vii) such Letter of Credit is denominated in a currency other than Dollars;

(viii) the amount of such requested Letter of Credit, plus the Effective Amount of L/C Obligations relating to Letters of Credit Issued under a particular L/C Sub-limit Cap, plus the Effective Amount of all Revolving Loans made for the purpose described under such L/C Sub-limit Cap exceeds the applicable L/C Sub-limit Cap;

(ix) the amount of such requested Letter of Credit, plus the Effective Amount of all of the L/C Obligations, plus the Effective Amount of all Revolving Loans, plus the Effective Amount of all Swing Line Loans exceeds the aggregate Revolving Commitments;

(x) the amount of such Letter of Credit would result in exposure of an Issuing Bank to exceed its Issuing Bank Sub-Limit.

(c) Any Letter of Credit requested by the Co-Borrowers to be Issued hereunder may be Issued by any Issuing Bank or any Affiliate of such Issuing Bank acceptable to the Co-Borrowers, and if a Letter of Credit is Issued by an Affiliate of such Issuing Bank, such Letter of Credit shall be treated, for all purposes of this Agreement and the Loan Documents, as if it were issued by such Issuing Bank.

3.02 Issuance, Amendment and Renewal of Letters of Credit.

(a) Each Letter of Credit Issued hereunder shall be Issued upon the irrevocable written request of the Co-Borrowers pursuant to a Notice of Borrowing in the applicable form attached hereto as Exhibit A-1 received by an Issuing Bank and the Agent by no later than 12:00 p.m. noon (New York City time) on the proposed date of Issuance. Each such request for Issuance of a Letter of Credit shall be by electronic transfer or facsimile, confirmed immediately in an original writing or by electronic transfer, in the form of an L/C Application, and shall specify in form and detail satisfactory to such Issuing Bank: (i) the proposed date of Issuance of the Letter of Credit (which shall be a Business Day); (ii) the face amount of the

Letter of Credit; (iii) the expiry date of the Letter of Credit; (iv) the name and address of the beneficiary thereof; (v) the documents to be presented by the beneficiary of the Letter of Credit in case of any drawing thereunder; (vi) the full text of any certificate to be presented by the beneficiary in case of any drawing thereunder; and (vii) such other matters as such Issuing Bank may require.

(b) From time to time while a Letter of Credit is outstanding and prior to the Revolving Maturity Date, an Issuing Bank will, upon the written request of the Co-Borrowers received by such Issuing Bank (with a copy sent by the Co-Borrowers to Agent) prior to 12:00 p.m. noon (New York City time) on the proposed date of amendment, consider the amendment of any Letter of Credit issued by it. Each such request for amendment of a Letter of Credit shall be made by electronic transfer or facsimile, confirmed immediately in an original writing or by electronic transfer, made in the form of an L/C Amendment Application and shall specify in form and detail satisfactory to such Issuing Bank and Agent: (i) the Letter of Credit to be amended; (ii) the proposed date of amendment of the Letter of Credit (which shall be a Business Day); (iii) the nature of the proposed amendment; and (iv) such other matters as such Issuing Bank may require. Such Issuing Bank shall be under no obligation to amend any Letter of Credit.

(c) If any outstanding Letter of Credit Issued by an Issuing Bank shall provide that it shall be automatically renewed unless the beneficiary thereof receives notice from such Issuing Bank that such Letter of Credit shall not be renewed, and if at the time of renewal such Issuing Bank would be entitled to authorize the automatic renewal of such Letter of Credit in accordance with this Subsection 3.02(c) upon the request of the Co-Borrowers, then such Issuing Bank shall be permitted to allow such Letter of Credit to renew, and the Co-Borrowers and the Revolving Banks hereby authorize such renewal, and, accordingly, such Issuing Bank shall be deemed to have received an L/C Amendment Application from the Co-Borrowers requesting such renewal.

(d) Any Issuing Bank may, at its election, deliver any notices of termination or other communications to any Letter of Credit beneficiary or transferee, and take any other action as necessary or appropriate, at any time and from time to time, in order to cause the expiry date of such Letter of Credit to be a date not later than the Revolving Maturity Date.

(e) This Agreement shall control in the event of any conflict with any L/C-Related Document (other than any Letter of Credit).

(f) Each Issuing Bank will deliver to Agent a true and complete copy of each Letter of Credit or amendment to or renewal of a Letter of Credit Issued by it.

3.03 Risk Participations, Drawings, Reducing Letters of Credit and Reimbursements.

(a) Immediately upon the Issuance of each Letter of Credit Issued by Issuing Bank (including in the case of each Existing Letter of Credit, the deemed issuance with respect thereto on the Closing Date), each Revolving Bank shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from such Issuing Bank a participation in such Letter of Credit and each drawing or Reducing L/C Borrowing thereunder in an amount equal to the product of (i) the Revolving Percentage of such Letter of Credit (or, if a Defaulting Bank exists, and without limitation to the obligations of such Defaulting Bank under this Section 3.03, with respect to any Non-Defaulting Bank, its Revolving Pro Rata Adjusted Percentage, if applicable), times (ii) the maximum amount available to be drawn under such Letter of Credit and the amount of such drawing or Reducing Letter of Credit Borrowing, respectively. For purposes of Section 2.01, each Issuance of a Letter of Credit shall be deemed to utilize the Revolving Commitment of each Revolving Bank by an amount equal to the amount of such participation.

(b) In the event of any request for a drawing under a Letter of Credit Issued by an Issuing Bank by the beneficiary or transferee thereof, such Issuing Bank will promptly notify MMP. Any notice given by an Issuing Bank or Agent pursuant to this Subsection 3.03(b) may be oral if immediately confirmed in writing (including by facsimile); provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice. The Co-Borrowers shall reimburse an Issuing Bank prior to 5:00 p.m. (New York City time), on each date that any amount is paid by such Issuing Bank under any Letter of Credit or to the beneficiary of a Reducing Letter of Credit in the form of a Reducing L/C Borrowing (each such date, an “Honor Date”), in an amount equal to the amount so paid by such Issuing Bank. In the event the Co-Borrowers fail to reimburse such Issuing Bank for the full amount of any drawing under any Letter of Credit or of any Reducing L/C Borrowing, as the case may be, by 5:00 p.m. (New York City time) on the Honor Date, such Issuing Bank will promptly notify Agent and Agent will promptly notify each Revolving Bank thereof, and the Co-Borrowers shall be deemed to have requested that Revolving Loans be made by the Revolving Banks to be disbursed to such Issuing Bank not later than one (1) Business Day after the Honor Date under such Letter of Credit, subject to the amount of the unutilized portion of the aggregate Revolving Commitments.

(c) In the event of any request for a Reducing L/C Borrowing by the Co-Borrowers in association with any Reducing Letter of Credit, the amount available for drawing under such Reducing Letter of Credit will be reduced automatically, and without any further amendment or endorsement to such Reducing Letter of Credit, by the amount actually paid to such beneficiary, notwithstanding the fact that the payment creating such Reducing L/C Borrowing is not made pursuant to a conforming and proper draw under the corresponding Reducing Letter of Credit.

(d) Each Revolving Bank shall upon any notice pursuant to Subsection 3.03(b) make available to Agent for the account of any Issuing Bank an amount in Dollars and in immediately available funds equal to its Revolving Percentage (or, if a Defaulting Bank exists, and without limitation to the obligations of such Defaulting Bank under this Section 3.03, with respect to any Non-Defaulting Bank, its Revolving Pro Rata Adjusted Percentage, if applicable) of the amount of the drawing or of the Reducing L/C Borrowing, as the case may be, whereupon the participating Revolving Banks shall (subject to Subsection 3.03(e)) each be deemed to have made a Revolving Loan to the Co-Borrowers in that amount. If any Revolving Bank so notified fails to make available to Agent for the account of Issuing Bank the amount of such Revolving Bank’s Revolving Percentage (or, if a Defaulting Bank exists, and without limitation to the obligations of such Defaulting Bank under this Section 3.03, with respect to any Non-Defaulting Bank, its Revolving Pro Rata Adjusted Percentage, if applicable) of the amount of the drawing or of the Reducing L/C Borrowing, as the case may be, by no later than 3:00 p.m. (New York City time) on the Business Day following the Honor Date, then interest shall accrue on such Revolving Bank’s obligation to make such payment, from the Honor Date to the date such Revolving Bank makes such payment, at a rate per annum equal to the Federal Funds Rate in effect from time to time during such period. Agent will promptly give notice of the occurrence of the Honor Date, but failure of Agent to give any such notice on the Honor Date or in sufficient time to enable any Revolving Bank to effect such payment on such date shall not relieve such Revolving Bank from its obligations under this Section 3.03.

(e) With respect to any unreimbursed drawing or Reducing L/C Borrowing, as the case may be, that is not converted into Revolving Loans in whole or in part for any reason, the Co-Borrowers shall be deemed to have incurred from the relevant Issuing Bank an L/C Borrowing in the amount of such drawing or Reducing L/C Borrowing, as the case may be, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at a rate per annum equal to the Default Rate, and each Revolving Bank’s payment to Issuing Bank pursuant to Subsection 3.03(d) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Revolving Bank in satisfaction of its participation obligation under this Section 3.03.

(f) Each Revolving Bank’s obligation in accordance with this Agreement to make the Revolving Loans or L/C Advances, as contemplated by this Section 3.03, as a result of a drawing under a Letter of Credit or Reducing L/C Borrowing, shall be absolute and unconditional and without recourse to the relevant Issuing Bank and shall not be affected by any circumstance, including (i) any set-off, counterclaim, recoupment, defense or other right which such Revolving Bank may have against such Issuing Bank, the Co-Borrowers or any other Person for any reason whatsoever; (ii) the occurrence or continuance of a Default, an Event of Default or a Material Adverse Effect; or (iii) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

3.04 Repayment of Participations.

(a) Upon (and only upon) receipt by Agent for the account of an Issuing Bank of immediately available funds from the Co-Borrowers (i) in reimbursement of any payment made by such Issuing Bank under a Letter of Credit or in connection with a Reducing L/C Borrowing with respect to which any Revolving Bank has paid Agent for the account of such Issuing Bank for such Revolving Bank’s participation in the Letter of Credit pursuant to Section 3.03 or (ii) in payment of interest thereon, Agent will pay to each Revolving Bank, in the same funds as those received by Agent for the account of such Issuing Bank, the amount of such Revolving Bank’s Revolving Percentage (or, if a Defaulting Bank exists, and without limitation to the obligations of such Defaulting Bank under this Section 3.03, with respect to any Non-Defaulting Bank, its Revolving Pro Rata Adjusted Percentage, if applicable) of such funds, and such Issuing Bank shall receive the amount of the Revolving Percentage of such funds of any Revolving Bank that did not so pay Agent for the account of such Issuing Bank.

(b) If Agent or an Issuing Bank is required at any time to return to the Co-Borrowers, or to a trustee, receiver, liquidator, custodian, or any official in any Insolvency Proceeding, any portion of the payments made by the Co-Borrowers to Agent for the account of such Issuing Bank pursuant to Subsection 3.04(a) in reimbursement of a payment made under a

Letter of Credit or in connection with a Reducing L/C Borrowing or interest or fee thereon, each Revolving Bank shall, on demand of such Issuing Bank, forthwith return to Agent or such Issuing Bank the amount of its Revolving Percentage (or, if a Defaulting Bank exists, and without limitation to the obligations of such Defaulting Bank under this Section 3.03, with respect to any Non-Defaulting Bank, its Revolving Pro Rata Adjusted Percentage, if applicable) of any amounts so returned by Agent or such Issuing Bank plus interest thereon from the date such demand is made to the date such amounts are returned by such Revolving Bank to Agent or such Issuing Bank, at a rate per annum equal to the Federal Funds Rate in effect from time to time.

3.05 Role of the Issuing Banks.

(a) Each Revolving Bank and the Co-Borrowers agree that, in paying any drawing under a Letter of Credit or funding any Reducing L/C Borrowing, no Issuing Bank shall have any responsibility to obtain any document (other than any sight draft or certificates expressly required by such Letter of Credit, but with respect to Reducing Letter of Credit Borrowings, no document of any kind need be obtained) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.

(b) No Agent Related Person, Issuing Bank or Revolving Bank shall be liable for: (i) any action taken or omitted in the absence of gross negligence or willful misconduct; or (ii) the due execution, effectiveness, validity or enforceability of any L/C-Related Document.

(c) The Co-Borrowers hereby assume all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Co-Borrowers from pursuing such rights and remedies as they may have against the beneficiary or transferee at law or under any other agreement. No Affiliate of any Issuing Bank or Revolving Bank, nor any of the respective correspondents, participants or assignees of any Issuing Bank or Revolving Bank shall be liable or responsible for any of the matters described in clauses (a) through (g) of Section 3.06; provided, however, anything in such clauses or elsewhere herein to the contrary notwithstanding, that the Co-Borrowers may have a claim against an Issuing Bank or a Revolving Bank, and such Issuing Bank or Revolving Bank may be liable to the Co-Borrowers, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Co-Borrowers which the Co-Borrowers prove were caused by such Issuing Bank or Revolving Bank’s willful misconduct or gross negligence or such Issuing Bank or such Revolving Bank’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing: (i) an Issuing Bank may accept documents that appear on their face to be in substantial compliance with the terms of the applicable Letter of Credit, without responsibility for further investigation, regardless of any notice or information to the contrary; and (ii) an Issuing Bank shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

3.06 Obligations Absolute. The Obligations of the Co-Borrowers under this Agreement and any L/C-Related Document to reimburse an Issuing Bank for a drawing under a Letter of Credit or for a Reducing L/C Borrowing, and to repay any L/C Borrowing and any drawing under a Letter of Credit or Reducing L/C Borrowing converted into Revolving Loans, shall be joint and several, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement and each such other L/C-Related Document under all circumstances, including the following:

(a) any lack of validity or enforceability of this Agreement or any L/C-Related Document;

(b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations of the Co-Borrowers in respect of any Letter of Credit or any other amendment or waiver of or any consent to departure from all or any of the L/C-Related Documents;

(c) the existence of any claim, set-off, defense or other right that the Co-Borrowers may have at any time against any beneficiary or any transferee of any Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), any Issuing Bank or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by the L/C-Related Documents or any unrelated transaction;

(d) any draft, demand, certificate or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit;

(e) any payment by Issuing Bank under any Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of any Letter of Credit; or any payment made by any Issuing Bank under any Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of any Letter of Credit, including any arising in connection with any Insolvency Proceeding;

(f) any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from any other guarantee, for all or any of the Obligations of the Co-Borrowers in respect of any Letter of Credit; or

(g) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Co-Borrowers.

Notwithstanding anything to the contrary in this Section 3.06, no Issuing Banks shall be excused from liability to the Co-Borrowers to the extent of any direct damages (as opposed to consequential, indirect and punitive damages, claims in respect of which are hereby waived by the Co-Borrowers) suffered by the Co-Borrowers that are caused by such Issuing

Bank’s gross negligence or willful misconduct when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof, provided, however, that the parties hereto expressly agree that:

(i) the Issuing Banks may accept documents that appear on their face to be in substantial compliance with the terms of a Letter of Credit without responsibility for further investigation, regardless of any notice or information to the contrary, and may make payment upon presentation of documents that appear on their face to be in substantial compliance with the terms of such Letter of Credit;

(ii) the Issuing Banks shall have the right, in their sole discretion, to decline to accept documents and to make such payment if such documents are not in strict compliance with the terms of such Letter of Credit;

(iii) this sentence shall establish the standard of care to be exercised by the Issuing Banks when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof (and the parties hereto hereby waive, to the extent permitted by applicable law, any standard of care inconsistent with the foregoing).

3.07 Cash Collateral Pledge. Upon the request of the Agent, (a) if an Issuing Bank has honored any full or partial drawing request on any Letter of Credit and such drawing has resulted in an L/C Borrowing hereunder, (b) if, as of the Revolving Maturity Date, any Letters of Credit may for any reason remain outstanding and partially or wholly undrawn or (c) upon the occurrence of an Event of Default (and automatically without any requirement for notice or a request upon the occurrence of the events described in Sections 8.01(e) or (f)), the Co-Borrowers shall immediately Cash Collateralize the L/C Obligations in an amount equal to one hundred and five percent (105%) of such L/C Obligations. Upon the occurrence of the circumstances described in Section 2.06(c) requiring the Co-Borrowers to Cash Collateralize Letters of Credit, the Co-Borrowers shall immediately Cash Collateralize the L/C Obligations in an amount equal to the applicable excess.

3.08 Letter of Credit Fees.

(a) The Co-Borrowers shall pay to Agent, for the account of each of the Revolving Banks, a letter of credit fee with respect to each of the Letters of Credit Issued hereunder equal to the greater of (i) $750.00 per quarter, or (ii) an amount equal to the applicable Letters of Credit Fee Rate for the number of days such Letter of Credit is outstanding, calculated on a 360-day basis, taking into consideration all increases, decreases or extensions thereto. Such amount shall be computed on a quarterly basis in arrears as of the last Business Day of each fiscal quarter based upon each Letter of Credit outstanding during that fiscal quarter and only for the days each such Letter of Credit is outstanding during that fiscal quarter as calculated by the Agent.

(b) The Co-Borrowers shall pay to the Agent for the account of each Issuing Bank issuing a Letter of Credit hereunder, a negotiation fee equal to $250.00 for each Letter of Credit that is presented to such Issuing Bank for payment.

(c) The Co-Borrowers shall pay to the Agent for the account of each Issuing Bank issuing a Letter of Credit hereunder, an amendment fee equal to $150.00 for each amendment to any Letter of Credit Issued hereunder.

(d) The Co-Borrowers shall pay to Agent, for the account of each of the Issuing Banks, a letter of credit fronting fee with respect to each of the Letters of Credit Issued hereunder by such Issuing Bank equal to 0.15% per annum for the number of days such Letter of Credit is outstanding, calculated on a 360-day basis, taking into consideration all increases, decreases or extensions thereto. Such amount shall be computed on a quarterly basis in arrears as of the last Business Day of each fiscal quarter based upon each Letter of Credit outstanding during that fiscal quarter and only for the days each such Letter of Credit is outstanding during that fiscal quarter as calculated by the Agent and payable quarterly in arrears.

(e) The Co-Borrowers shall pay to each Issuing Bank, for its own account, an out-of-pocket fee of $50.00 in connection with the issuance or amendment of each Letter of Credit.

(f) Such letter of credit fees as described in sub-paragraph (a) and (b) above for each Letter of Credit shall be due and payable quarterly in arrears on the later to occur of (i) the fifth Business Day of the fiscal quarter for the preceding fiscal quarter during which Letters of Credit are outstanding, or (ii) two (2) Business Days after receipt of the invoice delivered to the Co-Borrowers by the Agent for such fees, but in no event later than the Revolving Maturity Date.

3.09 Applicable Rules. When a Letter of Credit is issued, at the option of the Issuing Bank, the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce (the “ICC”) at the time of issuance or the International Standby Practices 1998 published by the Institute of International Banking and Practice (or such later version thereof as may be in effect at the time of issuance) shall apply to each Letter of Credit.

3.10 Letters of Credit Issued for Guarantors. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Guarantor, each Co-Borrower shall be jointly and severally obligated to reimburse the Issuing Bank hereunder for any and all drawings under such Letter of Credit issued hereunder by such Issuing Bank. Each Co-Borrower hereby acknowledges that the issuance of Letters of Credit for the account of any Guarantor or Co-Borrower inures to the benefit of each Co-Borrower, and that each Co-Borrower’s business (indirectly or directly) derives substantial benefits from the businesses of such other Persons.

ARTICLE 4

TAXES, YIELD PROTECTION AND ILLEGALITY

4.01 Taxes.

(a) Any and all payments by the Co-Borrowers to the Banks under this Agreement and any other Loan Document shall be made free and clear of, and without deduction or withholding for any Taxes. In addition, the Co-Borrowers shall pay all Other Taxes.

(b) If the Co-Borrowers shall be required by law to deduct or withhold any Taxes, Other Taxes or Further Taxes from or in respect of any sum payable hereunder to any Bank, then:

(i) the sum payable shall be increased as necessary so that, after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section), each Bank receives and retains an amount equal to the sum it would have received and retained had no such deductions or withholdings been made;

(ii) The Co-Borrowers shall make such deductions and withholdings;

(iii) The Co-Borrowers shall pay the full amount deducted or withheld to the relevant taxing authority or other authority in accordance with applicable law; and

(iv) The Co-Borrowers shall also pay to each Bank for the account of such Bank, at the time interest is paid, Further Taxes in the amount that such Bank specifies as necessary to preserve the after-tax yield the Bank would have received if such Further Taxes had not been imposed.

(c) The Co-Borrowers agree to indemnify and hold harmless each Bank for the full amount of (i) Taxes, (ii) Other Taxes and (iii) Further Taxes in the amount that such Bank specifies as necessary to preserve the after-tax yield the Bank would have received if such Taxes, Other Taxes or Further Taxes had not been imposed, and any liability (including penalties, interest, additions to tax and expenses) arising therefrom or with respect thereto, whether or not such Taxes, Other Taxes or Further Taxes were correctly or legally asserted. Payment under this indemnification shall be made within thirty (30) days after the date the Bank makes written demand therefor.

(d) Within 30 days after the date of any payment by the Co-Borrowers of Taxes, Other Taxes or Further Taxes, the Co-Borrowers shall furnish the Banks the original or a certified copy of a receipt evidencing payment thereof, or other evidence of payment satisfactory to the Banks.

4.02 Increased Costs and Reduction of Return.

(a) If a Bank determines that, due to either (i) the introduction of or any change after the date hereof in or in the interpretation of any law or regulation or (ii) the compliance by the Bank with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law) issued after the date hereof, there shall be any increase in the cost to the Bank in the cost of agreeing to make or making, funding or maintaining any Loans or to Issue, Issuing or maintaining any Letter of Credit or unpaid drawing under any Letter of Credit, then the Co-Borrowers shall be liable for, and shall from time to time, upon demand, pay to such Bank, additional amounts as are sufficient to compensate such Bank for such increased costs.

(b) If a Bank shall have determined that (i) the introduction of any guideline, request, directive, law, rule or regulation effective after the date hereof, (ii) any change in any guideline request, directive, law, rule or regulation after the date hereof, (iii) after the date hereof, any change in the interpretation or administration of any guideline, request or directive of any central bank or other Governmental Authority, or any other law, rule or regulation, whether or not having the force of law, in each case, regarding capital adequacy of the Bank or of any corporation controlling the Bank, or (iv) the compliance by the Bank (or its lending office) or any corporation controlling the Bank with any such guideline request, directive, law, rule or regulation effective after the date hereof, affects or would affect the amount of capital required or expected to be maintained by the Bank or any corporation controlling the Bank and (taking into consideration the Bank’s or such corporation’s policies with respect to capital adequacy and the Bank’s desired return on capital) determines that the amount of such capital is increased as a consequence of its loans, credits or obligations under this Agreement (excluding for the purposes of this Section 4.02 any such increased costs or reduction in amount resulting from taxes applicable to overall net income or gross income by the United States and state or foreign jurisdiction or any political subdivision of them under the laws of which such Bank or Issuing Bank is organized or has its lending office), then, upon demand of such Bank to the Co-Borrowers, the Co-Borrowers shall pay to such Bank, from time to time as specified by such Bank, additional amounts sufficient to compensate such Bank for such increase.

Notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a change in law for purposes of this Section 4.02, regardless of the date enacted, adopted or issued.

4.03 Compensation for Losses. Upon demand of any Bank (with a copy to the Agent) from time to time, the Co-Borrowers shall promptly compensate such Bank for and hold such Bank harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by any Co-Borrower (for a reason other than the failure of such Bank to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by such Co-Borrower; or

(c) any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefore as a result of a request by any Co-Borrower pursuant to Section 10.16;

including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.

For purposes of calculating amounts payable by the Co-Borrowers to the Banks under this Section 4.03, each Bank shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank Eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

4.04 Illegality.

(a) If any Bank determines that the introduction of any Requirement of Law, or any change in any Requirement of Law, or in the interpretation or administration of any Requirement of Law, has made it unlawful, or that any central bank or other Governmental Authority has asserted that it is unlawful, for such Bank or its applicable Lending Office to make Eurodollar Rate Loans, then, on notice thereof by such Bank to the Co-Borrowers through the Agent, any obligation of that Bank to make Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended until the Bank notifies the Agent and the Co-Borrowers that the circumstances giving rise to such determination no longer exist.

(b) If a Bank determines that it is unlawful to maintain any Eurodollar Rate Loan, the Co-Borrowers shall, upon receipt of notice of such fact and demand from such Bank (with a copy to the Agent), prepay in full, without premium or penalty, such Eurodollar Rate Loans of that Bank then outstanding, together with interest accrued thereon either on the last day of the Interest Period thereof, if the Bank may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if the Bank may not lawfully continue to maintain such Eurodollar Rate Loan. If the Co-Borrowers are required to so prepay any Eurodollar Rate Loan, then concurrently with such prepayment, the Co-Borrowers may, but shall not be required to, borrow from the affected Bank, in the amount of such repayment, a Base Rate Loan.

4.05 Inability to Determine Rates. If the Agent (or any Bank) determines in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks (or such Bank) in the applicable offshore Dollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, or adequate and reasonable means do not exist for determining the Eurodollar Rate for such Eurodollar Rate Loan, or (b) if the Agent (or any Bank) determines that the Eurodollar Rate for such Eurodollar Rate Loan does not adequately and fairly reflect the cost to the Banks (or such Bank) of funding such Eurodollar Rate Loan, then the Agent will promptly notify the Co-Borrowers and all Banks. Thereafter, the obligation of the Banks to make or maintain Eurodollar Rate Loans shall be suspended until all of the Banks revoke such notice. Upon receipt of such notice, the Co-Borrowers may revoke any pending request for a Borrowing, conversion, or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

4.06 Reserves on Eurodollar Rate Loans. The Co-Borrowers shall pay to each Bank, as long as such Bank shall be required under regulations of the FRB to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency Liabilities”), additional costs on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Loan by the Bank (as determined by the Bank in good faith, which determination shall be conclusive), payable on each date on which interest is payable on such Loan, provided, however, that the Co-Borrowers shall have received at least 15 days’ prior written notice (with a copy to the Agent) of such additional interest from the Bank. If a Bank fails to give notice 15 days prior to the relevant Interest Payment Date, such additional interest shall be payable 15 days from receipt of such notice.

4.07 Certificates of Bank. If a Bank claims reimbursement or compensation under this Article IV, it shall deliver to the Co-Borrowers a certificate setting forth in reasonable detail the amount payable to such Bank hereunder and the basis for same and such certificate shall be conclusive and binding on the Co-Borrowers in the absence of manifest error.

4.08 Survival. The agreements and Obligations of the Co-Borrowers in this Article IV shall survive the payment of all other Obligations.

ARTICLE 5

CLOSING ITEMS

5.01 Matters to be Satisfied Prior to Initial Request for Extension of Credit. This Agreement shall become effective upon the satisfaction of the following conditions precedent:

(a) Loan Documents. The Agent shall have received this Agreement, the Notes, the Security Documents (in recordable form where applicable), UCC financing statements, UCC-3 financing statement amendments and assignments, the Intercreditor Agreement, the Guaranty Agreement and each other document or certificate executed in connection with this Agreement, executed by each party thereto;

(b) Resolution; Incumbency; Partnership Documentation. The Agent shall have received:

(i) Copies of the partnership or limited liability company action, as applicable, of each Loan Party authorizing the transactions contemplated hereby, certified as of the Closing Date by the general partner or managing member, as applicable, of each Loan Party;

(ii) A certificate of the general partner of each partnership Loan Party and of the managing member of each limited liability company Loan Party certifying the names and true signatures of any members or officers of each limited liability company Loan Party which are Responsible Officers and who are authorized to act on behalf of each Loan Party; and

(iii) A resolution of the general partner or members, as applicable, of each Loan Party authorizing execution of the Loan Documents;

(c) Organization Documents; Good Standing. The Agent shall have received the certificate of limited partnership of MMP, and the articles of organization of Midstream and Logistics and each Guarantor, each as in effect on the Closing Date, and each certified by the Secretary of State of each such Person’s state of organization, the Partnership Agreement of MMP, certified by the General Partner, and the Regulations or Operating Agreement of

Midstream, Logistics and each Guarantor, certified by its managing member, each certified as of, or reasonably close to, the Closing Date, and evidence satisfactory to the Agent, that each Co-Borrower or Guarantor is in good standing under the laws of its state of organization;

(d) Legal Opinion. The Agent shall have received an opinion of Texas and New York counsel to the Loan Parties addressed to the Agent and the Banks, each in form and substance acceptable to the Agent;

(e) Payment of Fees. The Agent shall have received evidence of payment by the Co-Borrowers of all fees, costs and expenses to the extent then due and payable on or prior to the Closing Date, together with Attorney Costs and including, without limitation, any such costs, fees and expenses arising under or referenced in Sections 2.11 and 10.04;

(f) Certificate. The Agent shall have received a certificate signed by a Responsible Officer of each Co-Borrower, dated as of the Closing Date, in the form attached hereto as Exhibit D, or in any other form acceptable to the Agent;

(g) Filings. The Agent shall have received evidence that all filings needed to perfect the security interests granted by the Loan Documents have been completed or due provision has been made therefor and that all previous filings against any portion of the Collateral (other than Permitted Liens) have been terminated;

(h) Know Your Customer. The Agent shall have received all documentation and other information requested by the Agent, any Issuing Bank, the Swing Line Bank or any Bank that is required by regulatory authorities under applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the Patriot Act;

(i) Matters Related to Flood Hazard Properties. Agent shall have received a life of loan flood hazard determination with respect to all of MMP’s and its Subsidiaries’ properties covered by mortgages listed on the Security Schedule on which there exists a “Building” as defined by the Federal Emergency Management Agency in connection with the National Flood Insurance Program (a “Building”) together with a notice about special flood hazard area status and flood disaster assistance duly executed by the Co-Borrowers and if such real property is located in a special flood hazard area, evidence of flood insurance in such amounts as are acceptable to the Agent, together with such certificates as may be reasonably requested by the Agent, each in form and substance reasonably satisfactory to Agent;

(j) Insurance. Agent shall have received evidence of insurance required to be maintained by the Loan Parties hereunder, which certificates shall name the Agent as additional insured and loss payee, as applicable;

(k) Risk Management Policy and Credit Policy. Agent shall have received copies of the Risk Management Policy and Credit Policy in form and substance satisfactory to Agent.

(l) Capital Structure; Consummation of IPO and Initial Drop Down. The capital and ownership structure and the equity-holder arrangements of the Co-Borrowers and their respective Subsidiaries (and all agreements relating thereto) shall be reasonably satisfactory to the Agent. The Agent shall have received evidence, in form and substance satisfactory to the Agent, of (i) the consummation of the IPO in accordance with the Prospectus, (ii) receipt by MMP of at least $90,000,000 in gross proceeds from the sale of Equity Interests of MMP under the IPO, and (iii) the consummation of the Initial Drop Down in accordance with the Initial Drop Down Documents

(m) Due Diligence. The Agent and the Banks shall have completed and be satisfied in their sole discretion with their respective corporate (or other organizational), environmental and financial due diligence of the Co-Borrowers and their respective Subsidiaries.

(n) IPO Documents. The Agent shall have received a copy of an omnibus agreement and underwriting agreement, each in substantially the same form as the applicable exhibits attached to the Registration Statement, and such other documents, governmental certificates and agreements in connection with the IPO as the Agent or any Bank may reasonably request, certified as of the Closing Date by an authorized officer of MMP (x) as being true and correct copies of such documents and (y) as being in full force and effect.

(o) Initial Drop Down Documents. The Agent shall have received copies of the Initial Drop Down Documents, certified as of the Closing Date by an authorized officer of MMP (x) as being true and correct copies of such documents, (y) as being in full force and effect and (z) that no material term or condition thereof shall have been amended, modified or waived after the execution thereof without the prior written consent of the Agent.

(p) Existing Credit Agreement. The Agent shall have received evidence, in form and substance satisfactory to the Agent, that (i) the Existing Credit Agreement has been amended to permit the IPO, the Initial Drop Down and the transactions contemplated hereby and (ii) all obligations, liabilities and Liens of each Initial Drop Down Entity relating to the Existing Credit Agreement and the other Loan Documents (as defined in the Existing Credit Agreement) have been released and terminated or arrangements satisfactory to the Agent in its sole discretion shall have been made with respect to such release and termination.

(q) Swap Contracts. Agent shall have received evidence that all Interest Rate Contracts between the Loan Parties and Société Générale and its Affiliates shall have been terminated and all amounts owing thereunder have been paid.

(r) Existing Letters of Credit. The Agent shall have received letter of credit applications or amendments to the Existing Letters of Credit, as applicable, and such other documents and instruments of transfer as the Agent and the Issuing Bank deem necessary to effectuate the deemed issuance of the Existing Letters of Credit hereunder

(s) No Material Adverse Effect. Since December 31, 2012, there shall have been no Material Adverse Effect.

(t) Other Documents. The Agent shall have received such other approvals, opinions, documents or materials as the Agent may request.

NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, THIS AGREEMENT SHALL NOT BECOME EFFECTIVE UNLESS EACH OF THE FOREGOING CONDITIONS PRECEDENT IS SATISFIED ON OR PRIOR TO THE DATE WHICH IS 90 DAYS AFTER THE DATE HEREOF.

For purposes of determining compliance with the conditions specified in this Section 5.01, each Bank that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Bank unless the Agent shall have received notice from such Bank prior to the Closing Date specifying its objection thereto.

5.02 Matters to be Satisfied Prior to Each Request for Extension of Credit. On any date on which the Banks or the Swing Line Bank make any Loans or any Issuing Bank Issues any Letter of Credit hereunder, unless otherwise waived by the Banks, each of the following shall be true:

(a) Representations and Warranties. Each of the representations and warranties made by the Loan Parties in or pursuant to this Agreement or the other Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date (except to the extent such representations and warranties relate solely to an earlier date).

(b) Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extension of credit requested to be made on such date.

(c) No Prohibition or Penalty. The making of such Loan or the Issuance of such Letter of Credit shall not be prohibited by any applicable law or subject the Agent, any Issuing Bank, the Swing Line Bank or any Bank to any penalty under applicable law.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES

Each Co-Borrower represents and warrants to the Banks that:

6.01 Corporate Existence and Power.

(a) MMP is a limited partnership duly formed and validly existing under the laws of Delaware and Midstream, Logistics and each Guarantor are limited liability companies duly formed and validly existing under the laws of its state of formation.

(b) Each has the power and authority and all governmental licenses, authorizations, consents and approvals to own its assets, carry on its business, to execute, deliver, and perform its Obligations under the Loan Documents and to consummate the IPO and the Initial Drop Down and is licensed under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such license, except for those jurisdictions in which the failure to obtain such licenses and authorizations would not have a Material Adverse Effect.

6.02 Authorization; No Contravention. The execution, delivery and performance by each Loan Party of this Agreement and each other Loan Document to which such Loan Party is party and the consummation of the IPO and the Initial Drop Down, have been duly authorized by all necessary partnership or limited liability company action, as applicable, and do not and will not contravene, conflict with or result in any breach or contravention of, or the creation of any Lien under any of such Loan Party’s organizational and governing documents, or any document evidencing any contractual obligation to which such Loan Party is a party or any order, injunction, writ or decree of any Governmental Authority to which such Loan Party or its property is subject or any Requirement of Law, to the extent any such contravention, conflict or breach has or could reasonably be expected to have a Material Adverse Effect on the Loan Parties, taken as a whole.

6.03 Governmental Authorization. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, except for filings, recordation or similar steps necessary to perfect the Liens of the Agent under applicable law.

6.04 Binding Effect. This Agreement and each other Loan Document to which each Loan Party is a party constitute the legal, valid and binding obligations of such Loan Party except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity.

6.05 Litigation. There are no actions, suits, proceedings, claims or disputes pending, or to the best knowledge of each Loan Party, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, against any Loan Party or any of its properties which purport to affect or pertain to this Agreement or any other Loan Document, the IPO or the Initial Drop Down, or any of the transactions contemplated hereby or thereby or which could reasonably be expected to have a Material Adverse Effect; and no injunction, writ, temporary restraining order or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of this Agreement or any other Loan Document or the consummation of the IPO or the Initial Drop Down, or directing that the transactions provided for herein or therein not be consummated as herein or therein provided.

6.06 No Default. No Default or Event of Default exists or would result from the incurring of any Obligations by any Loan Party and no Loan Party in default under or with respect to any other obligation in any respect which, individually or together with all such defaults, could reasonably be expected to have a Material Adverse Effect, or that would, if such default had occurred after the date hereof, create an Event of Default.

6.07 Compliance with Laws. Except as could not individually or in the aggregate reasonably be expected to have a Material Adverse Effect, each Loan Party, before and after giving effect to this Agreement, is in compliance with laws applicable to such entity, including all requirements of ERISA.

6.08 Use of Proceeds; Margin Regulations. The proceeds of the Loans are to be used solely for the purposes set forth in and permitted by Section 7.07. No Co-Borrower is generally engaged in the business of purchasing or selling Margin Stock or extending credit for the purpose of purchasing or carrying Margin Stock, and none of the proceeds of the Loans will be used to purchase or carry Margin Stock.

6.09 Title to Properties. Each Loan Party has good and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, have a Material Adverse Effect. As of the Closing Date, the property of each Loan Party is subject to no Liens except Permitted Liens.

6.10 Taxes. Each Loan Party has filed all federal and other material tax returns and reports to be filed, and has paid all federal and other material taxes, assessments, fees and other governmental charges, levied or imposed upon it or its properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against any Loan Party that would, if made, have a Material Adverse Effect on the Loan Parties, taken as a whole.

6.11 Financial Condition.

(a) The Consolidated financial statements of Midstream and its Subsidiaries (x) dated December 31, 2012, and statements of income or operations, partners’ or members’ equity and cash flows for the year ended on that date and (y) dated March 31, 2013, and statements of income or operations, partners’ or members’ equity and cash flows for the three month period ended on that date:

(i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein;

(ii) fairly present the financial condition of Co-Borrowers and their subsidiaries as of the dates thereof and results of operations for the periods covered thereby; and

(iii) show all material indebtedness and other liabilities, direct or contingent, of Co-Borrowers and their Subsidiaries as of the dates thereof, including liabilities for taxes, material commitments and contingent obligations.

(b) Since the Closing Date, there has been no Material Adverse Effect.

6.12 Environmental Matters. Except to the extent such violation could not reasonably be expected to have a Material Adverse Effect, to each Loan Party’s knowledge neither its business operations nor any of its properties are in violation of any federal or state law or regulation relating to the protection of the environment (hereinafter “Environmental Laws”), including without limitation requirements to obtain, maintain, and comply with any permits, licenses, registrations, or other authorizations under Environmental Laws. No claims of any nature have been filed, or to the Loan Parties’ knowledge threatened, against any Loan Party pursuant to any Environmental Law that could reasonably be expected to have a Material Adverse Effect. Except to the extent such release(s) could not reasonably be expected to have a Material Adverse Effect, to the knowledge of the Loan Parties, no release of hazardous substances or other pollutants (as those terms are defined by Environmental Laws) has occurred in connection with the Loan Parties’ business or operations. Except as could not be reasonably expected to have a Material Adverse Effect, to the Loan Parties’ knowledge, the Loan Parties are not subject to any liabilities under Environmental Law or relating to releases of hazardous substances or pollutants.

6.13 Regulated Entities. No Loan Party, nor any Person controlling any Loan Party, or any of its subsidiaries, is an “Investment Company” within the meaning of the Investment Company Act of 1940. No Loan Party is subject to any Requirement of Law limiting its ability to incur indebtedness or perform its obligations hereunder.

6.14 Copyrights, Patents, Trademarks and Licenses, etc. Each Loan Party owns or is licensed or otherwise has the right to use all of the patents, trademarks, service marks, trade names, copyrights, contractual franchises, authorizations and other rights that are reasonably necessary for the operation of its business, without conflict with the rights of any other Person. To the best knowledge of each Loan Party, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by any Loan Party infringes upon any rights held by any other Person, to the extent such failure to own, license or possess the right to use has or could reasonably be expected to have a Material Adverse Effect on the Loan Parties, taken as a whole.

6.15 Subsidiaries. No Loan Party has any Subsidiaries or has any equity investments in any other corporation or entity other than those specifically disclosed on Schedule 6.15.

6.16 Insurance. The properties of each Loan Party and its subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of a Loan Party with an AM Best rating of not less than “B+”, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where such Loan Party operates.

6.17 Full Disclosure. None of the representations or warranties made by any Loan Party in the Loan Documents as of the date such representations and warranties are made or deemed made, and none of the statements contained in any exhibit, report, statement or certificate furnished by or on behalf of any Loan Party in connection with the Loan Documents (including the offering and disclosure materials delivered by or on behalf of any Loan Party to the Agent and the Banks prior to the Closing Date), the IPO or the Initial Drop Down, contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading as of the time when made or delivered.

6.18 General Partner and Managing Authority. The General Partner is the sole general partner of MMP and the Chief Executive Officer of the General Partner has full managing authority with respect to MMP in his capacity as Chief Executive Officer of the General Partner, subject to the oversight and delegation of authority from the Board of Directors of the General Partner.

6.19 Material Contracts. All of MMP’s and its Subsidiaries’ Material Contracts are set forth on Schedule 6.19, and each Material Contract is in full force and effect and neither party is in material default under any Material Contract.

6.20 ISM Certified Vessels. Any ships chartered, owned, leased or otherwise used by any Loan Party at any time shall be International Safety Management certified vessels. The foregoing shall not apply to towing vessels, barges, vessels solely engaged in domestic trade or domestic passenger vessels carrying fewer than 12 passengers.

6.21 Deposit and Hedging Brokerage Accounts. Each of the Loan Parties’ bank depository accounts, securities accounts and hedging brokerage accounts is listed on Schedule 6.21.

6.22 Solvency. None of the Loan Parties is “insolvent” (that is, the sum of such Person’s absolute and contingent liabilities, including the Obligations, does not exceed the fair market value of such Person’s assets, including any rights of contribution, reimbursement or indemnity). Each Loan Party has capital which is adequate for the businesses in which such Person is engaged and intends to be engaged. None of the Loan Parties has incurred (whether hereby or otherwise), nor do the Loan Parties intend to incur or believe that they will incur, liabilities which will be beyond their respective ability to pay as such liabilities mature.

6.23 ERISA. Except for those that would not, in the aggregate, have a Material Adverse Effect, (x) each Benefit Plan is in compliance with applicable provisions of ERISA, the Code and other Requirements of Law, (y) there are no existing or pending (or to the knowledge of any Loan Party, threatened) claims (other than routine claims for benefits in the normal course), sanctions, actions, lawsuits or other proceedings or investigation involving any Benefit Plan to which any Loan Party has incurred or otherwise has or could have an obligation or any liability and (z) no ERISA Event is reasonably expected to occur. Except for those that would not, in the aggregate, have a Material Adverse Effect, no ERISA Event has occurred in connection with which obligations and liabilities (contingent or otherwise) remain outstanding. Except for those that would not, in the aggregate, have a Material Adverse Effect, no ERISA Affiliate would have any Withdrawal Liability as a result of a complete withdrawal from any Multiemployer Plan on the date this representation is made. Except for those that would not, in the aggregate, have a Material Adverse Effect, no ERISA Affiliate has incurred any liability under Title IV of ERISA that remains outstanding (other than PBGC premiums due but not delinquent).

6.24 Transmitting Utility and Utility. None of the Loan Parties is a “transmitting utility”, as that term is defined in the Uniform Commercial Code of any applicable jurisdiction, or a “utility”, as that term is defined in Section 261.001 of the Texas Business and Commerce Code.

ARTICLE 7

CERTAIN COVENANTS

So long as the Banks shall be obligated to make Loans or Issue Letters of Credit hereunder, or any Loan or other Obligation shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding:

7.01 Financial Statements. Each of the Co-Borrowers shall deliver to the Agent, in form and detail satisfactory to the Agent and the Majority Banks:

(a) as soon as possible, but not later than 120 days after the end of each fiscal year (or, if earlier, not later than 15 days after delivering such financial statements to the SEC), a copy of the audited Consolidated financial statements of MMP (which include the Co-Borrowers) to include a balance sheet as at the end of such year and the related statements of income and loss, member’s or partner’s equity and cash flows for such year, setting forth in each case in comparative form the figures for the previous fiscal year, and accompanied by the opinion of a nationally-recognized independent public accounting firm which report shall state that such financial statements present fairly the financial position for the periods indicated in conformity with GAAP applied on a basis consistent with prior years. Such opinion shall not be qualified or limited because of a restricted or limited examination by the public accounting firm of any material portion of Co-Borrowers’ records; and

(b) as soon as available, but not later than forty-five (45) days after the end of each fiscal quarter (except for the fiscal quarter ending December 31, which shall be delivered no later than sixty (60) days after the end of such calendar quarter) (or, if earlier, not later than 5 days after delivering such financial statements to the SEC) unaudited Consolidated financial statements of MMP (which include the Co-Borrowers) prepared by MMP in form acceptable to the Agent.

7.02 Certificates; Other Information. The Co-Borrowers shall furnish to the Agent and shall notify the Agent of:

(a) concurrently with the delivery of the financial statements referred to in Subsections 7.01(a) and (b), a Compliance Certificate executed by a Responsible Officer of each of the Co-Borrowers, setting forth in reasonable detail the basis for the calculations and determinations made therein; provided, however, that if at any time any Co-Borrower anticipates mark-to-market losses for Product, which such losses are not reflected on the Compliance Certificate most recently delivered to the Banks, then the Co-Borrowers shall, by the Business Day following the day such Co-Borrower realizes such losses are expected, deliver to the Banks an additional Compliance Certificate which shall reflect such anticipated losses;

(b) as soon as available and in any event within 30 days after the end of each fiscal year of the Co-Borrowers, the Co-Borrowers shall provide to the Agent an annual operating, capital and cash flow budget for the immediately following fiscal year and detailed on a quarterly basis;

(c) within two Business Days after making a public filing with the SEC with respect to those activities requiring a public filing or as soon as available with respect to those activities in which no public filing is made, the Co-Borrowers shall provide to the Agent copies of each amendment or modification to, waiver of, or consent to departure from, the Partnership Agreement, the Risk Management Policy, the Credit Policy, or any Material Contract;

(d) promptly after the same are available, the Co-Borrowers shall provide to the Agent copies of each annual report, proxy or financial statement or other material report or communication sent to the holders of Equity Interests of MMP, and copies of all annual, regular, periodic and special reports and registration statements which the Co-Borrowers may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934 or any other securities Governmental Authority, and not otherwise required to be delivered to the Agent pursuant hereto;

(e) as soon as reasonably possible after a written request is made by Agent from time to time, such additional information regarding the business, financial or corporate affairs of any Loan Party;

(f) within ten (10) Business Days of each calendar quarter end, a report of inventory storage locations as of such quarter end;

(g) promptly of the occurrence of any Default or Event of Default, and of the occurrence or existence of any event or circumstance that foreseeably will become a Default or Event of Default;

(h) promptly of any matter that has resulted or may reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a contractual obligation of any Loan Party; (ii) any dispute, litigation, investigation, proceeding or suspension between any Loan Party and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting any Loan Party; and

(i) on or prior to any filing by any ERISA Affiliate of any notice of intent to terminate any Title IV Plan, and (ii) promptly, and in any event within 10 days, after any Responsible Officer of any ERISA Affiliate knows or has reason to know that an ERISA Event has occurred.

Each notice under clauses (f)-(i) of this Section shall be accompanied by a written statement by a Responsible Officer of each of the Co-Borrowers setting forth details of the occurrence referred to therein, and stating what action such Co-Borrower proposes to take with respect thereto and at what time. Each notice under Subsection 7.02(g) shall describe with particularity any and all clauses or provisions of this Agreement or other Loan Document that have been (or foreseeably will be) breached or violated.

7.03 Insurance.

(a) Each Loan Party shall maintain, with financially sound and reputable insurers independent of any Loan Party and with an AM Best rating of not less than “B+”, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons, including, without limitation, cargo insurance and if appropriate, insurance against loss or damage to crude oil and refined product. Agent shall be named as an additional insured and/or loss payee under all such policies, without liability for premiums or club calls. Each Loan Party shall use the standard of care typical in the industry in the operation and maintenance of its facilities.

(b) Each Loan Party shall obtain flood insurance in such total amount as the Agent may from time to time require, if at any time the area in which a Building located on any real property encumbered by a mortgage in favor of Agent is designated a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), and otherwise comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as amended from time to time.

7.04 Payment of Obligations. Each Co-Borrower shall, and shall cause each of its Subsidiaries to, pay and discharge, as the same shall become due and payable, all its obligations and liabilities, except for such obligations and liabilities that are being diligently contested in good faith by appropriate proceedings.

7.05 Compliance with Laws. Each Co-Borrower shall, and shall cause each of its Subsidiaries to, comply, in all material respects, with all Requirements of Law of any Governmental Authority having jurisdiction over it or its business, including, without limitation, the Federal Fair Labor Standards Act, ERISA, the Foreign Corrupt Practices Act, and the rules and regulations promulgated by the U.S. Department of Treasury Office of Foreign Asset Control, except such as may be contested in good faith or as to which a bona fide dispute may exist or which the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect on the Loan Parties, taken as a whole.

7.06 Inspection of Property and Books and Records and Audits. Each Co-Borrower shall, and shall cause each of its Subsidiaries to, maintain proper books and records in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of such Person. Each Co-Borrower shall, and shall cause each of its Subsidiaries to, permit representatives and independent contractors of the Agent to visit and inspect any of its respective properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its respective affairs, finances and accounts with its respective directors, officers, and independent public accountants, all at the expense of such Co-Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to such Co-Borrower; provided, however, when an Event of Default exists the Agent may do any of the foregoing at the expense of such Co-Borrower at any time during normal business hours and without advance notice.

7.07 Use of Proceeds.

(a) Co-Borrowers shall use the proceeds of the Revolving Line for the purposes of (i) refinancing the Revolving Line (as defined in the Existing Credit Agreement) and the Term Loans (as defined in the Existing Credit Agreement), (ii) financing Co-Borrowers’

transportation and purchase of Product for resale and natural gas gathering, treating and processing and crude oil logistics activities through the Issuance of Letters of Credit, (iii) financing such Co-Borrowers’ working capital requirements related to such purchases and resale of Product and natural gas gathering, treating and processing and crude oil logistics activities through advances, (iv) financing Permitted Acquisitions and capital expenditures permitted by Section 7.24, (v) funding distributions to the holders of Equity Interests of MMP permitted by Section 7.15(c), (vi) paying any costs, fees and expenses due hereunder and (vii) other general corporate purposes.

(b) No proceeds of any Credit Extension shall be used, directly or indirectly, to purchase or carry Margin Stock.

7.08 Payments to Bank Blocked Accounts.

(a) MMP, Midstream, Logistics, G&P and Turkey Creek shall establish and maintain the MMP Bank Blocked Account, the Midstream Bank Blocked Account, the Logistics Bank Blocked Account, the G&P Bank Blocked Account and the Turkey Creek Bank Blocked Account, as applicable, and shall notify in writing and otherwise take such reasonable steps to ensure that all of their account debtors under any of their accounts receivable forward payment under such accounts receivable directly by wire transfer to either the MMP Bank Blocked Account, the Midstream Bank Blocked Account, the Logistics Blocked Bank Account, the G&P Bank Blocked Account or the Turkey Creek Bank Blocked Account, as applicable, and shall provide Agent with reasonable evidence of such notification.

(b) In the event that any account debtor does not make any payment directly to the applicable Bank Blocked Account but instead makes such payment to a Loan Party, such Loan Party shall promptly deposit or cause to be deposited such amounts into the applicable Bank Blocked Account as soon as reasonably possible after receipt thereof.

(c) Agent may at any time following the occurrence of an Event of Default initiate the “Activation Period” or other analogous defined term (as defined in the Blocked Account Agreements) and thereafter all amounts deposited in the Bank Blocked Accounts shall be transferred as directed by the Agent. Co-Borrowers agree that, during the Activation Period, (a) no monies shall be withdrawn or otherwise transferred from any Bank Blocked Account without the Agent’s approval and (b) Agent is authorized to apply amounts contained in the Bank Blocked Accounts toward satisfaction of the Obligations.

7.09 Financial Covenants.

(a) Senior Secured Leverage Ratio. MMP shall not permit the ratio of Consolidated Funded Indebtedness to Adjusted Consolidated EBITDA, as of the last day of any fiscal quarter, to exceed 4.00 to 1.00 (or, as of any such date for which a Leverage Adjustment Period is in effect, 4.50 to 1.00).

(b) Interest Coverage Ratio. MMP shall not permit the ratio of Adjusted Consolidated EBITDA (minus maintenance capital expenditures) to Adjusted Consolidated Interest Expense, measured as of the last day of any fiscal quarter, to be less than 2.50 to 1.00.

(c) Right to Cure. In the event that the Co-Borrowers fail to comply with the financial covenants set forth in subsections (a) and (b) above by an amount not exceeding twenty percent (20%) of the then-required applicable covenant level for any fiscal quarter, until the expiration of the tenth (10th) Business Day subsequent to the earlier of (i) the date that is 45 days following the end of each fiscal quarter or (ii) the date on which quarterly financial statements are required to be delivered pursuant to Section 7.01 (the “Cure Period”), the Co-Borrowers shall be permitted to cure such failure to comply by way of receiving Equity Cure Contributions, and upon the date on which the Cure Period expires, such covenants shall be recalculated giving effect to the Equity Cure Contributions. Solely for the purpose of curing a financial covenant, any such Equity Cure Contributions shall be treated as follows: for the purposes of Section 7.09(a) and (b), Adjusted Consolidated EBITDA shall be increased by an amount equal to the Equity Cure Contributions, such increase to be included in Adjusted Consolidated EBITDA solely for the applicable reporting period. If, after giving effect to the foregoing recalculations, Co-Borrowers shall then be in compliance with the requirements of such covenants, Co-Borrowers shall be deemed to have satisfied the requirements of such covenants as of the relevant earlier required date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of any such covenant that had occurred shall be deemed cured for the purposes of this Agreement and the other Loan Documents. Co-Borrowers shall provide Agent with notice of intent to exercise their right to cure contained in this subsection within 45 days of the end of the fiscal quarter for which the cure is sought. Notwithstanding anything to the contrary contained this Agreement, from the date of receipt of such notice until the date on which the Cure Period expires, neither Agent nor any Bank shall exercise rights or remedies with respect to any Default or Event of Default solely on the basis that an Event of Default has occurred and is continuing under Section 7.09(a) or (b). The Equity Cure Contributions must be received no later than the end of the applicable Cure Period. In any rolling twelve month period, there shall be no more than two (2) Equity Cure Contributions permitted, and no more than five (5) Equity Cure Contributions shall be permitted during the term of this Agreement.

7.10 Limitation on Liens. The Co-Borrowers shall not, nor shall the Co-Borrowers suffer or permit any of their Subsidiaries to, directly or indirectly, make, create, incur, assume or suffer to exist any Lien upon or with respect to any part of its property, whether now owned or hereafter acquired, other than

(a) any Lien existing on property of the Co-Borrowers on the date hereof and set forth in Schedule 7.10;

(b) any Lien created under any Loan Document;

(c) Liens for taxes, fees, assessments or other governmental charges or levies which are not delinquent or remain payable without penalty or the validity of which is being diligently contested in good faith by appropriate proceedings (and fully reserved for on the books of such Person);

(d) carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s or other similar Liens arising in the ordinary course of business which are not overdue for a period of more than 15 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person, and Liens of interest owners arising pursuant to Texas Bus. & Com. Code Section 9.343, or comparable law of other states, or Liens securing the Co-Borrowers’ obligations under leases or deferred payment purchases of equipment and automobiles used in the Co-Borrowers’ business;

(e) non-consensual statutory Liens arising in the ordinary course of Co-Borrowers’ business to the extent such Liens secure indebtedness which is not past due or such Liens secure indebtedness relating to claims or liabilities which are fully insured and being defended at the sole cost and expense and at the sole risk of the insurer or are being contested in good faith by appropriate proceedings diligently pursued and available to such Co-Borrower prior to the commencement of foreclosure or other similar proceedings and with respect to which adequate reserves have been set aside on its books;

(f) zoning restrictions, easements, licenses, covenants and other restrictions affecting the use of real property which do not interfere in any material respect with the use of such real property or ordinary conduct of the business of Co-Borrowers as presently conducted thereon or materially impair the value of the real property which may be subject thereto;

(g) pledges and deposits of cash by any Co-Borrower in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security benefits consistent with the current practices of such Co-Borrower;

(h) pledges and deposits of cash by any Co-Borrower after the date hereof to secure the performance of tenders, bids, leases, trade contracts (other than for the repayment of indebtedness), public or statutory obligations, surety bonds, performance bonds and other similar obligations in each case in the ordinary course of business consistent with the current practices of such Co-Borrower;

(i) Liens arising from operating leases and the precautionary UCC financing statement filings in respect thereof and equipment or other materials which are not owned by any Co-Borrower located on the owned or leased premises of such Co-Borrower (but not in connection with, or as part of, the financing thereof) from time to time in the ordinary course of business and the precautionary UCC financing statement filings in respect thereof;

(j) judgments and other similar Liens arising in connection with court proceedings that do not constitute an Event of Default, provided, that, such Liens are being contested in good faith and by appropriate proceedings diligently pursued, adequate reserves or other appropriate provision, if any, as are required by GAAP have been made therefor and a stay of enforcement of any such Liens is in effect;

(k) Liens granted by any Co-Borrower on its or their rights under any insurance policy, but only to the extent that such Lien is granted to the insurers under such insurance policies or any insurance premium finance company to secure payment of the premiums and other amounts owed to the insurers or such premium finance company with respect to such insurance policy;

(l) Liens on cash deposits in the nature of a right of setoff, banker’s Lien, counterclaim or netting of cash amounts owed arising in the ordinary course of business on deposit accounts; and

(m) Liens by way of cash collateral or Liens on amounts owed to the Co-Borrowers under and as provided for in Master Agreements such as NAESB Gas Contracts, EEI Master Agreements, ISDA Master Agreements, crude oil, natural gas liquids, petroleum product sales and purchase agreements or similar types of agreements provided the aggregate outstanding amount of cash collateral does not exceed $10,000,000 (all of the foregoing collectively, “Permitted Liens”).

7.11 Fundamental Changes. The Co-Borrowers shall not, nor suffer or permit any of their Subsidiaries to, merge, consolidate with or into, liquidate or dissolve, or convey, transfer, lease or otherwise Dispose of (whether in one transaction or in a series of transactions) their assets (whether now owned or hereafter acquired) to or in favor of any Person, except (a) as permitted pursuant to Section 7.19 and (b) if no Default or Event of Default has occurred and is continuing, the merger of G&P and/or Murvaul Gas Gathering, LLC with and into Midstream, with Midstream as the surviving entity; provided that, Midstream executes and delivers to Agent all additional security documentation as the Agent may require in order to reaffirm the security interest of the Banks and the Swap Banks in the Collateral.

7.12 Loans, Investments and Acquisitions. The Co-Borrowers shall not, nor suffer or permit any of their Subsidiaries to (without the consent of Agent), purchase or acquire or make any commitment therefor, any equity interest, or any obligations or other securities of, or any interest in, any Person or make or commit to make any acquisitions, or make or commit to make any advance, loan, extension of credit (other than pursuant to sales on open account in the ordinary course of any Co-Borrower’s business) or capital contribution to or any other investment in, any Person, except:

(a) the endorsement of instruments for collection or deposit in the ordinary course of business;

(b) investments in cash or cash equivalents, provided, that, subject to Section 7.21, Agent shall have been granted a valid enforceable first priority security interest with respect to the deposit account, investment account or other account in which such cash or cash equivalents are held;

(c) loans and advances by any Co-Borrower to employees of such Co-Borrower for: (i) reasonably and necessary work-related travel or other ordinary business expenses to be incurred by such employee in connection with their work for such Co-Borrower, (ii) reasonable and necessary relocation expenses of such employees, and (iii) hardship situations being experienced by any such employee(s); provided that the aggregate amount of (i), (ii) and (iii) above does not exceed $1,000,000 at any one time outstanding;

(d) stock or obligations issued to any Co-Borrower by any Person (or the representative of such Person) in respect of indebtedness of such Person owing to such Co-Borrower in connection with the insolvency, bankruptcy, receivership or reorganization of such

Person or a composition or readjustment of the debts of such Person; provided, that, the original of any such stock or instrument evidencing such obligations shall be promptly delivered to Agent, together with such stock power, assignment or endorsement by such Co-Borrower in order to perfect the security interest of Agent and the Banks in any such stock or instrument;

(e) obligations of account debtors to any Co-Borrower arising from accounts receivable which are past due that are evidenced by a promissory note made by such account debtor payable to such Co-Borrower; provided, that, promptly upon the receipt of the original of any such promissory note by such Co-Borrower, such promissory note shall be endorsed to the order of Agent by such Co-Borrower and promptly delivered to Agent as so endorsed in order to perfect the security interest of Agent and the Banks in any such promissory note;

(f) loans by a Loan Party to another Loan Party after the date hereof, provided, that, as to all of such loans, (i) within thirty (30) days after the end of each fiscal quarter, Co-Borrowers shall provide to Agent a report in form and substance satisfactory to Agent of the outstanding amount of such loans as of the last day of the immediately preceding fiscal quarter and indicating any loans made and payments received during the immediately preceding fiscal quarter, (ii) the indebtedness arising pursuant to any such loan shall not be evidenced by a promissory note or other instrument, unless the original of such note or other instrument is promptly delivered to Agent to hold as part of the Collateral, with such endorsement and/or assignment by the payee of such note or other instrument as Agent may require, (iii) as of the date of any such loan and after giving effect thereto, the Loan Party making such loan shall be solvent, and (iv) as of the date of any such loan and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing;

(g) investments (other than loans) of any Loan Party in another Loan Party;

(h) investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit or prepayments or similar transactions entered into in the ordinary course of business, and investments received in satisfaction or partial satisfaction thereof from financial troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(i) investments consisting of non-cash consideration for any Dispositions permitted under this Agreement, provided that such investments become subject to the first priority, perfected liens created under the Loan Documents;

(j) Equity Investments, provided that:

(i) no Default or Event of Default has occurred and is continuing at the time of such Equity Investment;

(ii) the Agent is granted a first priority lien securing the Obligations on the Equity Interests constituting such Equity Investment; and

(iii) such Equity Investments may not exceed (A) $5,000,000.00 in the aggregate at any time outstanding without the prior written consent of the Agent or (B) $10,000,000.00 in the aggregate at any time outstanding without the prior written consent of the Majority Banks;

(k) Permitted Acquisitions; provided that,

(i) if the purchase price of such Permitted Acquisition is greater than $5,000,000, prior to the consummation of any Permitted Acquisition, the Co-Borrowers shall deliver to Agent (A) historical financial statements for the last two fiscal years (or, if less, the number of years since formation) of the Person or business to be acquired (audited if available without undue cost or delay) and unaudited financial statements thereof for the most recent interim period which are available, (B) reasonably detailed projections for the succeeding three years pertaining to the Person or business to be acquired and updated projections for the Co-Borrowers after giving effect to such Permitted Acquisition, (C) a reasonably detailed description of all material information relating thereto and copies of all material documentation pertaining to such Permitted Acquisition, (D) all such other information and data relating to such Permitted Acquisition or the Person or business to be acquired as may be reasonably requested by the Agent; and (E) at least 5 Business Days (or such lesser period as is reasonably acceptable to the Agent) prior to the proposed date of consummation of the Permitted Acquisition, the Co-Borrowers shall have delivered to the Agent a certificate of a Responsible Officer certifying that (1) such acquisition is a Permitted Acquisition, including calculations in form and substance satisfactory to the Agent reflecting pro forma compliance with the financial covenants in Section 7.09, and (2) such Permitted Acquisition could not reasonably be expected to result in a Material Adverse Effect; and

(ii) if the purchase price of such Permitted Acquisition is less than or equal to $5,000,000, at least 5 Business Days (or such lesser period as is reasonably acceptable to the Agent) prior to the proposed date of consummation of the Permitted Acquisition, the Co-Borrowers shall have delivered to the Agent a certificate of a Responsible Officer certifying that (1) such acquisition is a Permitted Acquisition, including calculations in form and substance satisfactory to the Agent reflecting pro forma compliance with the financial covenants in Section 7.09, and (2) such Permitted Acquisition could not reasonably be expected to result in a Material Adverse Effect;

(l) Loans to Affiliates resulting in an Affiliate Obligation, provided that without the consent of the Majority Banks, outstanding Affiliate Obligations may not exceed $5,000,000.00 in the aggregate at any time; and

(m) investments on or about the Closing Date pursuant to the Initial Drop Down Documents.

7.13 Limitation on Indebtedness and Other Monetary Obligations. The Co-Borrowers shall not, nor suffer or permit any of their Subsidiaries to, create, incur, assume, suffer to exist, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness or other monetary obligations, including guaranties, except for

(a) Indebtedness and obligations incurred pursuant to this Agreement;

(b) Indebtedness and obligations incurred pursuant to Swap Contracts entered into with an Acceptable Counterparty (i) to hedge or mitigate risks to which any Loan Party has actual exposure (other than those in respect of Equity Interests) or (ii) in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of any Loan Party;

(c) Indebtedness and obligations consisting of trade payables in the ordinary course of business and consistent with past practices;

(d) Indebtedness and obligations existing on the date hereof and described on Schedule 7.10;

(e) purchase money Indebtedness (including Capital Leases) in a maximum principal amount not exceeding $5,000,000 to the extent secured by purchase money security interests in automobiles and/or equipment (including Capital Leases) so long as such security interests do not apply to any property of such Co-Borrower other than the automobiles and equipment so acquired, and the Indebtedness secured thereby does not exceed the cost of such automobiles or equipment so acquired, as the case may be, or any refinancings, refundings, renewals or extensions thereof;

(f) guarantees by any Loan Party of the Obligations of the other Loan Parties in favor of Agent for the benefit of the Banks;

(g) guarantees by any Loan Party of any Indebtedness authorized pursuant to this Agreement, including, without limitation, any Indebtedness owed by another Loan Party;

(h) the Indebtedness of any Loan Party to another Loan Party pursuant to loans by any Loan Party permitted under the terms of this Agreement;

(i) the obligations of any Co-Borrower or any of its Subsidiaries to pay the deferred purchase price of goods or services or progress payments in connection with such goods or services, so long as such obligations are incurred in the ordinary course of business; and

(j) other unsecured Indebtedness and Subordinated Debt, in each case, on terms and conditions reasonably satisfactory to the Agent in an aggregate principal amount not exceeding $10,000,000 at any time outstanding; provided that, any such Indebtedness owing to an Affiliate of the Co-Borrowers must be subordinated to the Obligations on terms and pursuant to documentation acceptable to the Majority Banks.

7.14 Transactions with Affiliates. The Co-Borrowers shall not, nor suffer or permit any of their Subsidiaries to, enter into any transaction with any Affiliate of the Co-Borrowers that are not Co-Borrowers, except upon fair and reasonable terms no less favorable to any Co-Borrower than such Co-Borrower would obtain in a comparable arm’s-length transaction with a Person not an Affiliate of such Co-Borrower, except for (a) transactions pursuant to the Initial Drop Down Documents, (b) compensation and employee benefit arrangements paid to, and indemnities provided for the benefit of, directors, officers, consultants and employees of the General Partner and the Co-Borrowers in the ordinary course of business and (c) transactions with the General Partner and the Sponsor contemplated by the Partnership Agreement and the Omnibus Agreement.

7.15 Restricted Payments. The Co-Borrowers shall not, nor permit any of their Subsidiaries to, declare or make any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any shares of any class of their capital stock, or purchase, redeem or otherwise acquire for value any of their capital stock or any warrants, rights or options to acquire such shares, now or hereafter outstanding; except that the Co-Borrowers may:

(a) declare and make dividend payments or other distributions payable solely in their partnership or membership interests;

(b) purchase, redeem or otherwise acquire their partnership or membership interests with the proceeds received from the substantially concurrent issue of new partnership or membership interests;

(c) MMP may declare and make cash distributions to the holders of its Equity Interests from “Available Cash” as defined in the Partnership Agreement; provided that before and immediately after giving effect to such proposed distribution, (i) no Default or Event of Default would exist and (ii) the Co-Borrowers are in pro forma compliance with the financial covenants in Section 7.09;

(d) declare and make cash distributions to another Loan Party;

(e) declare and make dividend payments or other distributions on or about the Closing Date pursuant to the Initial Drop Down Documents;

(f) payments to the General Partner constituting reimbursement for expenses it incurs, or payments it makes on behalf of MMP and its Subsidiaries, in each case, in accordance with the Partnership Agreement and the Omnibus Agreement; provided that before and immediately after giving effect to such payment, no Default or Event of Default would exist;

(g) purchase its limited partnership units under MMP’s Long-Term Incentive Plan in substantially the same form as the applicable exhibit attached to the Registration Statement; provided that before and immediately after giving effect to such purchase, no Default or Event of Default would exist; and

(h) make payments or other distributions to officers, directors or employees with respect to the exercise by any such Persons of options, warrants or other rights to acquire Equity Interests in MMP issued pursuant to an employment, equity award, equity option or equity appreciation agreement or plans entered into by MMP in the ordinary course of business; provided that before and immediately after giving effect to such payment or other distribution, no Default or Event of Default would exist.

7.16 Certain Changes. The Co-Borrowers shall not, nor permit any of their Subsidiaries to, engage in any material line of business substantially different from those lines of business carried on by the Co-Borrowers and their Subsidiaries on the date hereof. No Co-

Borrower shall make any significant change in accounting treatment or reporting practices, except as required by GAAP, or change the fiscal year of any Co-Borrower and upon any such change shall promptly notify the Agent thereof.

7.17 Legal Separateness. Each Co-Borrower (a) shall cause the management, business and affairs of such Co-Borrower and its Subsidiaries to be conducted in such a manner so that the Sponsor and its Subsidiaries (other than MMP and its Subsidiaries) will be treated as entities separate and distinct from the Co-Borrowers and their respective Subsidiaries (including, without limitation, by keeping separate books of account); and (b) shall not, and shall not permit any of its Subsidiaries to, incur, assume, guarantee or be or become liable for any Debt of the Sponsor and its Subsidiaries (other than MMP and its Subsidiaries).

7.18 Location of Inventory. The Co-Borrowers will not, nor permit any of their Subsidiaries to (unless approved by the Agent in writing) maintain any Product inventory (other than Product inventory in transit) at any location except as set forth on Schedule 7.18 unless the Co-Borrowers have given the Agent at least two weeks’ prior notice of the transfer to or storage of inventory at such other location and prior to maintaining any inventory at such location shall have disclosed to Agent the identity of the owner of the storage facility and shall have taken all steps necessary to provide the Banks with a first perfected security interest in such inventory.

7.19 Disposition of Assets. Without the prior written consent of the requisite Banks pursuant to Section 10.01, the Co-Borrowers shall not, nor shall the Co-Borrowers suffer or permit any of their Subsidiaries to, directly or indirectly, sell, assign, lease, convey, transfer or otherwise Dispose of (whether in one or a series of transactions) any property (including accounts and notes receivable, with or without recourse) or enter into any agreement to do any of the foregoing, except for:

(a) Dispositions of inventory in the ordinary course of business;

(b) Dispositions of worn-out, obsolete or surplus automobiles and/or equipment or the Disposition of automobiles and/or equipment no longer used or useful in the business of any Co-Borrower;

(c) Dispositions of account receivables to the insurer of such account receivables to the extent that one or more Co-Borrowers has account receivables insurance covering certain account receivables, subsequently makes a claim under such insurance, and the insurer of such account receivables requires such assignment;

(d) Dispositions between Loan Parties; and

(e) Dispositions (not including Dispositions described in (a) through (d) above) in a cumulative amount not to exceed $10,000,000.00 in the aggregate or $5,000,000.00 for any transaction during any twelve (12) month period; provided that (i) such Disposition is made for fair market value, (ii) before and immediately after giving effect to such Disposition, no Default or Event of Default has occurred and is continuing and (iii) before and immediately after giving effect to such Disposition, the Co-Borrowers are in pro forma compliance with the financial covenants in Section 7.09.

7.20 Additional Security Documentation. The Co-Borrowers shall, and shall cause their Subsidiaries to, execute such additional security documentation as the Agent may from time to time require in order to maintain the security interest of the Banks and the Swap Banks in the Collateral.

7.21 Cash in Accounts Not Subject to Control Agreement. The Co-Borrowers and their Subsidiaries shall not have, at any time, an amount in excess of $500,000.00, in the aggregate, in any accounts (excluding cash deposits subject to Liens permitted by Section 7.10(m)) which are not subject to a perfected security interest in favor of the Agent for the benefit of the Secured Parties by virtue of a three-party control agreement in form and substance satisfactory to the Agent.

7.22 Security for Obligations. The Co-Borrowers shall, and shall cause their Subsidiaries to, at all times maintain security interests in favor of the Agent for the benefit of the Secured Parties so that the Agent shall have a first priority perfected lien on all Collateral of the Co-Borrowers and any of their Subsidiaries, to secure the Obligations.

7.23 Subsidiaries. Each Subsidiary of any of the Co-Borrowers, now existing or created, acquired or coming into existence after the date hereof, shall execute and deliver to the Agent for the benefit of the Secured Parties (i) its absolute and unconditional guaranty of the timely repayment of, and the due and punctual performance of the Obligations of Co-Borrowers hereunder, which guaranty shall be in the form of the Guaranty Agreement and (ii) if requested by Agent, a joinder to the applicable Security Documents, a Blocked Account Agreement (if applicable) and such other Loan Documents as the Agent may reasonably require. Each of such Subsidiary Guarantor shall deliver to the Agent, simultaneously with its delivery of such a guaranty, written evidence satisfactory to the Agent and its counsel that such Subsidiary Guarantor has taken all corporate, limited liability company or partnership action necessary to duly approve and authorize its execution, delivery and performance of such guaranty and any Security Documents and other documents which it is required to execute. The Co-Borrowers shall also deliver an updated Schedule 6.15 with respect to such Subsidiary in form and substance satisfactory to Agent if new Subsidiaries are formed or otherwise acquired subsequent to the date hereof.

7.24 Capital Expenditures. Without the prior written consent of the Majority Banks, none of the Co-Borrowers shall, nor permit any of their Subsidiaries to, incur capital expenditures except for (a) Permitted Acquisitions and (b) other capital expenditures not exceeding $10,000,000.00 in any fiscal year and $30,000,000.00 in the aggregate during the term of this Agreement; provided that, so long as no Default or Event of Default has occurred and is continuing or would result from such expenditure, any portion of the amount set forth above, if not expended in the fiscal year for which it is permitted, may be carried over for expenditure in the next following fiscal year.

7.25 Amendment of Certain Documents. Co-Borrowers shall not, and shall not permit any Subsidiary to, make any material amendment or modification to, waiver of, or consent to departure from, the Partnership Agreement (including, without limitation, any amendment or modification of the definition of “available cash” in the Partnership Agreement), the Risk Management Policy, the Credit Policy, or any Material Contract in each case in a manner materially adverse to the interests of the Agent, the Issuing Banks, the Swing Line Bank or the Banks, without the prior written consent of the Majority Banks.

7.26 Prohibited Transactions. The Co-Borrowers shall not, and shall not permit any of their Subsidiaries to:

(a)(i) conduct any business or engage in making or receiving any contribution of funds, goods, or services to or for the benefit of any Person in violation of any Anti-Terrorism Law, (ii) deal in or otherwise engage in any transaction relating to any property or interests in property blocked pursuant to any Anti-Terrorism Law, or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate any of the prohibitions set forth in any Anti-Terrorism Law.

(b) cause any of the funds or properties of the Co-Borrowers that are used to repay the Loans to constitute property of, or be beneficially owned directly or indirectly by any Person subject to sanctions or trade restrictions under United States law (“Embargoed Person” or “Embargoed Persons”) that is identified on the “List of Specially Designated Nationals and Blocked Persons” maintained by OFAC and/or on any other similar list maintained by OFAC pursuant to any authorizing statute including, but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any executive order or Requirement of Law promulgated thereunder, with the result that the investment in the Co-Borrowers (whether directly or indirectly) is prohibited by a Requirement of Law, or the Loans made by the Banks would be in violation of a Requirement of Law, or (b) cause any Embargoed Person to have any direct or indirect interest of any nature whatsoever in the Co-Borrowers, with the result that the investment in the Co-Borrowers (whether directly or indirectly) is prohibited by law or the Loans are in violation of any law.

7.27 Preservation of Existence, Etc. Each Co-Borrower shall, and shall cause each of its Subsidiaries to (a) preserve, renew and maintain in full force and effect its legal existence and good standing under the laws of the jurisdiction of its organization except in a transaction permitted by Section 7.11 and (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

7.28 Burdensome Agreements. The Co-Borrowers shall not, and shall not permit any of their Subsidiaries to enter into or permit to exist any contractual obligation (other than this Agreement or any other Loan Document) that limits the ability (a) of any Subsidiary of MMP to make any dividend or distribution to MMP or any other Subsidiary of MMP or to otherwise transfer property to or invest in MMP or any other Subsidiary of MMP, except for any agreement in effect (i) on the date hereof or (ii) at the time any Subsidiary becomes a Subsidiary of a Co-Borrower, so long as such agreement was not entered into solely in contemplation of such Person becoming a Subsidiary of a Co-Borrower, (b) of any Co-Borrower to be jointly and severally liable in respect of the Obligations or any Subsidiary to guarantee the Obligations or (c) of any Co-Borrower or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person to secure the Obligations; provided, however, that this clause (c) shall not prohibit any negative pledge incurred or provided in favor of any holder of Indebtedness permitted under Section 7.13(e) solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness.

7.29 Transmitting Utility and Utility. The Loan Parties shall not knowingly take any action which would cause any Loan Party to be treated as a “transmitting utility”, as that term is defined in the Uniform Commercial Code of any applicable jurisdiction, or as a “utility”, as that term is defined in Section 261.001 of the Texas Business and Commerce Code.

7.30 Post-Closing Obligations. Within thirty (30) days following the Closing Date (or a later date acceptable to the Agent in its sole discretion), the Loan Parties shall deliver to the Agent copies of endorsements of the Loan Parties’ insurance policies maintained pursuant to Section 7.03 as reasonably requested by the Agent.

ARTICLE 8

EVENTS OF DEFAULT

8.01 Event of Default. Any of the following shall constitute an “Event of Default”:

(a) Non-Payment. Any Co-Borrower or any other Loan Party fails to (i) pay when and as required to be paid herein, any amount of principal of any Loan or any L/C Borrowing or deposit any funds as Cash Collateral, or (ii) pay within five Business Days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b) Representation or Warranty. Any representation or warranty made or deemed made herein, in any other Loan Document, or which is contained in any certificate, document or financial or other statement by any of the Co-Borrowers or Guarantors, or any Responsible Officer, furnished at any time under this Agreement, or in or under any other Loan Document, is incorrect or incomplete in any material respect on or as of the date made or deemed made; or

(c) Covenant Defaults. (i) Any Loan Party fails to perform any of the terms, covenants, conditions or provisions contained in any of Sections 7.03, 7.07, 7.09 through 7.17, 7.19, 7.21, or 7.24 through 7.29 of this Agreement or (ii) any Loan Party fails to perform any of the other terms, covenants, conditions or provisions contained in this Agreement or any of the other Loan Documents (other than those specified in Section 8.01(a) or (c)(i) above) and such failure referred to in this Section 8.01(c)(ii) shall continue unremedied for a period of fifteen (15) days after the earlier to occur of (A) notice thereof from the Agent to the Co-Borrowers (which notice will be given at the request of any Bank) or (B) a Responsible Officer otherwise becoming aware of such failure; or

(d) Cross-Default. Any of the Co-Borrowers or any Subsidiary of the Co-Borrowers, if any (i) fails to make any payment due (after giving effect to any applicable grace or cure period or waiver) in respect of any Indebtedness or contingent obligation having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $5,000,000.00 when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise); or (ii) fails to perform or observe any other condition or covenant, or any other event shall occur or condition exist, under any agreement or instrument relating to any such Indebtedness or contingent obligation, if the effect of such failure, event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Indebtedness or contingent obligation to cause such Indebtedness or contingent obligation to be declared to be due and payable; or

(e) Insolvency; Voluntary Proceedings. Any of the Co-Borrowers or any Subsidiary of the Co-Borrowers (i) ceases or fails to be solvent, or generally fails to pay, or admits in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any, whether at stated maturity or otherwise; (ii) voluntarily ceases to conduct all or substantially all of its business in the ordinary course; (iii) commences any Insolvency Proceeding with respect to itself; or (iv) takes any action to effectuate or authorize any of the foregoing; or

(f) Involuntary Proceedings. (i) Any involuntary Insolvency Proceeding is commenced or filed against any of the Co-Borrowers or any Subsidiary of any Co-Borrower, or any writ, judgment, warrant of attachment, execution or similar process, is issued or levied against a substantial part of the Co-Borrowers’ or any Subsidiary of any Co-Borrower’s, properties and any such proceeding or petition shall not be dismissed, or such writ, judgment, warrant of attachment, execution or similar process shall not be released, vacated or fully bonded within sixty (60) days after commencement, filing or levy; (ii) any of the Co-Borrowers or any Subsidiary of any Co-Borrower admits the material allegations of a petition against it in any Insolvency Proceeding, or an order for relief (or similar order under non-U.S. law) is ordered in any Insolvency Proceeding; or (iii) any of the Co-Borrowers or any Subsidiary of any Co-Borrower acquiesces in the appointment of a receiver, trustee, custodian, conservator, liquidator, mortgagee in possession (or agent therefor), or other similar Person for itself or a substantial portion of its property or business; or

(g) ERISA. The occurrence of an ERISA Event that, when taken together with all other ERISA Events that have occurred, could reasonably be expected to subject any of the Co-Borrowers to liability in excess of $1,000,000; or

(h) Monetary Judgments. One or more non-interlocutory judgments, non-interlocutory orders, decrees or arbitration awards is entered against any of the Co-Borrowers or any Subsidiary of any Co-Borrower involving in the aggregate a liability (to the extent not covered by independent third-party insurance as to which the insurer is contractually obligated to pay and which is reasonably expected to be paid by such insurer) as to any single or related series of transactions, incidents or conditions, of $5,000,000 or more; the liability for which is not the subject of an appeal, with appropriate bond or other surety being posted to suspend the effects of any such judgments; or

(i) Non-Monetary Judgments. Any non-interlocutory non-monetary judgment, order or decree is entered against any of the Co-Borrowers or any Subsidiary of any Co-Borrower which does or would reasonably be expected to have a Material Adverse Effect; or

(j) Change of Control. (i) At any time W. Keith Maxwell III ceases to (A) directly or indirectly, own at least 51% (or, if higher, a Controlling Percentage) of the voting

Equity Interests of the General Partner, (B) directly or indirectly, own at least 50% (or, if higher, a Controlling Percentage) of the voting Equity Interests of each Co-Borrower or (C) directly or indirectly, own at least 50% of the subordinated units of MMP or (b) if at any time the General Partner ceases to (i) act as the sole general partner of MMP or (ii) own and control, of record and beneficially, all of the general partner interests in MMP.

(k) Guarantor Defaults. Any Guaranty Agreement is for any reason (other than satisfaction in full of all Obligations and the termination of the Loans) partially (including with respect to future advances) or wholly revoked or invalidated, or otherwise ceases to be in full force and effect, or any Guarantor or any other person contests in any manner the validity or enforceability thereof or denies that he has any further liability or obligation thereunder; any event described at subsections (e) or (f) of this Section occurs with respect to any Guarantor.

(l) Swap Obligations. There shall have occurred with respect to any Swap Contract with a Swap Termination Value of $5,000,000 or more to which a Co-Borrower is a party an “Event of Default” or a “Termination Event” (as defined in the applicable ISDA Master Agreement and any related Credit Support Annex or Schedule) which entitles the applicable Swap Bank to terminate the Swap Contract.

(m) Effectiveness of Loan Documents. At any time after the execution and delivery thereof, (i) this Agreement or any other Loan Document ceases to be in full force and effect (other than by reason of a release of Collateral in accordance with the terms of this Agreement or the satisfaction in full of the Obligations) or is declared (by a Governmental Authority) null and void, or Agent does not have or ceases to have a valid and perfected Lien in any Collateral purported to be covered by the Loan Documents with the priority required by the relevant Loan Document, except where the failure to have a valid and perfected Lien on any such Collateral and/or priority would not have a Material Adverse Effect on the security interest held by Agent on behalf of the Banks on all other Collateral, in each case for any reason other than the failure of Agent to take any action within its control, or (ii) any Co-Borrower contests the validity or enforceability of any Loan Document in writing or denies in writing that it has any further liability, including with respect to future advances by Banks, under any Loan Document to which it is a party.

(n) Material Contracts. The occurrence of any material breach or material nonperformance by any Person under a Material Contract, which breach or nonperformance is not cured within 30 days, or any non-renewal or early termination of any Material Contract, unless such Material Contract is replaced within 30 days with a substitute contract with a counterparty and pursuant to terms acceptable to the Agent.

8.02 Remedies. If any Event of Default occurs, exists and is continuing, the Agent may, with the consent of the Majority Banks, or shall, at the direction of the Majority Banks:

(a) terminate the commitment of each Bank hereunder;

(b) declare an amount equal to the maximum aggregate amount that is or at any time thereafter may become available for drawing by the beneficiary under any outstanding Letters of Credit (whether or not any beneficiary shall have presented, or shall be entitled at such time to present, the drafts or other documents required to draw under such Letters of Credit), but only to the extent such amounts are not Cash Collateralized at the time, to be immediately due and payable, and declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Co-Borrowers;

(c) require the Co-Borrowers to Cash Collateralize all L/C Obligations in the manner described in Section 3.07; and

(d) exercise all rights and remedies available to it under the Loan Documents or applicable law including, without limitation, seeking to lift any stay that may be in effect under any Insolvency Proceeding;

provided, however, that upon the occurrence of any event specified in subsection (e) or (f) of Section 8.01, any obligation of the Banks to make Loans and to Issue Letters of Credit, if any, shall automatically terminate and an amount equal to the maximum aggregate amount that is or at any time thereafter may become available for drawing by the beneficiary under any outstanding Letters of Credit (whether or not any beneficiary shall have presented, or shall be entitled at such time to present, the drafts or other documents required to draw under such Letters of Credit) together with the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document shall automatically become due and payable without further act of the Banks.

8.03 Rights Not Exclusive. The rights provided for in this Agreement and the other Loan Documents are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law or in equity, or under any other instrument, document or agreement now existing or hereafter arising.

8.04 Application of Payments. Except as expressly provided in this Agreement, all amounts thereafter received or recovered under this Agreement or any other Loan Document whether as a result of a payment by the Co-Borrowers, the exercise of remedies by the Agent under any of the Loan Documents, liquidation of collateral or otherwise, shall be applied for the benefit of the Secured Parties on a pro rata basis from and after the date of the occurrence of any Sharing Event as provided in Section 2.01 of the Intercreditor Agreement.

ARTICLE 9

AGENT

9.01 Appointment and Authorization.

(a) Each Bank hereby irrevocably (subject to Section 9.09) appoints, designates and authorizes Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall

Agent have or be deemed to have any fiduciary relationship with any Bank, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Agreement with reference to Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b) Issuing Bank shall act on behalf of the Revolving Banks with respect to any Letters of Credit issued by it and the documents associated therewith until such time (and except for so long) as Agent may agree at the request of the Revolving Banks to act for Issuing Bank with respect thereto; provided, however, that Issuing Bank shall have all of the benefits and immunities (i) provided to Agent in this Article IX with respect to any acts taken or omissions suffered by Issuing Bank in connection with Letters of Credit issued by it or proposed to be issued by it and the application and agreements for letters of credit pertaining to the Letters of Credit as fully as if the term “Agent” as used in this Article IX included Issuing Bank with respect to such acts or omissions, and (ii) as additionally provided herein with respect to Issuing Bank. Prior to the Issuance of a Letter of Credit or upon the payment of any drawing on a Letter of Credit by Issuing Bank other than Agent, Issuing Bank shall provide written notice to Agent of the dollar amount, the date of such Issuance of payment and the expiry date for such Letter of Credit. Such Issuance shall be subject to the consent of Agent. Such consent shall not result in the imposition of any liability upon Agent.

9.02 Delegation of Duties. Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects with reasonable care.

9.03 Liability of Agent. None of Agent-Related Persons shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (b) be responsible in any manner to any of the Banks for any recital, statement, representation or warranty made by the Co-Borrowers or any Subsidiary or Affiliate of the Co-Borrowers, or any officer thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any other Loan Document, or for the value of or title to any Collateral, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of the Co-Borrowers or any other party to any Loan Document to perform their obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to the Banks to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Co-Borrowers or any of the Co-Borrowers’ Subsidiaries or Affiliates.

9.04 Reliance by Agent.

(a) Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to the Co-Borrowers), independent accountants and other experts selected by Agent. Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Banks as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Banks against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Banks and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Banks.

(b) For purposes of determining compliance with the conditions specified in Section 5.02, each Bank that has executed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter either sent by Agent to such Bank for consent, approval, acceptance or satisfaction, or required thereunder to be consented to or approved by or acceptable or satisfactory to the Banks.

9.05 Notice of Default. Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to Agent for the account of the Banks, unless Agent shall have received written notice from a Bank or the Co-Borrowers referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” Agent will notify the Banks of its receipt of any such notice. Agent shall take such action with respect to such Default or Event of Default as may be requested by the Majority Banks in accordance with Article VIII; provided, however, that unless and until Agent has received any such request, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of the Banks.

9.06 Credit Decision. Each Bank acknowledges that none of Agent-Related Persons has made any representation or warranty to it, and that no act by Agent hereinafter taken, including any review of the affairs of the Co-Borrowers and their Subsidiaries, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Bank. Each Bank represents to Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Co-Borrowers and their Subsidiaries, the value of and title to any Collateral, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Co-Borrowers hereunder. Each Bank also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Co-Borrowers. Except for notices, reports and other documents expressly herein required to be furnished to the Banks by Agent, Agent shall not have any duty or responsibility to provide any Bank with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of the Co-Borrowers which may come into the possession of any of Agent-Related Persons.

9.07 Indemnification. Whether or not the transactions contemplated hereby are consummated, the Banks shall indemnify upon demand Agent-Related Persons (to the extent not reimbursed by or on behalf of the Co-Borrowers and without limiting the obligation of the Co-Borrowers to do so as provided for elsewhere in this Agreement or the other Loan Documents, if so provided), pro rata in accordance with each Bank’s Pro Rata Share (or if a Defaulting Bank exists, and without limitation to the obligations of such Defaulting Bank under this Agreement, with respect to each Non-Defaulting Bank, its Revolving Pro Rata Adjusted Percentage), from and against any and all Indemnified Liabilities; provided, however, that no Bank shall be liable for the payment to Agent-Related Persons of any portion of such Indemnified Liabilities found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from such Person’s gross negligence or willful misconduct. Without limitation of the foregoing, each Bank shall reimburse Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that Agent is not reimbursed for such expenses by or on behalf of the Co-Borrowers. The undertaking in this Section shall survive the payment of all Obligations hereunder and the resignation or replacement of Agent. THE FORGOING INDEMNITY INCLUDES AN INDEMNITY FOR THE NEGLIGENCE OF AGENT-RELATED PERSONS.

9.08 Agent in Individual Capacity. Société Générale and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Co-Borrowers and their Subsidiaries and Affiliates as though Société Générale were not Agent or Issuing Bank hereunder and without notice to or consent of the Banks. The Banks acknowledge that, pursuant to such activities, Société Générale or its Affiliates may receive information regarding the Co-Borrowers or their Affiliates (including information that may be subject to confidentiality obligations in favor of the Co-Borrowers or such Subsidiary) and acknowledge that Agent shall be under no obligation to provide such information to them. With respect to its Loans, Société Générale shall have the same rights and powers under this Agreement as any other Bank and may exercise the same as though it were not Agent or Issuing Bank, and the terms “Bank” and “Banks” include Société Générale in its individual capacity.

9.09 Successor Agent. Agent may at any time and shall, if Agent becomes a Defaulting Bank, resign as Agent upon thirty (30) days’ notice to the Banks. If Agent resigns under this Agreement, the Banks shall appoint, from among the Banks, a successor agent for the Banks. If no successor agent is appointed prior to the effective date of the resignation of Agent, Agent may appoint, after consulting with the Banks, a successor agent from among the Banks. Upon the acceptance of its appointment as successor agent hereunder, such successor agent shall succeed to all the rights, powers and duties of the retiring Agent and the term “Agent” shall mean such successor agent and the retiring Agent’s appointment, powers and duties as Agent shall be terminated. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Article IX and Sections 10.04 and 10.05 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. If no successor agent has accepted appointment as Agent by the date which is thirty (30) days following a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective and the Banks shall perform all of the duties of Agent hereunder until such time, if any, as the Banks appoint a successor agent as provided for above.

9.10 Foreign Banks. Each Bank that is a “foreign corporation, partnership or trust” within the meaning of the Code (a “Foreign Bank”) shall deliver to Agent: (i) prior to receipt of any payment subject to withholding under the Code (or after accepting an assignment of an interest herein), two duly signed completed copies of either IRS Form W-8BEN or any successor thereto (relating to such Person and entitling it to an exemption from, or reduction of, withholding tax on all payments to be made to such Person by the Co-Borrowers pursuant to this Agreement) or IRS Form W-8ECI or any successor thereto (relating to all payments to be made to such Person by the Co-Borrowers pursuant to this Agreement) or such other evidence satisfactory to the Co-Borrowers and Agent that such Person is entitled to an exemption from, or reduction of, U.S. withholding tax and (ii) any documentation reasonably requested by the Agent or a Co-Borrower that is necessary for such Co-Borrower and the Agent to comply with their obligations under FATCA and to determine if such Foreign Bank has complied with its obligations under FATCA or to determine the amount to deduct and withhold from such payment. Thereafter and from time to time, each such Person shall (a) promptly submit to Agent such additional duly completed and signed copies of one of such forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) as may then be available under then current United States laws and regulations to avoid, or such evidence as is satisfactory to the Co-Borrowers and Agent of any available exemption from or reduction of, United States withholding taxes in respect of all payments to be made to such Person by the Co-Borrowers pursuant to this Agreement, (b) promptly notify Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (c) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Bank, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws that the Co-Borrowers make any deduction or withholding for taxes from amounts payable to such Person. If such Person fails to deliver the above forms or other documentation (other than as a result of a change in treaty, law or other regulation that occurs after the date such Person becomes a Bank that renders all such forms inapplicable or that would prevent such Bank from duly completing and delivering such form with respect to it), then Agent may withhold from any interest payment to such Person an amount equivalent to the applicable withholding tax imposed by Sections 1441 and 1442 of the Code, without reduction. If any Governmental Authority asserts that Agent did not properly withhold any tax or other amount from payments made in respect of such Person, such Person shall indemnify Agent therefore, including all penalties and interest, any taxes imposed by any jurisdiction on the amounts payable to Agent under this Section, and costs and expenses (including Attorney Costs) of Agent. The obligation of the Banks under this Section shall survive the payment of all Obligations and the resignation or replacement of Agent.

9.11 Collateral Matters.

(a) The Agent is authorized on behalf of all the Banks and the Swap Banks, without the necessity of any notice to or further consent from the Banks or the Swap Banks, from time to time to take any action with respect to any Collateral or the Loan Documents which may be necessary to perfect and maintain perfected the security interest in and Liens upon the Collateral granted pursuant to the Loan Documents.

(b) The Banks and the Swap Banks irrevocably authorize the Agent, at its option and in its discretion, to release any Lien granted to or held by the Agent upon any Collateral (i) upon payment in full of all Loans and all other Obligations known to the Agent and payable under this Agreement or any other Loan Document or any Swap Contract; (ii) constituting property sold or to be sold or disposed of as part of or in connection with any Disposition permitted hereunder; (iii) constituting property in which the Co-Borrowers or any Subsidiary owned no interest at the time the Lien was granted or at any time thereafter; (iv) constituting property leased to the Co-Borrowers or any Subsidiary under a lease which has expired or been terminated in a transaction permitted under this Agreement or is about to expire and which has not been, and is not intended by the Co-Borrowers or such Subsidiary to be, renewed or extended; (v) consisting of an instrument evidencing indebtedness or other debt instrument, if the indebtedness evidenced thereby has been paid in full; or (vi) if approved, authorized or ratified in writing by the Banks. Upon request by the Agent at any time, the Banks will confirm in writing the Agent’s authority to release particular types or items of Collateral pursuant to this Subsection 9.11(b); provided, however, that the absence of any such confirmation for whatever reason shall not affect the Agent’s rights under this Section 9.11.

9.12 Monitoring Responsibility. Each Bank will make its own credit decisions hereunder, including the decision whether or not to make advances or consent to the Issuance of Letters of Credit, thus the Agent shall have no duty to monitor the amounts outstanding under sub-lines or the reporting requirements or the contents of reports delivered by the Co-Borrowers. Each Bank assumes the responsibility of keeping itself informed at all times.

9.13 Swap Banks. To the extent any Affiliate of a Bank is a party to a Swap Contract with a Co-Borrower and thereby becomes a beneficiary of the Liens pursuant to the Security Documents or any other Loan Document, such Affiliate of a Bank shall be deemed to appoint the Agent its nominee and agent to act for and on behalf of such Affiliate (and the Agent hereby accepts such nomination and agrees to act as agent for such Affiliate) in connection with the Security Documents and such other Loan Documents and to be bound by the terms of this Article IX.

9.14 Other Agents; Arrangers. None of the Banks or other Persons identified on the facing page or signature pages of this Agreement as a “syndication agent,” as a “documentation agent,” any other type of agent (other than the Agent), “arranger,” or “bookrunner” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Banks as such. Without limiting the foregoing, none of the Banks so identified shall have or be deemed to have any fiduciary relationship with any Bank. Each Bank acknowledges that it has not relied, and will not rely, on any of the Banks so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

ARTICLE 10

MISCELLANEOUS

10.01 Amendments and Waivers. Except as otherwise provided in this Agreement, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by the Co-Borrowers or any other Loan Party therefrom, shall be effective unless in writing and signed by the Majority Banks and the Co-Borrowers and acknowledged by the Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that:

(a) no amendment, waiver or consent shall, unless in writing and signed by all of the Banks, do any of the following at any time:

(i) waive any of the conditions specified in Section 5.01 or Section 5.02;

(ii) release any Guarantor, except a Guarantor that has ceased to be a Subsidiary of a Co-Borrower in a transaction permitted under this Agreement or release all or substantially all of the Collateral in any transaction or series of related transactions, except such releases relating to sales of property permitted under Section 9.11;

(iii) change any provision of this Section or the definition of “Majority Banks” or any other provision hereof specifying the number or percentage of Banks required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder;

(iv) amend, modify or waive the definitions of “L/C Sub-limit Caps,” “Pro Rata Share,” “Total Available Revolving Commitments,” “Revolving Pro Rata Adjusted Percentage” or any provision of this Agreement relating to the pro rata treatment of the Banks;

(v) consent to the assignment or transfer by any Co-Borrower of any of its rights and obligations under this Agreement and the other Loan Documents;

(vi) amend, modify or waive any provisions of the Intercreditor Agreement; or

(vii) amend Section 2.15;

(b) no amendment, waiver or consent shall, unless in writing and signed by the Majority Banks and each Bank affected by such amendment, waiver or consent:

(i) increase the Revolving Commitment of such Bank (or reinstate any commitment terminated pursuant to Section 8.02); or

(ii) change the order of application of any prepayment set forth in Section 2.07;

(iii) reduce, forgive or waive the principal of, or interest on, the Loans or any fees or other amounts payable hereunder to such Bank; or

(iv) postpone, waive or otherwise defer any date scheduled for any payment of principal of or interest on the Loans or any fees or other amounts payable to such Bank;

and provided, further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Issuing Bank in addition to the Banks required above and each of the Co-Borrowers, affect the rights or duties of the Issuing Bank under this Agreement or any L/C-Related Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Bank in addition to the Banks required above and each of the Co-Borrowers, affect the rights or duties of the Swing Line Bank under this Agreement or any other Loan Document; and (iii) no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Banks required above and each of the Co-Borrowers, affect the rights or duties of the Agent under this Agreement or any other Loan Document.

10.02 Notices.

(a) All notices, requests and other communications to any party hereunder shall be in writing (including prepaid overnight courier, facsimile transmission, e-mail, electronic submissions or similar writing) and shall be given to such party at its address, facsimile number or e-mail address set forth on the signature pages hereof (or, in the case of a Bank, in its administrative questionnaire provided by each such Bank to Agent, and Agent shall promptly provide such address to Co-Borrowers) or at such other address, facsimile number or e-mail address as such party may hereafter specify for the purpose by notice to Agent and Co-Borrowers; provided, that notices, requests or other communications shall be permitted by e-mail or other electronic submissions only in accordance with the provisions of Section 10.2(b). Each such notice, request or other communication shall be effective (i) if given by facsimile, when such notice is transmitted to the facsimile number specified by this Section and the sender receives a confirmation of transmission from the sending facsimile machine, (ii) if given by e-mail or other electronic submissions, as set forth in Section 10.2(c) or (iii) if given by mail, prepaid overnight courier or any other means, when received at the applicable address specified by this Section; provided, that notices pursuant to Articles II or III shall not be effective until actually received by the Banks.

(b) Notices and other communications to the parties hereto may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites); provided, that (i) the foregoing shall not apply to notices sent directly to any party hereto if such party has notified Agent that it has elected not to receive notices by electronic communication and (ii) no Notices of Borrowing or any notices regarding request for advances hereunder shall be permitted to be delivered or furnished by Co-Borrowers by electronic communication unless made in accordance with specific procedures approved from time to time by Agent.

(c) Unless Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgment), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided, that if any such notice or other communication is not sent or posted during normal business hours, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day.

(d) Any agreement of the Banks herein to receive certain notices by telephone or facsimile is solely for the convenience and at the request of the Co-Borrowers. The Banks shall be entitled to rely on the authority of any Person purporting to be a Person authorized by the Co-Borrowers to give such notice and the Banks shall not have any liability to the Co-Borrowers or other Person on account of any action taken or not taken by the Banks in reliance upon such telephonic or facsimile notice. The obligation of the Co-Borrowers to repay the Loans and L/C Obligations shall not be affected in any way or to any extent by any failure by the Banks to receive written confirmation of any telephonic or facsimile notice or the receipt by the Banks of a confirmation which is at variance with the terms understood by the Banks to be contained in the telephonic or facsimile notice.

(e) Co-Borrowers hereby acknowledge that (a) Agent will make available to the Banks and the Issuing Banks materials and/or information provided by or on behalf of Co-Borrowers hereunder (collectively, “Borrower Materials”) by posting within a reasonable time after receipt from the Co-Borrowers such Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) (or, to the extent Borrower Materials are not timely delivered to Agent, that such Borrower Materials have not yet been received by Agent) and (b) certain of the Banks (each, a “Public Bank”) may have personnel who do not wish to receive material non-public information with respect to Co-Borrowers or their Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. Co-Borrowers hereby agree that (c) all Borrower Materials that are to be made available to Public Banks, which are deemed by Co-Borrowers to be materials available to be released to the public, shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (d) by marking Borrower Materials “PUBLIC,” Co-Borrowers shall be deemed to have authorized Agent, the Issuing Banks and the Banks to treat such Borrower Materials as not containing any material non-public information with respect to Borrower or its securities for purposes of United States Federal and state securities laws; (e) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (f) Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information”.

(f) THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF BORROWER MATERIALS (AS DEFINED BELOW) OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH BORROWER MATERIALS OR THE PLATFORM. To the fullest extent permitted by applicable law, in no event shall Agent or any of its Affiliates or their respective partners, directors, officers, employees, agents, trustees or advisors (collectively, the “Agent Parties”) have any liability to Co-Borrowers, any Bank, Issuing Bank or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Co-Borrower’s or Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of an Agent Party; provided, however, that in no event shall any Agent Party have any liability to any Co-Borrower, any Bank, the Issuing Banks or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages) arising out of any such transmission.

10.03 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Agent, any Issuing Bank, the Swing Line Bank or any Bank, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

10.04 Costs and Expenses. The Co-Borrowers shall:

(a) Whether or not the transactions contemplated hereby are consummated, pay or reimburse Agent within five (5) Business Days after demand for all costs and expenses incurred by Agent in connection with the development, preparation, delivery, administration and execution of, and any amendment, supplement, waiver or modification to (in each case, whether or not consummated), this Agreement, any Loan Document or any other documents prepared in connection herewith or therewith, and the consummation of the transactions contemplated hereby and thereby, including reasonable Attorney Costs in an amount agreed to between the Co-Borrowers and Agent, and costs of commercial finance examinations, incurred by Agent; and

(b) Pay or reimburse the Agent, the Issuing Banks, the Swing Line Bank and the Banks within five (5) Business Days after demand for all costs and expenses (including Attorney Costs) incurred by it in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Agreement or any other Loan Document during the existence of an Event of Default or after acceleration of the Loans (including in connection with any “workout” or restructuring regarding the Loans, and including in any Insolvency Proceeding or appellate proceeding).

(c) The agreements in this Section shall survive payments of all other Obligations.

10.05 Indemnity. Whether not the transactions contemplated hereby are consummated, the Co-Borrowers, jointly and severally, shall indemnify and hold the Agent, the Banks, the Issuing Banks, the Swing Line Bank, and each of their Affiliates, officers, directors, employees, counsel, agents and attorneys-in-fact harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, charges, expenses and disbursements (including Attorney Costs) of any kind or nature whatsoever which may at any time (including at any time following repayment of the Loans and the termination of the Letters of Credit) be imposed on, incurred by or asserted against any such Person in any way relating to or arising out of this Agreement or any document contemplated by or referred to herein, or the transactions contemplated hereby, or any action taken or omitted by any such Person under or in connection with any of the foregoing, including with respect to any investigation, litigation or proceeding (including any Insolvency Proceeding or appellate proceeding) related to or arising out of this Agreement or the Loans or Letters of Credit or the use of the proceeds thereof; provided, however, that the Co-Borrowers shall have no obligation hereunder to any such indemnified Person with respect to any of the foregoing indemnified liabilities found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted solely from the gross negligence or willful misconduct of such indemnified Person. The agreements in this Section shall survive payment of all Obligations.

10.06 Joint and Several Liability of the Co-Borrowers.

(a) Each Co-Borrower states and acknowledges that: (i) pursuant to this Agreement, the Co-Borrowers desire to utilize their borrowing potential on a combined basis to the same extent possible if they were merged into a single corporate entity; (ii) each Co-Borrower has determined that it will benefit specifically and materially from the advances of credit contemplated by this Agreement; (iii) it is both a condition precedent to the obligations of the Agent and the Banks hereunder and a desire of each Co-Borrower that each Co-Borrower execute and deliver to the Agent and the Banks this Agreement; and (iv) each Co-Borrower has requested and bargained for the structure and terms of and security for the Credit Extensions contemplated by this Agreement. The general partner or managing member, as applicable, of each Co-Borrower has determined that such Co-Borrower’s execution, delivery and performance of this Agreement may reasonably be expected to directly or indirectly benefit such Co-Borrower and is in the best interests of such Co-Borrower.

(b) Each Co-Borrower hereby irrevocably and unconditionally: (i) agrees that it is jointly and severally liable to the Agent, each Issuing Bank, the Swing Line Bank and the Banks for the full and prompt payment and performance of the obligations of each Co-Borrower under this Agreement that may specify that a particular Co-Borrower is responsible for a given payment or performance; (ii) agrees to fully and promptly perform all of its obligations hereunder with respect to each advance of credit hereunder as if such advance had been made directly to it; and (iii) agrees as a primary obligation to indemnify the Agent, each Issuing Bank, the Swing Line Bank and each Bank, on demand, for and against any loss incurred by the Agent, any Issuing Bank, the Swing Line Bank or any Bank as a result of any of the Obligations of any Co-Borrower being or becoming void, voidable, unenforceable or ineffective for any reason whatsoever, whether or not known to such Co-Borrower or any Person, the amount of such loss being the amount which the Agent, the Issuing Banks, the Swing Line Bank or the Banks (or any of them) would otherwise have been entitled to recover from the Co-Borrowers.

(c) The direct or indirect value of the consideration received and to be received by any Co-Borrower in connection herewith is reasonably worth at least as much as the liability and obligations of each such Co-Borrower hereunder and the incurrence of such liability and Obligations in return for such consideration may reasonably be expected to benefit such Co-Borrower, directly or indirectly.

10.07 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Co-Borrowers may not assign or transfer any of their rights or Obligations under this Agreement without the written consent of the Banks.

(b) The Agent, acting solely for this purpose as an agent of the Co-Borrowers, shall maintain a register for the recordation of the names and addresses of the Banks, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Bank pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and each Co-Borrower, the Agent and the Banks shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Bank hereunder for all purposes of this Agreement.

(c) Notwithstanding anything to the contrary contained herein, (i) if at any time the Swing Line Bank and/or any Issuing Bank assigns all of its Loans pursuant to Section 10.08, then the Swing Line Bank and/or such Issuing Bank, as applicable, shall, upon 30 days’ notice to the Co-Borrowers and the Banks, and (ii) the Swing Line Bank and any Issuing Bank may, upon 30 days’ prior written notice to the Co-Borrowers and the Banks, resign as an Issuing Bank and/or Swing Line Bank, as applicable. In the event of any such resignation as an Issuing Bank or Swing Line Bank, as applicable, the Co-Borrowers shall be entitled to appoint from among the Banks a successor Issuing Bank or Swing Line Bank, as applicable, to such Issuing Bank or Swing Line Bank, as applicable, hereunder; provided, however, that no failure by the Co-Borrowers to appoint any such successor shall affect the resignation of the Swing Line Bank and/or such Issuing Bank, as applicable. The Swing Line Bank and such Issuing Bank shall retain all the rights and obligations of an Issuing Bank or Swing Line Bank, as applicable, hereunder with respect to (i) all Letters of Credit or Swing Line Loans, as applicable, outstanding as of the effective date of each of their respective resignations as an Issuing Bank or Swing Line Bank, as applicable, (ii) all L/C Obligations with respect to such Letters of Credit (including the right to require the Banks to make Loans or fund participations in L/C Obligations pursuant to Section 3.03) and (iii) all Obligations with respect to such Swing Line Loans (including the right to require the Banks to make Loans or fund participations in Swing Line Loans pursuant to Section 2.01(b)).

10.08 Assignments, Participants, etc.

(a) Each Bank, at any time, may, subject to the consent of the Agent, each Issuing Bank and the Swing Line Bank, and, so long as no Event of Default has occurred and is continuing, the Co-Borrowers, such consent not to be unreasonably withheld, assign and delegate all, or any ratable part of all, of the rights and obligations of such Bank hereunder to one or more Eligible Assignees; provided, however, that the consent of the Co-Borrowers shall not be required with respect to an assignment from a Bank to one or more of its Affiliates or with respect to the assignment from one Bank to another Bank; provided, further, that (i) any such disposition shall not, without the prior consent of the Co-Borrowers, require the Co-Borrowers to apply to register or qualify the Loans or any Note under the securities laws of any state, (ii) Co-Borrowers and the Agent may continue to deal solely and directly with such Bank in connection with the interest so assigned to an Eligible Assignee until (x) written notice of such assignment, together with payment instructions, addresses and related information with respect to the Eligible Assignee, shall have been given to the Co-Borrowers and the Agent by such Bank and the Eligible Assignee; (y) such Bank and its Eligible Assignee shall have delivered to the Co-Borrowers and the Agent an Assignment and Assumption (“Assignment and Assumption”) in form attached hereto as Exhibit G, together with any Note or Notes subject to such assignment; and (z) the assignor Bank or Eligible Assignee has paid to the Agent a processing fee in the amount of $3,500 (other than in the case of an assignment to an Affiliate of the assigning Bank) and (iii) each such assignment to an Eligible Assignee (other than any Bank) shall be in an aggregate principal amount of $5,000,000 or a whole multiple in excess thereof (other than in the case of (A) an assignment of all of a Bank’s interests under this Agreement or (B) an assignment to an Affiliate of the assigning Bank), and provided, further, that such an assignment may not be made to any Co-Borrower or an Affiliate thereof.

(b) From and after the date that a Bank gives such notice to the Co-Borrowers, (i) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to an Assignment and Assumption agreement, shall have the rights and obligations of a Bank under the Loan Documents, and (ii) the assignor Bank shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under the Loan Documents.

(c) The Co-Borrowers shall execute and deliver new Notes evidencing such assignee’s assigned Loans and the Commitment, and, if the assignor Bank has retained a portion of its Loans and the Commitment, replacement Notes in the principal amount of the Loans and the Commitment retained by the assignor Bank (such Notes to be in exchange for, but not in payment of, the Notes held by the Bank). Upon receipt by the applicable Banks of the new Notes, the applicable Banks shall promptly deliver the original Notes to the Co-Borrowers. This Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the assignee and the resulting adjustment of the Commitment arising therefrom. The Commitment allocated to each assignee shall reduce such Commitment of the assigning Bank pro tanto.

(d) Each Bank may at any time sell to one or more commercial banks or other Persons not Affiliates of the Co-Borrowers (each, a “Participant”) participating interests in any

Loans and the Commitment of such Bank and the other interests of such Bank (the “Originating Bank”) hereunder and under the other Loan Documents; provided, however, that the Co-Borrowers shall continue to deal solely and directly with the Originating Bank in connection with the Originating Bank’s rights and obligations under this Agreement and the other Loan Documents.

Any agreement or instrument pursuant to which a Originating Bank sells such a participation shall provide that such Originating Bank shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Originating Bank will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Section 10.01(a) or (b) that affects such Participant. Each Co-Borrower agrees that each Participant shall be entitled to the benefits of Sections 4.01, 4.02 and 4.03 (subject to the requirements and limitations therein) to the same extent as if it were a Bank and had acquired its interest by assignment pursuant to paragraph (a) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 10.16 as if it were an assignee under paragraph (a) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 4.01 or 4.02, with respect to any participation, than its Originating Bank would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a change in Requirements of Law that occurs after the Participant acquired the applicable participation. Each Bank that sells a participation agrees, at the Co-Borrowers’ request, to use reasonable efforts to cooperate with the Co-Borrowers to effectuate the provisions of Section 10.16 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.09 as though it were a Bank; provided that such Participant agrees to be subject to Section 2.16 as though it were a Bank. Each Originating Bank shall, acting solely for this purpose as an agent of the Co-Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Bank shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Bank shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.

(e) Each Bank agrees to take normal and reasonable precautions and exercise due care to maintain the confidentiality of all information identified as “confidential” or “secret” by the Co-Borrowers and provided to it by the Co-Borrowers under this Agreement or any other Loan Document, and neither it nor any of its Affiliates shall use any such information other than in connection with or in enforcement of this Agreement and the other Loan Documents; except to the extent such information (i) was or becomes generally available to the public other than as a result of disclosure by such Bank or any of its representatives, (ii) was or becomes available on a non-confidential basis from a source other than the Co-Borrowers, provided that such source is not bound by a confidentiality agreement with the Co-Borrowers known to such Bank, or (iii) any information internally developed by a Bank or its employees without the use of confidential or secret information furnished by any of the Co-Borrowers; provided, however, that each Bank may disclose such information (A) at the request or pursuant to any requirement of any Governmental Authority to which such Bank is subject or in connection with an examination of such Bank by any such authority; (B) pursuant to subpoena or other court process; (C) when required to do so in accordance with the provisions of any applicable Requirement of Law; (D) to the extent reasonably required in connection with any litigation or proceeding to which such Bank or its Affiliates may be party; (E) to the extent reasonably required in connection with the exercise of any remedy hereunder or under any other Loan Document; (F) to such Bank’s independent auditors and other professional advisors; (G) to any Affiliate of such Bank and to the Bank’s and such Affiliates’ respective officers, directors, employees, agents, consultants and counsel, for whom such Bank shall be responsible, or to any participant or assignee, actual or potential, any actual or prospective counterparty (or its advisors) to any securitization, swap or derivative transaction relating to the Co-Borrowers, their Subsidiaries and the Obligations; provided, however, that such Affiliate, participant or assignee agrees to keep such information confidential to the same extent required of such Bank hereunder, (H) to any credit insurer or reinsurer and (I) as expressly permitted under the terms of any other document or agreement regarding confidentiality to which the Co-Borrowers are party or are deemed party with such Bank.

(f) Notwithstanding any other provision in this Agreement, any Bank may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Bank, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Bank from any of its obligations hereunder or substitute any such pledgee or assignee for such Bank as a party hereto.

10.09 Set-off. In addition to any rights and remedies of the Banks provided by law, if an Event of Default exists, the Agent, the Issuing Bank and the Banks are authorized at any time and from time to time, without prior notice to the Co-Borrowers, any such notice being waived by the Co-Borrowers to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, the Agent, the Issuing Bank and the Banks to or for the credit or the account of the Co-Borrowers against any and all Obligations owing to the Agent, the Issuing Bank and the Banks, now or hereafter existing, irrespective of whether or not the Agent, the Issuing Bank or the Banks shall have made demand under this Agreement or any Loan Document and although such Obligations may be contingent or unmatured. The Agent, the Issuing Bank and the Banks agree promptly to notify the Co-Borrowers after any such set-off and application made by the Agent, the Issuing Bank or the Banks; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

10.10 Counterparts. This Agreement may be executed in any number of separate counterparts, each of which, when so executed, shall be deemed an original, and all of said counterparts taken together shall be deemed to constitute but one and the same instrument.

10.11 Automatic Debit. With respect to any commitment, fee, arrangement fee, letter of credit fee or other fee, or any other cost or expense (including Attorney Costs) due and payable to the Agent (other than any such fee or other cost or expense which the Co-Borrowers have disputed in a writing delivered to the Agent prior to such debit), the Issuing Banks, the Swing Line Bank or the Banks under the Loan Documents, the Co-Borrowers hereby irrevocably authorize the Agent to debit any deposit account of Co-Borrowers with the Agent in an amount such that the aggregate amount debited from all such deposit accounts does not exceed such fee or other cost or expense. If there are insufficient funds in such deposit accounts to cover the amount of the fee or the cost or expense then due, such debits will be reversed (in whole or in part, in Agent’s sole discretion) and such amount not debited shall be deemed to be unpaid. No such debit under this Section shall be deemed a set-off.

10.12 Bank Blocked Account Charges and Procedures. Agent is hereby authorized to charge any deposit account of the Co-Borrowers or any of them maintained at Agent for any fee, cost or expense (including Attorney Costs) due and payable to the Banks under the Loan Documents. If the available balances in such deposit accounts are not sufficient to compensate the Banks for any such charges or fees due the Banks, the Co-Borrowers agree to pay on demand the amount due the Banks. Each of the Co-Borrowers agrees that it will not permit the Bank Blocked Accounts to become subject to any other pledge, assignment, Lien, charge or encumbrance of any kind, nature or description, other than the Banks’ security interest or any Lien the bank where such Bank Blocked Accounts are held may have.

10.13 Severability. The illegality or unenforceability of any provision of this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder.

10.14 No Third Parties Benefited. This Agreement is made and entered into for the sole protection and legal benefit of the Co-Borrowers and the Banks and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents.

10.15 Acknowledgments. The Co-Borrowers hereby acknowledge that:

(a) they have been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b) the Agent, the Issuing Bank and the Banks have no fiduciary relationship with or duty to any Co-Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Agent, the Issuing Bank and the Banks on the one hand and the Co-Borrowers on the other hand, in connection herewith or therewith is solely that of debtors and creditor; and

(c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Agent, the Issuing Bank, the Banks and the Co-Borrowers.

10.16 Replacement of Banks. If any Bank requests compensation under Section 4.02, or if any Co-Borrower is required to pay any additional amount to any Bank or any Governmental Authority for the account of any Bank pursuant to Section 4.01, or in connection with any proposed amendment, modification, termination, waiver or consent with respect to any of the provisions hereof as contemplated by Section 10.01, the consent of the Majority Banks shall have been obtained but the consent of one or more of such other Banks whose consent is required shall not have been obtained, or with respect to any Bank during such time as such Bank is a Defaulting Bank, then the Co-Borrowers may, at their sole expense and effort, upon notice to such Bank and the Agent, require such Bank to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.08), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Bank, if a Bank accepts such assignment), provided that:

(a) Such Bank shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 4.03) from the assignee (to the extent of such outstanding principal and accrued interest and fees);

(b) in the case of any such assignment resulting from a claim for compensation under Section 4.02 or payments required to be made pursuant to Section 4.01, such assignment will result in a reduction in such compensation or payments thereafter; and

(c) such assignment does not conflict with applicable Laws.

A Bank shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Bank or otherwise, the circumstances entitling a Co-Borrower to require such assignment and delegation cease to apply.

10.17 GOVERNING LAW AND JURISDICTION.

(a) THIS AGREEMENT AND THE NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW (WITHOUT REFERENCE TO PRINCIPLES OF CONFLICTS OF LAWS OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW) OF THE STATE OF NEW YORK; PROVIDED, HOWEVER, THAT THE BANKS SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

(b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK; OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE CO-BORROWERS AND THE BANKS CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THOSE COURTS. THE CO-BORROWERS AND THE BANKS EACH IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE

LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS AGREEMENT OR ANY DOCUMENT RELATED HERETO. THE CO-BORROWERS HEREBY WAIVE PERSONAL SERVICE OF ANY AND ALL PROCESS UPON THE CO-BORROWERS AND IRREVOCABLY APPOINTS CT CORPORATION SYSTEM, 111 EIGHTH AVENUE, NEW YORK, NEW YORK 10011, AS REGISTERED AGENT FOR THE PURPOSE OF ACCEPTING SERVICE OF PROCESS WITHIN THE STATE OF NEW YORK AND AGREE TO OBTAIN A LETTER FROM CT CORPORATION ACKNOWLEDGING SAME AND CONTAINING THE AGREEMENT OF CT CORPORATION TO PROVIDE THE BANKS WITH THIRTY (30) DAYS ADVANCE NOTICE PRIOR TO ANY RESIGNATION OF CT CORPORATION SYSTEM AS SUCH REGISTERED AGENT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

10.18 WAIVER OF JURY TRIAL. THE PARTIES HERETO EACH WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR ANY PARTICIPANT OR ASSIGNEE, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE. THE PARTIES HERETO EACH AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS OR ANY PROVISION HEREOF OR THEREOF, THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

10.19 ENTIRE AGREEMENT. THIS AGREEMENT, TOGETHER WITH THE OTHER LOAN DOCUMENTS, EMBODIES THE ENTIRE AGREEMENT AND UNDERSTANDING AMONG THE PARTIES HERETO, AND SUPERCEDES ALL PRIOR OR CONTEMPORANEOUS AGREEMENTS AND UNDERSTANDINGS OF SUCH PERSONS, VERBAL OR WRITTEN, RELATING TO THE SUBJECT MATTER HEREOF AND THEREOF.

10.20 Intercreditor Agreement. Each Bank hereby agrees that it shall take no action to terminate its obligations under the Intercreditor Agreement and will otherwise be bound by and take no actions contrary to the Intercreditor Agreement.

10.21 USA Patriot Act Notice. Each Bank and the Agent (for itself and not on behalf of any Bank) hereby notifies each Co-Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies each Co-Borrower, which information includes the name and address of each Co-Borrower and other information that will allow such Bank or the Agent, as applicable, to identify each Co-Borrower in accordance with the Patriot Act. Each Co-Borrower shall, and shall cause each of its Subsidiaries to, provide, to the extent commercially reasonably, such information and take such actions as are reasonably requested by each Bank and the Agent to maintain compliance with the Patriot Act.

10.22 Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under the Loan Documents in respect of CEA Swap Obligations, if any (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section, or otherwise under any Loan Document, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). Each Qualified ECP Guarantor intends that this Section constitute, and this Section shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

[remainder of page intentionally left blank; signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

MARLIN MIDSTREAM PARTNERS, LP
a Delaware limited partnership

By:	Marlin Midstream GP, LLC,
its general partner

By:	/s/ W. Keith Maxwell III
Name:	W. Keith Maxwell III
Title:	Chief Executive Officer

MARLIN MIDSTREAM, LLC, a Texas limited liability company

By:	/s/ W. Keith Maxwell III
Name:	W. Keith Maxwell III
Title:	Chief Executive Officer

MARLIN LOGISTICS, LLC, a Texas limited liability company

By:	/s/ W. Keith Maxwell III
Name:	W. Keith Maxwell III
Title:	Chief Executive Officer

Signature Page to Credit Agreement

Marlin Midstream Partners, LP, et al.

AGENT: SOCIÉTÉ GÉNÉRALE, as Administrative Agent

By:	/s/ Emmanuel Chesneau
Name:	Emmanuel Chesneau
Title:	Managing Director

By:	/s/ R. Corey Hingson
Name:	R. Corey Hingson
Title:	Director

BANKS:

SOCIÉTÉ GÉNÉRALE, as an Issuing Bank, Swing Line Bank and a Bank

By:	/s/ Emmanuel Chesneau
Name:	Emmanuel Chesneau
Title:	Managing Director

By:	/s/ R. Corey Hingson
Name:	R. Corey Hingson
Title:	Director

Signature Page to Credit Agreement

Marlin Midstream Partners, LP, et al.